Exhibit 2.1

Execution version

SHARE PURCHASE AGREEMENT

Between

BLADE URBAN AIR MOBILITY, INC.

as Purchaser

And

EOLA

SCP ABC

SCP JKL

SCP XYZ

Mr. John ELKANN

as Sellers

And

Mr. Marco CASIRAGHI

Mr. Pierre CASIRAGHI

Mr. Andrea CASIRAGHI

And

MONACAIR

HÉLI SÉCURITÉ

as Companies

Dated as of 18 May 2022

1

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2

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is made on 18 May 2022, by and between:

(1)	Blade Urban Air Mobility, Inc., a Delaware corporation located at 499 E. 34th Street, New York, NY 10016 (“Blade”),

Blade hereinafter referred to as the “Purchaser”,

On the one hand,

And

(2)	EOLA, a société à responsabilité limitée organized under the Laws of Monaco, whose registered office is at 2, rue de la Lüjerneta, 98000 Monaco, Principauté de Monaco, registered with the Trade and Industry Repertoire of Monaco under number 15S06696, represented by Damien Mazaudier, duly authorized for the purpose hereof (“EOLA”).

(3)	SCP ABC, a Société Civile Particulière organized under the Laws of Monaco, whose registered office is at “Roc Fleuri” – 1, Rue du Ténao, Monaco, Principauté de Monaco, registered with the Trade and Industry Repertoire of Monaco under number 09SC13997, represented by Mr. Pierre Casiraghi, duly authorized for the purpose hereof (“SCP ABC”);

(4)	SCP JKL, a Société Civile Particulière organized under the Laws of Monaco, whose registered office is at “Roc Fleuri” – 1, Rue du Ténao, Monaco, Principauté de Monaco, registered with the Trade and Industry Repertoire of Monaco under number 09SC13998, represented by Mr. Andréa Casiraghi, duly authorized for the purpose hereof (“SCP JKL”);

(5)	SCP XYZ, a Société Civile Particulière organized under the Laws of Monaco, whose registered office is at 2, Rue de la Lüjerneta – Athos Palace, 98000 Monaco, Principauté de Monaco, registered with the Trade and Industry Repertoire of Monaco under number 16SC17850, represented by Mr. Marco Casiraghi, duly authorized for the purpose hereof (“SCP XYZ”);

(6)	Mr. John Elkann, [•];

On the second hand,

Each of the persons listed in (2) through (6) above being together hereinafter referred to as the “Sellers” or, separately, a “Seller”,

And

(7)	Mr. Marco Casiraghi, [•];

(8)	Mr. Pierre Casiraghi, [•];

(9)	Mr. Andrea Casiraghi, [•];

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On the THIRD hand,

The persons mentioned in (7) to (9) above being together hereinafter referred to as the “SCP Founders” and, together with Mr. John Elkann, being collectively referred to as the “EOLA Shareholders”, the EOLA Shareholders acting severally but not jointly (conjointement mais non solidairement) for the purpose of this Agreement.

The Sellers and the Purchaser being together hereinafter referred to as the “Parties” or, separately, a “Party”;

In the presence of :

(10)	Monacair S.A.M., a Monegasque société anonyme whose registered office is located avenue des Ligures, Héliport de Monaco, Principauté de Monaco, registered with the Trade and Industry Repertoire of Monaco under number 87S02334 (“Monacair”);

(11)	Héli Sécurité, a French société par actions simplifiée whose registered office is located 195 avenue de l'Héliport, 83310 Grimaud, France, registered with the Trade and Companies Register of Fréjus under number 411 643 703 (“Héli Sécurité”),

Monacair and Héli Sécurité hereinafter referred to as the “Companies” or, separately, a “Company”.

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PREAMBLE

(A)	On the date hereof, the Sellers own together, on a fully-diluted basis, 100 % of the share capital and voting rights of each of Monacair and Héli Sécurité, which operate scheduled and on demand transportation services, from and around Monaco for Monacair and in the south-east of France and the Alpes for Héli Sécurité, together with helicopter management services for owners and maintenance, as detailed in the shareholding allocation set forth in Exhibit (A).

(B)	Blade, a Delaware company, operates as an air charter broker and not as a direct air carrier or foreign air carrier, as those terms are defined in 14 C.F.R. §295.5 of the United States Department of Transportation Regulations and is engaged in the business of providing a proprietary online platform for passenger flight booking, marketing and arranging flights operated by licensed air carriers.

(C)	Following the completion of legal, finance and tax due diligences on Azur Hélicoptère, a French société par action simplifiée whose registered office is located at Hangar n°10 bis Aéroport de Cannes-Mandelieu, 06150 Cannes La Bocca, registered with the Trade and Companies Register of Cannes under number 434 456 398 (“Azur”) conducted with the assistance of their professional advisors, EOLA, shall enter on or around the date hereof into a share purchase agreement relating to the acquisition, subject to certain conditions precedent, of all the shares and voting rights of Azur (the “Azur Acquisition”).

(D)	Blade and EOLA have entered into discussions in order to set forth the terms and conditions of a collaboration pursuant to which Blade and its Affiliate would become the exclusive air charter broker and/or reseller of the transportation services operated and provided by Monacair, Héli Sécurité and Azur on agreed territories and operate the Utilized Heliports through the conclusion of an aircraft operating agreement substantially in the terms of the draft attached in Exhibit (D) (the “AOA” and, collectively with the Acquisition and the Azur Acquisition (as such terms are defined below), the “Overall Transaction”). Further to such discussions, the separation of the commercial and operational activities of the Companies and Azur have been contemplated by the Sellers in the context of the Overall Transaction.

(E)	To implement such separation, subject to paragraph (F) below, the Sellers have decided that they will proceed with (i) a legal spin-off (scission) whereby Monacair will be dissolved and transfer (x) all of its distribution and commercial activities, assets and resources to a new Monegasque corporation in the form of a société à responsabilité limitée - Sàrl. (“Monacair Activités Commerciales”) and (y) all of its operational activities, assets and resources to another new Monegasque corporation in the form of a S.A.M, (“Monacair Transporteur”) (the “Monacair Spin-Off”), (ii) a legal spin-off (scission) whereby Héli Sécurité will be dissolved and transfer (x) all of its distribution and commercial activities, assets and resources to a new French corporation in the form of a société par actions simplifiée (“Héli Sécurité Activités Commerciales”) and (y) all of its operational activities, assets and resources to another new French corporation in the form of a société par actions simplifiée, (“Héli Sécurité Transporteur”) (the “Héli Sécurité Spin-Off”) and (iii) a legal spin-off (scission) whereby Azur will be dissolved and transfer (x) all of its distribution and commercial activities, assets and resources to a new French corporation in the form of a société par actions simplifiée (“Azur Activités Commerciales” and, together with Monacair Activités Commerciales and Héli Sécurité Activités Commerciales, the “Target Companies”) and (y) all of its operational activities, assets and resources to another new French corporation in the form of a société par actions simplifiée, (“Azur Transporteur” and, together with Monacair Transporteur and Héli Sécurité Transporteur, the “Air Carriers”) (the “Azur Spin-Off”), to be carried out in view of the Overall Transaction prior to Closing by the Sellers with the assistance of their professional advisors (the “Pre-Closing Reorganization”).

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(F)	The Parties acknowledge that the Sellers may carry out Pre-Closing Reorganization through a legal mechanism other than a spin-off (scission) described under paragraph (E) above, subject to a prior information of the Purchaser of (i) the mechanism chosen, (ii) the precise modalities of the implementation of such mechanism, (iii) the exact list of assets to be transferred to Héli Sécurité Activités Commerciales, Azur Activités Commerciales, and Monacair Activités Commerciales (which shall all be set forth in the Target Companies Carve-Out Documents Notice) and provided that such retained mechanism does not result in any transfer of present or future liabilities to the Purchaser or any of the Target Companies and that the Representations and Warranties of the Sellers pursuant to Article 7 and the Pre-Closing Covenants of Article 3 remain applicable. It is specified that such mechanism should result in the same contemplated split of the distribution activities and commercial activities of the Companies and Azur into separate entities, the relevant transactions still being referred to as the Monacair Spin-Off, the Héli-Sécurité Spin-Off and the Azur Spin-Off and, together, the Pre-Closing Reorganization, no matter the actual legal mechanism to be elected by the Sellers. It is specified and agreed that any and all references herein to Héli Sécurité Activités Commerciales, Azur Activités Commerciales, and Monacair Activités Commerciales, as the case may be, shall be deemed references to the Target Companies resulting from the contemplated split of (x) the distribution and commercialization activities from (y) the operational activities (transportation, management services for owners and maintenance) of the Companies and Azur into separate entities, no matter the actual or final commercial name of such entities. It is specified and agreed that any and all references herein to Héli Sécurité Transporteur, Azur Transporteur, and Monacair Transporteur (or any references made to the Air Carriers collectively), as the case may be, shall be deemed references to Héli Sécurité, Azur and Monacair respectively should the contemplated split of (x) the distribution and commercialization activities from (y) the operational activities (transportation, management services for owners and maintenance) of the Companies and Azur into separate entities be made through a legal process which does not lead to the winding-up of the Companies and/or Azur respectively nor to the transfer of their operational activities to new entities.

(G)	Following the Pre-Closing Reorganization, the Sellers will hold together, on a fully-diluted basis, 100% of the share capital and voting rights of (i) Monacair Activités Commerciales (the “Monacair Activités Commerciales Shares”), (ii) Héli Sécurité Activités Commerciales (the “Héli Sécurité Activités Commerciales Shares”) and (iii) Azur Activités Commerciales (the “Azur Activités Commerciales Shares” and, together with the Monacair Activités Commerciales Shares and the Héli Sécurité Activités Commerciales Shares, the “Shares”) as detailed in Exhibit (G). It is specified and agreed that any and all references herein to the Sellers shall be deemed references to EOLA should the contemplated split of (x) the distribution and commercialization activities from (y) the operational activities (transportation, management services for owners and maintenance) of the Companies and Azur into separate entities be made through a legal process which would lead to EOLA holding, on a fully-diluted basis, 100% of the Shares.

(H)	In order to allow the Purchaser to carry out a legal and financial audit of Monacair and Héli Sécurité, the Sellers have opened the Data Room in which it assembled information and documents relating to Monacair and Héli Sécurité and answered to questions raised by the Purchaser and their advisors.

(I)	It has been agreed that, prior to Closing, Blade shall set up a French société par actions simplifiée (“Blade Europe”) in order to manage the exclusive rights to be granted to Blade Europe and its Affiliates to become the air charter broker and/or reseller of the transportation services to be operated and provided by the Air Carriers in specific territories pursuant to the terms and conditions of the AOA to be entered into between Blade, Blade Europe, the Air Carriers and EOLA on the Closing Date at the latest.

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(J)	In connection with and in consideration for the exclusive rights granted to Blade pursuant to the Overall Transaction, the Parties have entered into the present share purchase agreement in order to set forth the terms and conditions of the acquisition of all of the Shares by the Purchaser (the “Acquisition”).

(K)	Blade Europe shall be substituted for Blade for the purposes of the Acquisition contemplated hereby, in accordance with the provisions of Article 11.8.2 below. Once such substitution shall have taken place, any reference to the Purchaser in this Agreement shall be deemed to refer to Blade Europe, while references to Blade shall continue to refer to the Blade entity described in paragraph (1) of the recitals.

(L)	In accordance with article 1112-1 of the French civil Code (Code civil), the Sellers have not intentionally withheld or omitted to disclose to the Purchaser any information that would be material to a reasonable purchaser’s decision to purchase the Companies or carry out the Overall Transaction.

(M)	A French language short form of this Agreement, to be filed with the Monaco tax administration, as the case may be, for registration purposes in relation with the purchase by the Purchaser of all of the Monacair Activités Commerciales Shares, is attached hereto as Exhibit (M) (the “Monacair Activités Commerciales Short Form SPA”). For the avoidance of doubt, in case of any inconsistency between the English version of this Agreement and the French short form, the English version shall prevail.

(N)	A French short form of this Agreement, to be filed with the French tax administration for registration purposes in relation with the purchase by the Purchaser of all of the Héli Sécurité Activités Commerciales Shares, is attached hereto as Exhibit (N) (the “Héli Sécurité Activités Commerciales Short Form SPA”). For the avoidance of doubt, in case of any inconsistency between the English version of this Agreement and the French short form, the English version shall prevail.

(O)	As the case may be, a French short form of this Agreement, to be filed with the French tax administration for registration purposes in relation with the purchase by the Purchaser of all of the Azur Activités Commerciales Shares, is attached hereto as Exhibit (O) (the “Azur Activités Commerciales Short Form SPA”). For the avoidance of doubt, in case of any inconsistency between the English version of this Agreement and the French short form, the English version shall prevail.

(P)	The Sellers, Héli Sécurité and, with respect to Azur, EOLA, represent and warrant that, prior to the date hereof, each of the employees of (i) Héli Sécurité (each a “Héli Sécurité Employee” and collectively, the “Héli Sécurité Employees”) and (ii) Azur (each a “Azur Employee” and collectively, the “Azur Employees” and, together with the Héli Sécurité Employees, the “Notified Employees”) (x) has been duly informed in writing by Héli Sécurité or Azur, as the case may be, in accordance with articles L. 23-10-1 et seq. of the French commercial Code (Code de commerce), of the transactions contemplated hereby and (y) has returned a letter (a copy of which is attached hereto in Exhibit (P)) confirming that he/she does not intend to submit a purchase offer for the Héli Sécurité Activités Commerciales Shares or the Azur Activités Commerciales Shares, as the case may be (the “Notified Employees Renunciation Letters”).

(Q)	On the date hereof, the Parties are still under discussion in relation to the exploitation of the Regular Line Monaco pursuant to the Monacair Service Agreement and undertake to continue discussing this matter with good faith as long as reasonably necessary and required by the Purchaser. It being agreed that the Sellers undertake to regularly inform the Purchaser of the progress of the discussion they have with the Monaco Minister of Transport or the relevant Monegasque authorities in connection with the relaunching of the Regular Line Monaco and shall seek Blade’s views, opinion and consent on the exploitation modalities of the Regular Line Monaco discussed with the Minister of Transport or the relevant Monegasque authorities.

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AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS – INTERPRETATION

1.1	Certain Defined Terms

For purposes of this Agreement:

“Accounting Principles”	means French GAAP applicable to the accounting reference period ending on 31 December 2021.

“Accounts”	means the financial statements (balance sheet, income statement and notes) (i) for the financial year ended on 31 December 2021 with respect to the Companies and (ii) resulting from completion of the Pre-Closing Reorganization with respect to the Target Companies.

“Accounts Date”	means (i) 31 December 2021 with respect to the Companies and (ii) as at Pre-Closing Reorganization Date with respect to the Target Companies.

“Acquisition Documents”	means (i) this Agreement, (ii) the Monacair Activités Commerciales Short Form SPA, as the case may be, (iii) the Héli Sécurité Activités Commerciales Short Form SPA, (iv) the Azur Activités Commerciales Short Form SPA and (iv) any other document or agreement to be executed by the Parties (or some of them) pursuant to the terms hereof in order to carry-out the transactions contemplated herein.

“Action”	means any claim, action, suit, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Affiliate”	means (a) when used with reference to a specified Entity, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Entity, provided that, for the avoidance of doubt, unless otherwise specified herein, each SCP Founder shall be deemed an “Affiliate” of EOLA and (b) when used with reference to a specified natural person, any Entity that, directly or indirectly, through one or more intermediaries, is Controlled by, or is under common Control with, such natural person.

“Ancillary Agreements”	means the AOA and the TSA.

“Anticorruption Laws”	means any Law related to bribery or corruption or Anti-Money Laundering Laws of any jurisdiction in which any of the Companies transact business, including, without limitation, Loi Sapin II pour la transparence de la vie économique (“Loi Sapin II”), the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, similar anti-bribery legislation enacted by member states of the European Union and signatories implementing the Organization for Economic Co-operation and the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and other anti-bribery and anti-corruption laws, regulations or ordinances applicable to any of the Companies and their respective operations from time to time.

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“Anticorruption Representations”	means the representations made by the Sellers pursuant to Article 7.20.

“Anti-Money Laundering Laws”	means anti-money laundering-related laws, regulations, and codes of practice applicable to the Companies or their Affiliates and their operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Applicable Tax Laws”	means, with respect to Taxes, all Laws of any Governmental Authority having jurisdiction over the business or operations of the Companies.

“Aviation Authorities”	shall mean (i) the Monegasque Direction de l'Aviation Civile and (ii) the French Direction Générale de l’Aviation Civile competent to grant clearance under applicable Aviation Laws for the transfer of the air operator certificates (certificat de transport aérien), operating licenses and authorizations granting traffic rights to operate on routes and of any other Permits from, respectively, Monacair to Monacair Transporteur in Monaco in connection with the Monacair Spin-Off on one hand and from (a) Héli Sécurité to Héli Sécurité Transporteur in connection with the Héli Sécurité Spin-Off and (b) Azur to Azur Transporteur in connection with both (x) the Azur Acquisition and (y) the Azur Spin-Off in France on the other hand.

“Aviation Clearance”	means the approval, consent, waiver, license, order, registration, permits, ruling, authorization, acknowledgement or clearance required to be obtained from the relevant Aviation Authority and necessary for the valid transfer of the air operator certificates (certificat de transport aérien), operating licenses and authorizations granting traffic rights to operate on routes other than the Regular Line Monaco and of any other Permits from (i) Monacair to Monacair Transporteur resulting from the completion of the Monacair Spin-Off, (ii) Héli Sécurité to Heli Sécurité Transporteur resulting from the completion of the Héli Sécurité Spin-Off and (iii) Azur to Azur Transporteur resulting from the completion of both (x) the Azur Acquisition and (y) the Azur Spin-Off.

“Aviation Laws”	means Regulation (EC) No 1008/2008 of the European Parliament and of the Council — Rules on Ownership and Control of EU air carriers and, with respect to aviation, all applicable Laws of any Governmental Authority having jurisdiction over the business or operations of any of the Companies.

“Bankruptcy”	means (i) any proceedings provided under Book VI of the French commercial Code (Livre VI du Code de commerce) or, in other jurisdictions, any similar safeguard, bankruptcy or insolvency proceedings or proceedings for the prevention or resolution of business difficulties, or (ii) being in a state of cessation of payment (cessation des paiements) or otherwise cash insolvent pursuant to applicable insolvency Law.

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“Books and Records”	means originals, or if originals cannot be reasonably available, copies of the financial, accounting, tax, and legal books and records relating to the businesses operated by the Companies or the Target Companies, as the case may be.

“Business Day”	means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in the city of New York (USA), in the city of Paris (France), and/or in the Principauté of Monaco.

“Cash Generated by the Commercial Activity”	means, for the period starting as from 1 July 2022 until Closing, a positive amount equal to the net aggregate revenues that each of (i) Monacair Activités Commerciales, (ii) Héli Sécurité Activités Commerciales and (iii) Azur Activités Commerciales would have recognized and received for the sale of the Exclusive Air Transportation Services, net of the amounts payable to the Air Carriers pursuant to Article 4 of the AOA (all as set forth under the AOA), had the AOA been fully in force at all time during such period.

“Contract”	means any contract, obligation, plan, undertaking, arrangement, commitment, note, bond, mortgage, indenture, license, agreement or other instrument (either written or oral) or any other legally binding arrangement or understanding.

“Control”	including the terms “Controlled by” and “under common Control with”, shall mean the ability or power of a person to ensure that the activities and business of that body corporate or partnership are conducted in accordance with the wishes of that person, including by means of (i) the holding of shares or securities, or the possession of the majority of the voting rights or voting powers of an Entity, in each case directly or indirectly, or (ii) possessing the right or rights in aggregate to appoint a majority of the board of directors of that Entity or of an organ which has an equivalent role, or (iii) possessing the right to receive the majority of that Entity’ assets on a winding-up, in each case whether by virtue of any powers conferred by the constitutional or corporate documents or other documents regulating or relating to that or any other body corporate or partnership or otherwise, and whether acting alone or pursuant to an agreement with other shareholders of the body corporate or partners of the partnership.

“Customer Lists”	means the complete lists, including Personal Information, of all Existing Customers (of each Company and Azur) which shall include, to the fullest extent possessed or available to the Companies and subject to Privacy Laws, each such Person’s full name, email address, physical address, billing and delivery information, historical sales, and flight history.

“Data Room”	means the documents (including the questions and answers set out in Exhibit 1.1(i)) made available by the Sellers to the Purchaser and its advisors in an electronic data room operated by iDeals from [•]to [•], a list of which is attached as Exhibit 1.1(ii) of this Agreement. The content of the Data Room has been entirely copied on seven (7) USB keys which shall be released to the Purchaser on the date hereof.

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“Disclosed Emails”	means the emails exchanged between the Sellers and the Purchaser and between their respective advisers in connection with the Acquisition prior to the date hereof.

“Distribution Platform Agreements”	means, collectively, the written confirmations of the termination of all distribution platform agreements specified by Blade, in its sole discretion (including, without limitation, the Partnership Agreement dated July 30, 2019 between Monacair and Helipass.com S.A.S.) to be provided by the party not being a Party to such distribution platform agreements.

“Distribution Platform Agreements Waiver”	means the written confirmation from the relevant party of the termination of the Distribution Platform Agreements specified by Blade, in its sole discretion.

“Encumbrance”	means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, condition sale or other title retention agreements, assessments, easement, encroachment, rights-of-way and other burdens, covenants, any right of first refusal or other preferential rights to purchase, any adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Entity”	means any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d’intérêt économique) or other organization, enterprise or entity, whether incorporated or unincorporated.

“Estimate Generated Cash ”	means an estimate of the Cash Generated by the Commercial Activity to be communicated by the Sellers’ Representative to the Purchaser through the Estimate Generated Cash and Initial Purchase Price Notice.

“Event of Force Majeure”	means strictly any act of God, sabotage, war, invasion, insurrection, acts of terror, riot, fire, storm, flood, ice, earthquake, explosion, epidemic or pandemic, abnormally adverse weather conditions, any order or change in Applicable Law, or any other cause or causes beyond the affected party’s reasonable control (including, without limitation, the unexpected breakdown of any Aircraft), provided that (i) such conditions are not primarily a result of the affected party’s actions, omissions, negligence or willful misconduct, and (ii) were either unforeseeable, or unpreventable by the affected party. COVID-19 Event does not constitute an Event of Force Majeure.

“Existing Customers”	means all Persons who either (i) created accounts with Monacair, Héli Sécurité, Azur or their Affiliates in relation to transportation services or (ii) used or purchased transportation services provided, marketed, sold or offered by Monacair, Héli Sécurité, Azur or their Affiliates in any location prior to the Closing Date.

“Fairly Disclosed”	means, with respect to a given fact, information, or matter, a fact or matter disclosed in this Agreement, the Exhibits thereto, the Data Room and/or the Disclosed Emails, in sufficient details to enable a reasonable investor of the kind of the Purchaser, assisted by its advisers, to review and to make an informed assessment of the nature and scope of the matter being disclosed and the precise consequences thereof in such a manner that the nature of the relevant fact, information or matter referenced in this Agreement, the Exhibits thereto, the Data Room and/or the Disclosed Emails is reasonably apparent from the disclosures, it being specified that, for the avoidance of doubt, a fact, information or matter may be deemed Fairly Disclosed (if fulfilling the criteria set above), even if the risk attached to such fact or matter is not quantified.

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“French GAAP”	means the French “Plan Comptable Général”, the French accounting standards at an entity level issued by the French “Autorité des Normes Comptables” as “Réglement n°2014-03” and its amendments adopted by the French government as at 31 December 2019 and as further amended from time to time.

“Government Official”	means any official, officer, employee, or representative of, or any Person acting in an official capacity for, or on behalf of, any Governmental Authority or of any public international organization.

“Governmental Authority”	means any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality (including any stock exchange authority).

“Governmental Authorization”	means any approval, consent, permit, ruling, waiver, acknowledgement, exemption or other similar authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or under the terms or conditions of any contract, permit or Order.

“Heliport Leases”	means any Contract (including any agreement relating to the occupation of public domain) entered into by the Companies or Azur (or their Affiliates) directly or indirectly granting rights in relation to a Utilized Heliport, each as amended or renewed from time to time.

“Immediate Family Member”	means, with respect to any natural person, each and any of (i) such person’s spouse, parents, children and grandchildren (in each case whether adoptive or biological), (ii) the spouses of such person’s children and grandchildren (in each case whether adoptive or biological) and (iii) estates, trusts, partnerships and other estate planning entities established solely for the benefit of any such Persons.

“Indebtedness”	means, with respect to any Person, without duplication: (a) the principal amount of capitalized interest and accrued and unpaid interest in respect of: (i) all indebtedness of such Person for money borrowed; (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to such person thereunder); (b) all obligations of such Person issued or assumed as the deferred purchase price of property (including any earn-out liabilities associated with past acquisitions); and (c) all obligations of the type referred to in clauses (a) and (b) of any Person the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety, or otherwise.

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“Information Technology”	means hardware, Software, networks, computer systems, communication systems and Websites, internet-related information technology and computer systems (including computer processors, associated and peripheral equipment, computer programs and technical) and other documentation relating to any computer system.

“Intellectual Property”	means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of any jurisdiction, whether registered or unregistered: patents, trademarks, trade names, designs, brand names, slogans, models, utility models, service marks, logos, advertising campaigns, domain names (including related technical and administrator accounts), other internet addresses or identifiers, social media accounts (including access codes and IDs of such social media accounts), Software, source codes, published and unpublished works of authorship, including copyrights therein (including rights in computer software), database rights, trade secrets, know-how and secret processes or other intellectual property rights, in all cases whether registered or unregistered, and all registrations and applications (and similar reservations) therefor and all goodwill associated with any of the foregoing.

“Law”	means any treaty, statute, law, ordinance, regulation, rule or code of any Governmental Authority (other than any European Directive not yet introduced (transposée) in the relevant jurisdiction’s legal system), or any injunction, instruction, judgment, decree or Order of any Governmental Authority that is enforceable, including any case law from the French, Monegasque and European supreme courts (Cour de cassation, Conseil d'Etat, Tribunal Suprême, Cour de révision, Cour de justice de l'Union européenne) or any other courts in force, fully implemented and enforceable as of the date hereof.

“Leased Real Property”	means any real property leased by any of the Companies, as lessee, sub-lessee or licensee, under any lease, sublease, license or other occupancy agreement.

“Long Stop Date”	means 30 September, 2022 at noon or such later date as may be agreed in writing by the Sellers and the Purchaser prior to such date.

“Loss(es)”	means all losses, damages, liabilities, Taxes, interests, penalties, Actions, judgements, fines, Orders, diminution in value, costs and expenses (including reasonable attorneys’ fees, costs, and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing).

“Material Adverse Change”	means any event, circumstance or change, that have occurred between the date hereof and the Closing Date (inclusive) (any such item a “Change”), which, individually or when taken together with all other Changes that have occurred between the date hereof and the Closing Date (inclusive), has, or is reasonably likely to have, a material adverse effect on (i) the transactions contemplated in the AOA or (ii) the assets, liabilities, results of operations, business or financial conditions of the Companies or Azur (or the Target Companies or the Air Carriers after the completion of the Pre-Closing Reorganization), taken as a whole, including but not limited to the loss of any of the air operator certificates of the Companies or Azur (or the Air Carriers after the completion of the Pre-Closing Reorganization) or (iii) the Overall Transaction.

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“Monacair Service Agreement”	means the service agreement between the State of Monaco and Monacair dated 5 August 2015 relating to the exploitation of the Regular Line Monaco and the right to use the Monaco-Fontvieille heliport.

“Order”	means any award, order, decision, injunction, judgment, decree, ruling, writ, assessment or arbitration award entered, issued, made or rendered by any Governmental Authority.

“Organizational Documents”	means, when used with respect to (i) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, (ii) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time.

“Permit”	means any license, permit, consent, approval, operating authority, authorization, confirmation, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Entity, other than a Contract.

“Permitted Encumbrances”	means (i) Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings, (ii) Encumbrances imposed under applicable Laws, and (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations.

“Person”	means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other Entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information”	means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.

“Postponed Long Stop Date”	means 31 December, 2022 at noon or such later date as may be agreed in writing by the Sellers and the Purchaser prior to such date.

“Pre-Closing Reorganization Date”	means the day on which the Pre-Closing Reorganization is completed in full.

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“Privacy Laws”	means all applicable Laws and guidelines from Governmental Authorities relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information, including: (a) the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national Laws, and (b) e-privacy Laws relating to the respect for private life and the protection of Personal Information in electronic communications and any anti-spam Laws, including the Directive 2002/58/EC or the Regulation concerning the respect for private life and the protection of Personal Information in electronic communications No. 2017/0003, once applicable, and/or any implementing or equivalent national Laws.

“Regular Line Monaco”	means the operation of scheduled air transportation services between Monaco and Nice, notably according to the bilateral agreement on air services entered into between Monaco and France on October 25, 2002 and an exclusive right of exploitation granted by the State of Monaco pursuant to a services agreement dated August 5, 2015 executed between the State of Monaco and Monacair.

“Regulatory Approvals”	means the Governmental Authorizations required to be obtained from the relevant Governmental Authority and necessary for the valid transfer of the Permits, Heliport Leases or any other Contract in connection with the Utilized Heliports from (i) Monacair to Monacair Transporteur resulting from the completion of the Monacair Spin-Off, (ii) Héli Sécurité to Héli Sécurité Transporteur resulting from the completion of the Héli Sécurité Spin-Off and (iii) Azur to Azur Transporteur resulting from the completion of both (x) the Azur Acquisition and (y) the Azur Spin-Off.

“Related Party”	means, when used with reference to (A) an Entity, (a) any Affiliate thereof, or (b) any director, officer or shareholder of such Person or any Person who beneficially owns more than five percent (5%) of the issued share capital of such Person, any Person who is an Immediate Family Member of any of the foregoing or (c) any other Person Controlled by any of the foregoing and (B) a natural Person, any Affiliate.

“Representatives”	means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, lawyers, bankers and other representatives of such Person.

“Securities”	means any right, title or security (or splitting of a security) representing a fraction of the share capital or voting rights or reserves or profits of a Person or granting rights, immediately or in the future, even contingently, by way of conversion, exchange, redemption, tender of a warrant or in any manner whatsoever, to the allotment of a right, title or security representing a portion of the share capital or voting rights or reserves or profits of a person, as well as any subscription or allotment right, issued or created from time to time.

“Sellers’ Knowledge”	means the actual knowledge and information, after having made due and reasonable inquiries having regards to their respective positions, of : (i) the legal representatives of each Seller being an Entity, (ii) the legal representatives, chief executive officer, corporate officers, fleet managers, maintenance managers and/or safety manager, as the case may be, of each of the Companies and Target Companies and (iii) if not already included pursuant to (i) and (ii) hereabove, Mr. Marco Casiraghi, Mr. Andrea Casiraghi, Mr. Pierre Casiraghi, Mr. Philippe Willemin and Mr. Damien Mazaudier.

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“Software”	means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, in both source and object code form, as well as (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise, modules, routines and sub-routines thereof and all source, (iii) other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, descriptions, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and other work product used to design, plan, organize, and develop any of the foregoing, screens, user interfaces, report formats, development tools, templates, menus, buttons, and icons, including (iv) any manuals, training documents and (v) any other documentation relating thereto and computer generated works.

“Specific Representations and Warranties”	means the representations made by the Sellers pursuant to Article 7.5.

“Subsidiary”	means, with respect to any Person, any other Person Controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Target Companies Carve-Out Documents”	means all the following documents relating to each Target Company to be provided by the Sellers to the Purchaser : (i) the legal mechanism chosen to implement the Pre-Closing Reorganization, (ii) the precise modalities of the implementation of such mechanism, (iii) the Target Companies Incorporation Documents, (iv) executed deeds of transfer of the assets to be transferred by each Company and Azur to the Target Companies in the context of the Pre-Closing Reorganization, (v) description of the nature and amount of the payment/consideration to be received by each Company and Azur from each of the Target Companies in the context of such transfers, (vi) documentation evidencing the proper transfer of the Employees to the Target Companies (including, as the case may be, proof of individual acceptances thereof), (vii) evidence of such transfers, all provided with sufficient details and according to the standards that could reasonably be expected given the consideration contemplated in the context of the Overall Transaction and (vii) in case the shareholding of the Target Companies would change as a result of the revised legal mechanism chosen to implement the Pre-Closing Reorganization, details regarding the new contemplated allocation of the Shares among the Sellers following the Pre-Closing Reorganization and the new allocation of the Initial Purchase Price and the Final Purchase Price, replacing Exhibit (G) and Exhibit 2.3.

“Target Companies Carve-Out Documents Notice”	means the written notice containing all the Target Companies Carve-Out Documents to be provided by the Sellers’ Representative to the Purchaser together with the Conditions Precedent Fulfillment Certificate at the latest.

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“Target Companies Incorporation Documents”	means all the following documents relating to each Target Company to be provided by the Sellers to the Purchaser: (i) the Accounts immediately after completion of the Pre-Closing reorganization, (ii) original copies of up to date K-bis, (iii) certified articles of incorporation and (iv) share transfer register (registre des mouvements de titres), if applicable.

“Tax Return”	means any document, declaration, statement, report, return, information return, filing or claim for refund relating to Taxes provided to the relevant Governmental Authority or Taxation Authority or any other relevant authority for Tax compliance purposes, or which filing is required to be supplied to any Taxation Authority with respect to Taxes, including any schedule or attachment thereto, and including, to the extent required by Applicable Tax Laws, any amendment thereof and any claims, elections, surrenders, disclaimers, notices and consents for the purposes of Tax.

“Taxation Authority”	means, with respect to any Tax or Tax Return, any state or local, domestic or foreign, government, governmental department or other Governmental Authority including public or semi-public agencies charged with the collection of such Tax and/or the enforcement of any Applicable Tax Laws in relation to such Tax or the administration of such Tax Return, in each case, for such Governmental Authority.

“Taxes”	means: (i) all direct or indirect domestic or foreign, federal, state, local or municipal taxes, contributions, charges, fees, levies, duties or other assessment of any kind including taxes on foreign and other net income, gross income, gross receipts, sales, use, transfer, capital gains, franchise, profits, registration duties, license, lease, service, service use, withholding, excise, severance, stamp duties, occupation, premium, property, real estate, windfall profits, customs, duties, payroll contribution, unemployment insurance, pension, social security or other social benefits or labor related payments or contributions, or other like assessments or charges of any kind whatsoever imposed by any Applicable Tax Laws (whether domestic or foreign) (including any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability (which, for the avoidance of doubt, shall include any Tax due as transferee of universal transfer of asset and liabilities resulting from a merger, demerger or assimilated operations, including Tax that may be due, in this respect, on a joint liability basis), of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax grouping, tax indemnity or tax allocation agreement or any other agreement to indemnify any other Person for any period.

“Third Party Rights”	means any Encumbrance or other third party right of any kind including any restriction, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer or other assignment, receipt of income or exercise of any other attributes of ownership and title defect, right of first refusal or right of preemption, whether contractual or statutory, or a Contract to create any of the foregoing.

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“Tourism Permits”	means any and all Permits necessary, useful or required to operate as a broker/distributor/reseller of ticket of transportation services offered by the Air Carriers in compliance with applicable Laws of any Governmental Authority having jurisdiction over the business or operations of any of the Companies and Target Companies.

“TSA”	means the long form transition services agreement to be negotiated in good faith and entered into between the Air Carriers, as service providers and Blade, Blade Europe and their Affiliates, as beneficiaries, covering certain transition services to be provided as from the Closing Date for a period of at least 3 to 6 months, the main terms and conditions of which shall be agreed upon between the Parties (which undertake to make their best efforts to that end) within 14 Business Days as from the date hereof.

“Utilized Heliports”	means (a) the (i) Grimaud heliport, (ii) Monaco-Fontvieille heliport, (iii) Saint-Tropez peninsula helipads and (iv) Cannes Quai du Large helistation directly or indirectly controlled by the Companies or Azur (or their Affiliates), (b) any other airport, heliport, vertiport or portion of any airport, heliport, or vertiport under the direct or indirect control of any of the Companies or Azur (or their Affiliates or through any agreement entered into with RCE (391 362 100 Fréjus), as the case may be) at any point until completion of the Pre-Closing Reorganization or Closing as the case may be, (c) the premises and infrastructures (including any passenger lounges and check-in desks) under the direct or indirect control of any of the Companies or Azur (or their Affiliates) at the Nice Côte d’Azur Airport, (d) the premises and infrastructures (including any passenger lounges and check-in desks) under the direct or indirect control of any of the Companies or Azur (or their Affiliates) at the Cannes-Mandelieu Airport, (e) any premises and infrastructures (including any passenger lounges and check-in locations) at other airports, heliports, vertiports which the Companies or Azur (or their Affiliates) under the direct or indirect control of any of the Companies or Azur (or their Affiliates) at any point until completion of the Pre-Closing Reorganization or Closing as the case may be pursuant to a lease agreement, operating permit, or any other agreement with the owner of such airport, heliport, or vertiport, and (f) any premises and infrastructures (including any passenger lounges and check-in locations) at other airports, heliports, vertiports in the Exclusive Territory (as such term is defined in the AOA) which the Air Carriers or their Affiliates own at any point until completion of the Pre-Closing Reorganization or Closing as the case may be as all these elements are detailed in Exhibit 1.1(iii).

“Websites”	means all internet websites used or operated by any of the Companies, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

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1.2	Other Terms Defined in the Body of the Agreement

The following terms have the meanings set forth in the Articles referenced below:

“Acquisition”	Preamble (J)

“Agreement”	Recitals

“Air Carrier”	Preamble (E)

“AOA”	Preamble (D)

“Azur”	Preamble (C)

“Azur Acquisition”	Preamble (C)

“Azur Activités Commerciales”	Preamble (E)

“Azur Employee(s)”	Preamble (P)

“Azur Activités Commerciales Estimate Generated Cash ”	Article 2.4.2

“Azur Activités Commerciales Final Generated Cash ”	Article 2.6.1

“Azur Activités Commerciales Final Purchase Price”	Article 2.6.2

“Azur Activités Commerciales Fixed Component”	Article 2.3.1

“Azur Activités Commerciales Shares”	Preamble (G)

“Azur Activités Commerciales Shares Initial Purchase Price”	Article 2.4.1

“Azur Activités Commerciales Short Form SPA”	Preamble (O)

“Azur Material Contracts”	Article 4.1.11

“Azur Spin-Off”	Preamble (E)

“Azur Transporteur”	Preamble (E)

“Blade”	Recitals (1)

“Blade Europe”	Preamble (I)

“Carried-Over Employee Guarantee”	Article 9.5

“Carried-Over Liability(ies)”	Article 3.8

“Claim Notice”	Article 8.4

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“Closing”	Article 5.1

“Closing Date”	Article 5.1

“Commercial Activities Permits”	Article 7.10.1

“Company(ies)”	Recitals

“Conditions Precedent”	Article 4.1

“Conditions Precedent Fulfillment Certificate”	Article 4.4

“Confidential Information”	Article 9.3.1

“COVID-19 Event”	Article 6.3.2

“eIDAS Regulation”	Article 11.16

“Employee(s)”	Article 7.17.1

“EOLA”	Recitals (2)

“EOLA Shareholders”	Recitals

“Estimate Generated Cash and Initial Purchase Price Notice”	Article 2.4.1

“Facilities”	Article 7.9.1

“Failing Party”	Article 5.4

“Final Generated Cash”	Article 2.6.1

“Final Purchase Price”	Article 2.2

“General Threshold”	Article 8.7.2

“Guaranteed Transactions”	Article 7.5.22

“Héli Sécurité”	Recitals (11)

“Héli Sécurité Activités Commerciales”	Preamble (E)

“Héli Sécurité Activités Commerciales Estimate Generated Cash ”	Article 2.4.2

“Héli Sécurité Activités Commerciales Final Generated Cash ”	Article 2.6.1

“Héli Sécurité Activités Commerciales Final Purchase Price”	Article 2.6.2

“Héli Sécurité Activités Commerciales Fixed Component”	Article 2.3.1

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“Héli Sécurité Activités Commerciales Shares”	Preamble (G)

“Héli Sécurité Activités Commerciales Shares Initial Purchase Price”	Article 2.4.1

“Héli Sécurité Activités Commerciales Short Form SPA”	Preamble (N)

“Héli Sécurité Employee(s)”	Preamble (P)

“Héli Sécurité Spin-Off”	Preamble (E)

“Héli Sécurité Transporteur”	Preamble (E)

“Independent Accounting Firm”	Article 2.6.1

“Individual Threshold”	Article 8.7.1

“Initial Purchase Price”	Article 2.3.1

“Initiating Document”	Article 11.15.1

“Insured Company”	Article 7.18.1

“Leaked Asset”	Article 3.2.2

“Monacair”	Recitals (10)

“Monacair Activités Commerciales”	Preamble (E)

“Monacair Activités Commerciales Estimate Generated Cash”	Article 2.4.2

“Monacair Activités Commerciales Final Generated Cash”	Article 2.6.1

“Monacair Activités Commerciales Final Purchase Price”	Article 2.6.2

“Monacair Activités Commerciales Fixed Component”	Article 2.3.1

“Monacair Activités Commerciales Shares”	Preamble (E)

“Monacair Activités Commerciales Shares Initial Purchase Price”	Article 2.4.1

“Monacair Activités Commerciales Short Form SPA”	Preamble (M)

“Monacair Spin-Off”	Preamble (E)

“Monacair Transporteur”	Preamble (E)

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“Notice of Disagreement”	Article 2.6.1

“Notified Employees”	Preamble (P)

“Notified Employees Renunciation Letters”	Preamble (P)

“Overall Transaction”	Preamble (D)

“Party(ies)”	Recitals

“Payment at Closing”	Article 2.5.1

“Post-Closing Certificate”	Article 2.6.1

“Pre-Closing Reorganization”	Preamble (E)

“Purchaser”	Recitals

“Purchaser’s Representations and Warranties”	Article 6

“RCE Agreement”	Article 4.1.10

“Refund”	Article 8.1.1

“SCP Founders”	Recitals

“Seller(s)”	Recitals (2) to (6)

“Sellers’ Representations and Warranties”	Article 7

“Sellers’ Representative”	Article 11.5

“Shares”	Preamble (G)

“Target Companies”	Preamble (E)

“Target Companies Estimate Generated Cash”	Article 2.4.2

“Third Party Claim”	Article 8.6

“Total Fixed Component”	Article 2.2

“WorldTicket Agreement”	Article 4.1.12

“WorldTicket Waiver”	Article 4.1.12

1.3	Interpretation

1.3.1	All references herein to Articles and Exhibits shall be deemed references to articles of and exhibits to this Agreement unless the context shall otherwise require. The descriptive headings to Articles and Exhibits are inserted for convenience only, and shall have no legal effect.

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1.3.2	The Exhibits to this Agreement shall be deemed to be a part of this Agreement, and references to “this Agreement” shall be deemed to include such items.

1.3.3	The following rules of interpretation shall apply unless the context shall require otherwise:

a)	Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

b)	Whenever used in this Agreement:

(i)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(ii)	the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or sub-article in which the reference appears.

c)	The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above, which is a date of execution.

d)	A reference to a specific time of day shall be to local time in Paris, France.

e)	When calculating the period of time within which or following which any act is to be done or step taken, the rules set forth in articles 640 to 642 of the French Code of civil procedure (Code de procédure civile) shall be applied, provided that for purposes of this Agreement, in article 642 (i) the reference made to “un jour férié ou chômé” shall be deemed to be made to a Business Day and (ii) the reference made to a “premier jour ouvrable” shall be deemed to be made to the first Business Day to arise.

f)	When using the words “shall cause” or “shall procure that” (or any similar expression or any derivation thereof), the Parties intend to refer to the French legal concept of porte-fort as provided by article 1204 of the French civil Code (Code civil).

g)	References to Euro are references to the lawful currency from time to time of the member states of the European Union.

h)	A reference to any Party to this Agreement or any other agreement or document includes such Party’s successors and permitted assigns.

i)	Except when used with the word “either”, the word “or” shall have a disjunctive and not alternative meaning (i.e., where two items or qualities are separated by the word “or”, the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word “or” shall be deemed to include the word “and”).

1.3.4	In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party to this Agreement by virtue of the authorship of any provisions to this Agreement.

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2.	SALE AND PURCHASE

2.1	Sale of Shares

2.1.1	On and subject to the terms and conditions of this Agreement, and especially subject to the Conditions Precedent listed in Article 4.1 of this Agreement being fulfilled or waived as set forth in such Article and in reliance upon the representations set out under Article 7 of this Agreement, the Sellers shall sell to the Purchaser and the Purchaser shall purchase from the Sellers all of the Shares, free of all Encumbrances, together with all rights attached to such Shares with effect at the Closing all as broken down and allocated pursuant to Exhibit 2.3.

2.1.2	The Purchaser shall not be required to purchase any Shares if, at the same time, the Sellers do not sell and transfer to the Purchaser 100% of the Shares and voting rights of each of (i) Monacair Activités Commerciales, (ii) Héli Sécurité Activités Commerciales and (iii) Azur Activités Commerciales.

2.2	Final Purchase Price

The aggregate consideration to be paid by the Purchaser for the Acquisition of all of the Shares (the “Final Purchase Price”) shall be equal to:

a)	the amount of forty seven million eight hundred thousand euros (EUR 47,800,000) (the “Total Fixed Component”) (which shall be allocated between the purchase price of the Target Companies Shares as set forth in Article 2.3);

less, in case the Sellers fail to provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022,

b)	the Final Generated Cash (as determined pursuant to Article 2.6).

2.3	Initial Purchase Price

2.3.1	The “Initial Purchase Price” shall be equal to the Total Fixed Component less, in case the Sellers fail to provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022, the Estimate Generated Cash (as set forth in Article 2.4 of this Agreement), it being specified that the Total Fixed Component shall be allocated between the Target Companies as follows:

a)	thirty million four hundred thousand euros (EUR 30,400,000) for all of the Monacair Activités Commerciales Shares (the “Monacair Activités Commerciales Fixed Component”);

b)	twelve million four hundred thousand euros (EUR 12,400,000) for all of the Héli Sécurité Activités Commerciales Shares (the “Héli Sécurité Activités Commerciales Fixed Component”);

c)	five million euros (EUR 5,000,000) for all of the Azur Activités Commerciales Shares (the “Azur Activités Commerciales Fixed Component”).

2.3.2	The Initial Purchase Price and the Final Purchase Price shall be allocated among the Sellers in proportion to their respective shareholding percentage in the share capital of (i) Monacair Activités Commerciales, (ii) Héli Sécurité Activités Commerciales and (iii) Azur Activités Commerciales immediately prior to Closing as respectively detailed in Exhibit 2.3.

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2.3.3	For the avoidance of doubt, in case the Sellers provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022, the Initial Purchase Price shall correspond to the Final Purchase Price which shall be equal to the Total Fixed Component.

2.4	Estimate Generated Cash

2.4.1	In case the Sellers fail to provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022, no later than ten (10) Business Days prior to the Closing Date, the Sellers’ Representative shall deliver to the Purchaser along with the Condition Precedent Fulfillment Certificate, a written notice containing a reasonably detailed description and computation of the Estimate Generated Cash, and of each of the Initial Purchase Price so allocated to the Monacair Activités Commerciales Shares (the “Monacair Activités Commerciales Shares Initial Purchase Price”), the Héli Sécurité Activités Commerciales Shares (the “Héli Sécurité Activités Commerciales Shares Initial Purchase Price”) and the Azur Activités Commerciales Shares (the “Azur Activités Commerciales Shares Initial Purchase Price”), together with all necessary supporting documentation in respect thereto (the “Estimate Generated Cash and Initial Purchase Price Notice”).

2.4.2	The Estimate Generated Cash shall be allocated:

d)	to the Monacair Activités Commerciales Shares Initial Purchase Price for an amount equal to the Estimate Generated Cash multiplied by a ratio of (x) the Monacair Activités Commerciales Fixed Component over (y) the Total Fixed Component (the “Monacair Activités Commerciales Estimate Generated Cash”);

e)	to the Héli Sécurité Activités Commerciales Shares Initial Purchase Price for an amount equal to the Estimate Generated Cash multiplied by a ratio of (x) the Héli Sécurité Activités Commerciales Fixed Component over (y) the Total Fixed Component (the “Héli Sécurité Activités Commerciales Estimate Generated Cash”);

f)	to the Azur Activités Commerciales Shares Initial Purchase Price for an amount equal to the Estimate Generated Cash multiplied by a ratio of (x) the Azur Activités Commerciales Fixed Component over (y) the Total Fixed component (the “Azur Activités Commerciales Estimate Generated Cash” and, together with the Héli Sécurité Activités Commerciales Estimate Profits and the Azur Activités Commerciales Estimate Profits, the “Target Companies Estimate Generated Cash”).

2.5	Payment of the Initial Purchase Price

2.5.1	The Parties agree that, upon Closing, the Purchaser shall pay to the Sellers the Initial Purchase Price by wire transfer of immediately available funds to the Sellers’ bank accounts as may be designated in writing by the Sellers’ Representative at least five (5) Business Days prior to the Closing Date (the “Payment at Closing”).

2.5.2	The Parties hereby agree that the Purchaser shall not incur any liability in respect of the allotment amongst the Sellers of the Initial Purchase Price, the Target Companies Estimate Generated Cash, the Payment at Closing or the payment to be made pursuant to Article 2.6.2, as the case may be and that, upon payment by the Purchaser of the Payment at Closing, the Purchaser shall be irrefragably deemed to have paid the Initial Purchase Price in full and to each Seller its portion thereof and such payment shall constitute full satisfaction of the Purchaser’s obligations under Article 2, from which the Purchaser shall be fully and definitively released and have no further liability in relation thereto (except if the Purchaser needs to make a payment to the Sellers pursuant to Article 2.6 below).

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2.6	Determination of the Final Generated Cash and Final Purchase Price

2.6.1	Determination Procedure

In case the Sellers fail to provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022, the Final Generated Cash and the Final Purchase Price shall be determined in compliance with this Article 2.6.

a)	No later than ten (10) Business Days after the Closing Date, the Sellers’ Representative shall deliver to the Purchaser a certificate setting forth in reasonable details the Sellers final determination of the actual Cash Generated by the Commercial Activity at the Closing Date signed by the Sellers’ Representative, together with all necessary supporting documentation in respect thereto and its assessment of the Final Purchase Price and its allocation between the final purchase price of each Target Company Shares (the “Post-Closing Certificate”).

b)	The Post-Closing Certificate shall become final and binding on the 45th Business Day following delivery thereof, unless prior to the end of such period, the Purchaser delivers to the Sellers’ Representative written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to any element as set forth in the Post-Closing Certificate.

c)	The actual Cash Generated by the Commercial Activity at the Closing Date (the “Final Generated Cash”) shall be allocated :

(i)	to the Monacair Activités Commerciales Shares final purchase price for an amount equal to the Final Generated Cash multiplied by the ratio of (x) the Monacair Activités Commerciales Fixed Component over (y) the Total Fixed Component (the “Monacair Activités Commerciales Final Generated Cash”);

(ii)	to the Héli Sécurité Activités Commerciales Shares final purchase price for an amount equal to the Final Generated Cash multiplied by the ratio of (x) the Héli Sécurité Activités Commerciales Fixed Component over (y) the Total Fixed Component (the “Héli Sécurité Activités Commerciales Final Generated Cash”);

(iii)	to the Azur Activités Commerciales Shares final purchase price for an amount equal to the Final Generated Cash multiplied by the ratio of (x) the Azur Activités Commerciales Fixed Component over (y) the Total Fixed Component (the “Azur Activités Commerciales Final Generated Cash”).

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d)	During the 40-Business Day period following delivery of a Notice of Disagreement by the Purchaser to the Sellers’ Representative, the Parties in good faith shall seek to resolve in writing any differences that they may have with respect to the determination of the Final Generated Cash or of the Final Purchase Price or any of their elements. Any disputed elements resolved in writing between the Purchaser and the Sellers’ Representative within such 40-Business Day period shall be final and binding with respect to such elements, and if the Purchaser and the Sellers’ Representative agree in writing on the resolution of each disputed elements specified by the Sellers’ Representative in the Notice of Disagreement and the amount of the Final Generated Cash, the amount so determined shall be final and binding on the Parties for all purposes hereunder. If the Purchaser and the Sellers’ Representative have not resolved all such differences by the end of such 40-Business Day period, the Purchaser and/or the Sellers’ Representative shall submit, in writing, to an internationally recognized independent accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each element of the Final Generated Cash remaining in dispute and the Independent Accounting Firm, acting as an expert pursuant to article 1592 of the French civil Code (Code civil), shall make a written determination as to each such disputed element and the amount of the Final Generated Cash and of the Final Purchase Price, which determination shall be final and binding on the Parties for all purposes hereunder. The Independent Accounting Firm shall consider only those elements and amounts in the Sellers’ Representative and the Purchaser’s respective claims that are identified as being items and amounts to which the Sellers’ Representative and the Purchaser have been unable to agree. In resolving any disputed element, the Independent Accounting Firm may not assign a value to any element greater than the greatest value for such element claimed by either party or less than the smallest value for such item element by either party. The English language shall be used throughout the proceedings, including in all submissions by the Parties and in all reports, certificates or other written analysis specifically prepared in the context of the procedures contemplated by this Article 2.6.1. The Independent Accounting Firm shall be agreed in writing by the Sellers’ Representative and the Purchaser. Failure of the Purchaser and the Sellers’ Representative to agree on an internationally recognized independent firm within ten (10) Business Days from delivery of a Notice of Disagreement by the Purchaser, shall allow the Purchaser or the Sellers’ Representative to ask the President of the Paris Commercial Court to appoint the Independent Accounting Firm among the internationally recognized accounting firms acting as in summary proceedings (procédure accélérée au fond) in accordance with article 481-1 of the French civil procedure Code (Code de procédure civile). The Sellers’ Representative and the Purchaser shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within (thirty) 30 Business Days following the submission thereof. The Independent Accounting Firm’s determination shall (in the absence of fraud (fraude) or manifest error (erreur manifeste)) be conclusive and binding upon all the Parties and their respective Affiliates and may not be disputed by them in any forum.

e)	The costs and expenses of any dispute resolution pursuant to this Article 2.6.1, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof shall be borne by the Sellers on the one hand and the Purchaser equally.

2.6.2	Following the determination of the Final Generated Cash pursuant to the provisions of Article 2.6.1:

f)	if the Final Generated Cash is greater than the Estimate Generated Cash, the Sellers shall pay to the Purchaser an amount equal, in aggregate, to the difference between the Final Generated Cash and the Estimate Generated Cash;

g)	if the Final Generated Cash is lower than the Estimate Generated Cash, the Purchaser shall pay to the Sellers an amount equal, in aggregate, to the absolute amount of the difference between the Estimate Generated Cash and the Final Generated Cash; and

h)	the Final Purchase Price shall then be determined as the Total Fixed Component less the Final Generated Cash as determined above and shall be allocated as follows:

(i)	the Monacair Activités Commerciales Shares final purchase price shall be equal to the Monacair Activités Commerciales Fixed Component less the Monacair Activités Commerciales Final Generated Cash (the “Monacair Activités Commerciales Final Purchase Price”);

(ii)	the Héli Sécurité Activités Commerciales Shares final purchase price shall be equal to the Héli Sécurité Activités Commerciales Fixed Component less the Héli Sécurité Activités Commerciales Final Generated Cash (the “Héli Sécurité Activités Commerciales Final Purchase Price”); and

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(iii)	the Azur Activités Commerciales Shares final purchase price shall be equal to the Azur Activités Commerciales Fixed Component less the Azur Activités Commerciales Final Generated Cash (the “Azur Activités Commerciales Final Purchase Price”).

All such shall be considered final and binding between the Parties.

2.6.3	Payments in respect of Article 2.6.2 shall be made by the relevant Party in cash within five (5) Business Days of the determination of the Final Generated Cash and the Final Purchase Price pursuant to the provisions of this Article 2.6 by wire transfer of immediately available funds to the other Party’s account as may be designated in writing by such Party at least two (2) Business Days prior to such payment date. Payments in respect of Article 2.6.2 shall be made by or to each Seller, as the case may be, in proportion to its/his respective shareholding percentage in the share capital of (i) Monacair Activités Commerciales, (ii) Héli Sécurité Activités Commerciales and (iii) Azur Activités Commerciales immediately prior to Closing as detailed in Exhibit 2.3.

3.	ACTIONS UPON SIGNING AND PRE-CLOSING COVENANTS

3.1	Overall Transaction

From the date of the Agreement until Closing (each included), each of and all the Sellers and the SCP Founders shall not (and shall cause each and every of their Affiliates, including, for the avoidance of doubt, the Companies, not to), directly or indirectly, have any discussion, negotiation, provide information, enter into any Contract or agreement with any person other than Blade (or any Affiliate of Blade) and their advisers, or take any action that would be reasonably likely to interfere, conflict with or otherwise cause all or part of the Overall Transaction (and the exclusive rights to be granted to Blade, or an Affiliate of Blade, contemplated therein) not to be completed as agreed pursuant to this Agreement, the AOA and the TSA.

3.2	Conduct of Business Prior to Closing

3.2.1	From the date of the Agreement until Closing (each included), to the extent within their respective powers as shareholders and/or, as the case may be, as officers (mandataires sociaux), directors or members of the board of directors, supervisory board or other management body of EOLA, the Companies, or the Target Companies, as the case may be, the Sellers shall (and shall cause the EOLA Shareholders to) cause (i) the Companies from the date hereof until the Pre-Closing Reorganization Date, (ii) Azur from the date of its acquisition by EOLA and, as of and following the Pre-Closing Reorganization, (iii) the Target Companies, to conduct their activities in all respects in the ordinary and usual course of their normal day-to-day operations and consistent with past practices, it being specified, for the avoidance of doubt, that the businesses and operations of (i) Monacair Activités Commerciales, (ii) Héli Sécurité Activités Commerciales and (iii) Azur Activités Commerciales shall be run in similar fashion and consistent with the past practices of the commercial businesses of Monacair, Héli Sécurité and Azur respectively.

3.2.2	Should any of the asset, resource or Contract necessary or useful to carry out the commercial activity of any of the Companies or Azur as currently conducted be sold, transferred to any Person other than a Target Company or otherwise disposed of by any Company or Azur (a “Leaked Asset”), the Sellers hereby undertake to take any and all actions necessary to cause the transfer of such Leaked Asset to the relevant Target Company (as so designated by the Purchaser), at the Sellers’ sole costs and expenses and at no cost for the Purchaser or any of the Target Companies.

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3.3	Completion of the Azur Acquisition

EOLA shall (and shall procure that each and every of their Affiliates) use its best efforts to ensure the full and proper completion of the Azur Acquisition as soon as possible and, in any event, in a timely fashion consistent, pursuant to all applicable Laws, with the contemplated Closing Date pursuant to Article 5.1.

3.4	Relaunching of the Regular Line Monaco

3.4.1	The Sellers undertake to inform the Purchaser, on a regular basis, as from the date hereof and up until the Closing Date, of the progress of the discussions they have with the Monaco Minister of Transport or the relevant Monegasque authorities in connection with the relaunching of the Regular Line Monaco and the conditions of such relaunching, and, in particular, flexibility to modify the flight program/schedule and quantity of employees, on terms economically satisfactory to Blade and substantially similar to those attached in Exhibit 3.4, and shall seek Blade’s views, opinion and consent on such terms which have to be economically satisfactory to Blade.

3.4.2	The Purchaser acknowledges that the Sellers cannot provide any representation, guarantee or other commitment in relation to the decisions that may be taken in this respect by the Minister of Transport or the relevant Monegasque authorities.

3.5	Completion of the Pre-Closing Reorganization

Each Seller shall (and shall procure that each and every of their Affiliates) use their best efforts to ensure the full and proper completion of the Pre-Closing Reorganization (and any and all the transactions undertaken for that purpose and in that context) as soon as possible and, in any event, in a timely fashion consistent, pursuant to all applicable Laws, with the contemplated Closing Date pursuant to Article 5.1.

3.6	Pre-Closing Tax Obligations

Each Seller shall (and shall procure that each and every of their Affiliates) comply with all of their applicable Tax obligations in respect of the Azur Acquisition and the Pre-Closing Reorganization (and any and all the transactions undertaken for that purpose and in that context) and, in particular, duly and timely proceed with all the formalities and fill all the Tax Returns required under the Applicable Tax Laws and pay any and all Taxes due to any Governmental Authority by it (and/or each and every of their Affiliates) or by any of Azur, the Companies or the Target Companies so that neither the Purchaser, nor any of its Affiliates, including in particular any of the Target Companies has any liability whatsoever in respect of any Tax due pursuant to the Azur Acquisition or to all or part of the Pre-Closing Reorganization.

3.7	Certain Information Undertakings

3.7.1	If, at any time prior to Closing, any Seller or any Company becomes aware of any matter that has occurred, or is reasonably likely to occur, that is likely to cause the conditions, the implementation or the effects of the Pre-Closing Reorganization to deviate from what has been presented and intended by the Sellers (including, but not limited to, the absence of any form of Tax risk or Tax liability for the Purchaser or the Target Companies resulting from the Pre-Closing Reorganization and/or the obtention of the Aviation Clearance or the Regulatory Approvals resulting from the Pre-Closing Reorganization or contemplated pursuant to the AOA), the Sellers’ Representative shall immediately notify the Purchaser in sufficient details to enable the Purchaser to make an accurate assessment of the situation.

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3.7.2	During the period from the date of this Agreement up to Closing, the Sellers and the Sellers’ Representative shall use their best efforts to provide the Purchaser or counsels and advisors to the Purchaser with all information concerning the Companies or Azur which the Purchaser may reasonably request in connection with the matters contemplated by this Agreement. In particular, the Sellers and the Sellers’ Representative hereby undertake to provide Blade with (i) the audited Accounts of each of the Companies as soon as they are available and (ii) the renovation plans and schedule of the improvements required to be made at the Monaco-Fontvieille heliport as detailed in Exhibit 7.5.20 as soon as obtained by Monacair or any other Party. In this respect, the Sellers shall make their best efforts to avoid that such renovations create any disruptions to the operations of the Air Carriers or to the Blade Flights (as such term is defined under the AOA).

3.8	Carried-Over Liabilities

3.8.1	It is expressly agreed between the Parties that, at Closing, each of the Target Companies shall be transferred to the Purchaser with all assets and liabilities provided under Exhibits 4.1.3, 4.1.4 and 4.1.5;

3.8.2	In case the total combined liabilities (excluding, for the avoidance of doubt, equity and the pensions obligations mentioned in Exhibit 7.7 and including provisions for risks and charges, financial liabilities and other liabilities) of all Target Companies exceed the combined current assets (defined as cash at bank and customer or tax receivables) of all Target Companies at Closing, such exceeding amount shall be covered, at Closing, by a cash asset (paid by the Sellers) of the same amount definitively and irrevocably owned by the relevant Target Company (the “Carried-Over Liability(ies)“). For the avoidance of doubt, all computations under this Article 3.8 shall be made in accordance with the Accounting Principles.

3.8.3	Payment in respect of this Article 3.8 shall be made by the Sellers in cash within five (5) Business Days of the delivery by the Purchaser to the Sellers’ Representative of a notice setting forth in reasonable details the amount and determination of any Carried-Over Liability(ies), by wire transfer of immediately available funds to the Purchaser’s account as may be designated in writing by it at least two (2) Business Days prior to such payment date. Payments in respect of this Article 3.8 shall be made by each Seller, as the case may be, in proportion to its/his respective shareholding percentage in the share capital of the Target Company(ies) bearing the Carried-Over Liability(ies) giving rise to such payment immediately prior to Closing as detailed in Exhibit 2.3.

4.	CONDITIONS TO CLOSING

4.1	Conditions to Obligations of the Purchaser

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment, at or prior to Closing, of each of the following conditions, any of which can only be waived in writing by the Purchaser in its sole discretion (the “Conditions Precedent”):

4.1.1	Approvals under Aviation Laws. The Aviation Clearance shall have been obtained and be in full force and effect at Closing.

4.1.2	Approvals of Governmental Authorities. The Regulatory Approvals shall have been obtained and be in full force and effect at Closing.

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4.1.3	Monacair Spin-Off. All the necessary or required Governmental Authorizations to complete the Monacair Spin-Off shall have been validly obtained and the Monacair Spin-Off shall have been properly completed in accordance with applicable Laws so that all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the commercial activity of Monacair as currently conducted together with all the liabilities attached to such business (as all these elements are detailed in Exhibit 4.1.3) have been validly and irrevocably transferred to Monacair Activités Commerciales.

4.1.4	Héli Sécurité Spin-Off. The Héli Sécurité Spin-Off shall have been properly completed in accordance with applicable Laws so that all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the commercial activity of Monacair as currently conducted together with all the liabilities attached to such business (as all these elements are detailed in Exhibit 4.1.4) have been validly and irrevocably transferred to Héli Sécurité Activités Commerciales.

4.1.5	Azur Spin-Off. The Azur Spin-Off shall have been properly completed in accordance with applicable Laws so that all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the commercial activity of Azur as currently conducted together with all the liabilities attached to such business (as all these elements are detailed in Exhibit 4.1.5) have been validly and irrevocably transferred to Azur Activités Commerciales.

4.1.6	DGAC’s Governmental Authorization on the AOA. The French Direction Générale de l’Aviation Civile shall have given its Governmental Authorization on the AOA (including the confirmation that no change of control, within the meaning of Aviation Law, will occur at either (i) Héli Sécurité Transporteur or (ii) Azur Transporteur level resulting from the Overall Transaction) which shall not have been materially amended as a consequence.

4.1.7	Monegasque DAC’s Governmental Authorization on the AOA. The Monegasque Direction Générale de l’Aviation Civile shall have given its Governmental Authorization on the AOA (including the confirmation that no change of control, within the meaning of Aviation Law, will occur at Monacair Transporteur level resulting from the Overall Transaction) which shall not have been materially amended as a consequence.

4.1.8	AOA. The relevant Parties shall have entered into the AOA which shall be entered into upon Closing.

4.1.9	Termination of the Distribution Platform Agreements. The relevant Parties to the Distribution Platform Agreements shall have obtained the Distribution Platform Agreements Waiver.

4.1.10	Agreement between Héli Sécurité and RCE. The agreement entered into between Héli Sécurité and RCE (Fréjus Trade and Company Register number 391 362 100) which secures RCE with a minimum turnover (stemming from the landing fees) in consideration for the right granted by RCE to Héli Sécurité to use the Grimaud Héliport with reduced landing fees, for a 6-year term (i.e. the term of the public service delegation of the Grimaud heliport granted to RCE in December 2021) has been validly transferred to Héli Sécurité Transporteur following completion of the Héli Sécurité Spin-Off (the “RCE Agreement”) and shall be in full force and effect at Closing.

4.1.11	Azur Material Contracts. All agreements material, necessary or required for the business and operations of Azur as listed in Exhibit 4.1.11 (the “Azur Material Contracts”) have been validly transferred free of any Third Party Rights to Azur Transporteur following the successive completion of both (i) the Azur Acquisition and (ii) the Azur Spin-Off.

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4.1.12	WorldTicket Waiver. Monacair, or Monacair Transporteur, as the case may be, shall have received a written confirmation by WorldTicket that they (x) waive the prohibition imposed on Monacair (and Monacair Transporteur following completion of the Monacair Spin-Off) to use other systems than those provided by WorldTicket for booking and creating tickets using the internet without their prior written consent under the license agreement between WorldTicket and Monacair dated 3 and 4 September 2015 (the “WorldTicket Agreement”) and (y) agree that Monacair Activités Commerciales (or any of its Affiliate) be the exclusive broker or reseller of tickets of transportation services offered by Monacair, or Monacair Transporteur, through the internet (the “WorldTicket Waiver”).

4.1.13	ATOUT France Registration. The registration of both (i) Héli Sécurité Activités Commerciales and (ii) Azur Activités Commerciales with ATOUT France as travel operators (opérateurs de voyage) shall be in full force and effect at Closing.

4.1.14	DTC Registration. The registration of Monacair Activités Commerciales with the Monaco Direction du Tourisme et des Congrès – “DTC” shall be in full force and effect at Closing.

4.1.15	Absence of Material Adverse Change. No Material Adverse Change shall have occurred on or before the Closing Date.

4.1.16	Existing Customer Consents. Upon completion of the Pre-Closing Reorganization, the Existing Customer consent required for the transfer of the Customer Lists have been validly obtained and the Customer Lists have been validly and irrevocably transferred, in compliance with applicable Laws (including Privacy Laws), to Monacair Activités Commerciales (by Monacair), to Héli Sécurité Activités Commerciales (by Héli Sécurité) and to Azur Activités Commerciales (by Azur) respectively, and Monacair Activités Commerciales, Héli Sécurité Activités Commerciales and Azur Activités Commerciales (i) are the sole legal and beneficial owners of the relevant Company’s Customer List, respectively and (ii) shall respectively continue to have the right to use and process the Customer Lists.

4.1.17	Monegasque Governmental Authorization on the sale of the Monacair Activités Commerciales Shares. The relevant Monaco Ministry of State shall have given its Governmental Authorization on the sale to and purchase by the Purchaser of all the Monacair Activités Commerciales Shares.

4.1.18	Target Companies Carve-Out Documents Notice. The Sellers’ Representative shall have delivered the Target Companies Carve-Out Documents Notice to the Purchaser.

4.1.19	TSA. The relevant Parties shall have entered into the TSA which shall be in full force and effect at Closing.

4.2	Responsibility for the satisfaction of the Conditions Precedent

Each of EOLA, each Seller, Monacair and Héli Sécurité shall make their best efforts to prepare and make, at their own expenses, all notifications and filings with any relevant Governmental Authority and take all actions necessary, useful or required to satisfy each Condition Precedent as soon as practically possible (except for the ones set forth in Article 4.1.8 and Article 4.1.15 which will need to be satisfied at Closing), it being specified that none of EOLA, each of the Sellers, Monacair and Héli Sécurité shall be allowed to propose any modifications to the terms of the AOA.

4.3	Non-Satisfaction of the Conditions Precedent

4.3.1	If all the Conditions Precedent are not fulfilled (except for the ones set forth in Article 4.1.8 and in Article 4.1.15 which will need to be satisfied at Closing) (or waived in accordance with Article 4.1) by the Long Stop Date, the Purchaser shall have the right, at its sole discretion (i) to terminate the Agreement or (ii) to postpone the Long Stop Date until the Postponed Long Stop Date.

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4.3.2	In the event where all the Conditions Precedent are not fulfilled (except for the ones set forth in Article 4.1.8 and in Article 4.1.15 which will need to be satisfied at Closing) (or waived in accordance with Article 4.1) by the Postponed Long Stop Date, and except if the Parties have otherwise agreed in writing to extend such Postponed Long Stop Date, the Agreement shall automatically terminate upon the Postponed Long Stop Date.

4.3.3	In the event of termination of the Agreement in accordance with Article 4.3.2 and upon such termination, each Party shall be released from all obligations under this Agreement (except for those obligations which are expressly stated to survive the termination of this Agreement and for any rights and liabilities of the Parties which may have accrued prior to the termination of this Agreement as a result of a breach of this Agreement).

4.4	Conditions Precedent Fulfillment Certificate

As soon as practically possible once every and each of the Conditions Precedent (except for the ones set forth in Article 4.1.8 and in Article 4.1.15 which will need to be satisfied at Closing) has been fulfilled, the Sellers’ Representative shall send a written notice to the Purchaser certifying that each and every of the Conditions Precedent is fulfilled along with, for each such Condition Precedent, the appropriate evidence for the satisfaction of each such Condition Precedent (the “Conditions Precedent Fulfillment Certificate”).

5.	CLOSING

5.1	Closing Date

The sale and purchase of the Shares shall take place at a closing (the “Closing”) to be held in Monaco, at the offices of Monacair, Heliport de Monaco, Avenue des Ligures, 98000 Monaco at 10:00 a.m., Central European Time on the eleventh (11th) Business Day following receipt by the Purchaser of (x) the Estimate Generated Cash and Initial Purchase Price Notice (only if the Sellers fail to provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022) and (y) the Conditions Precedent Fulfillment Certificate, subject, in any event, to the satisfaction (or waiver in accordance with Article 4.1) of the Conditions Precedent (except for the ones set forth in Article 4.1.8 and in Article 4.1.15 which will need to be satisfied at Closing) occurring prior to the Long Stop Date or the Postponed Long Stop Date, as the case may be, or on such other date and place as the Sellers and the Purchaser may mutually agree in writing (including by e-mail). The day on which the Closing takes place is referred to as the “Closing Date”.

5.2	Deliveries

5.2.1	Ten (10) Business Days prior to the Closing Date at the latest, the Sellers’ Representative shall deliver to the Purchaser the Conditions Precedent Fulfillment Certificate and, in case the Sellers fail to provide to the Purchaser all the Target Companies Incorporation Documents before 1 July 2022, the Estimate Generated Cash and Initial Purchase Price Notice.

5.2.2	Upon Closing, the Sellers and the Sellers’ Representative shall deliver to the Purchaser the following documents or take the following actions:

(i)	a copy of the certificate attached as Exhibit 5.2.2(i) duly executed by the Sellers to the effect of certifying that each Condition Precedent (except for the Conditions Precedent set forth in Article 4.1.8 and in Article 4.1.15 which shall be satisfied at Closing concurrently with all other actions taking place at Closing) that has not been waived by the Purchaser has been satisfied in all respects;

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(ii)	the duly completed, signed and dated share transfer form (ordre de mouvement) evidencing the transfer of the Héli Sécurité Activités Commerciales Shares to the Purchaser and three (3) original copies of the related tax transfer form (formulaire Cerfa n°2759 DGI) duly executed by each of EOLA, SCP XYZ and Mr. John Elkann;

(iii)	the duly completed, signed and dated share transfer form (ordre de mouvement) evidencing the transfer of the Azur Activités Commerciales Shares to the Purchaser and three (3) original copies of the related tax transfer form (formulaire Cerfa n°2759 DGI) duly executed by EOLA;

(iv)	the share register of Héli Sécurité Activités Commerciales (comprising the registre des mouvements de titres and the comptes individuels d’actionnaires) updated in respect of the sale to and purchase by the Purchaser of all the Héli Sécurité Activités Commerciales Shares;

(v)	the share register of Azur Activités Commerciales (comprising the registre des mouvements de titres and the comptes individuels d’actionnaires) updated in respect of the sale to and purchase by the Purchaser of all the Azur Activités Commerciales Shares;

(vi)	four (4) duly executed copies of the Monacair Activités Commerciales Short Form SPA, as the case may be;

(vii)	four (4) duly executed copies of the Héli Sécurité Activités Commerciales Short Form SPA;

(viii)	four (4) duly executed copies of the Azur Activités Commerciales Short Form SPA;

(ix)	written evidence of the obtention of the Aviation Clearance through a copy of such;

(x)	written evidence of the obtention of the Regulatory Approval through a copy of such;

(xi)	a copy of the Distribution Platform Agreements Waiver;

(xii)	a copy of the duly executed RCE Agreement;

(xiii)	a copy of the WorldTicket Waiver;

(xiv)	copy of the certificates or other documents from ATOUT France evidencing the registration of both (i) Héli Sécurité Activités Commerciales and (ii) Azur Activités Commerciales as travel operators (opérateurs de voyage);

(xv)	copy of the certificate or other document from the Monaco DTC evidencing the registration of Monacair Activités Commerciales as a travel operator (opérateur de voyage);

(xvi)	a copy of the Target Companies Carve-Out Documents Notice;

(xvii)	a copy of each duly executed relevant document required pursuant to applicable Laws or required pursuant to Governmental Authorizations evidencing the proper completion of the Monacair Spin-Off to be realized before Closing;

(xviii)	a copy of the Governmental Authorization issued by the relevant Monaco Ministry of State on the sale to and purchase by the Purchaser of all the Monacair Activités Commerciales Shares;

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(xix)	the up-to-date (a) E-bis and (b) by-laws for each of Monacair Transporteur and Monacair Activités Commerciales, properly registered in respect of the sale to and purchase by the Purchaser of all the Monacair Activités Commerciales Shares and reflecting such transfer;

(xx)	a copy of the resolutions of the relevant corporate body of Monacair Activités Commerciales authorizing the transfer by each of EOLA, SCP ABC and SCP JKL of their Monacair Activités Commerciales Shares to the Purchaser under this Agreement;

(xxi)	a copy of each duly executed relevant document required pursuant to applicable Laws evidencing the proper completion of the Héli Sécurité Spin-Off to be realized before Closing;

(xxii)	an up-to-date (a) K-bis and (b) certificat de non faillite, (c) état des privilèges et nantissements and (d) by-laws for each of Héli Sécurité Transporteur and Héli Sécurité Activités Commerciales;

(xxiii)	a copy of each duly executed relevant document required pursuant to applicable Laws evidencing the proper completion of the Azur Spin-Off to be realized before Closing;

(xxiv)	an up-to-date (a) K-bis and (b) certificat de non faillite, (c) état des privileges et nantissements and (d) by-laws for each of Azur Transporteur and Azur Activités Commerciales;

(xxv)	a duly executed copy of the AOA;

(xxvi)	one (1) copy of the resolutions of the board of directors or any other competent body of each of the Sellers being an Entity authorizing the execution, and the performance by the Sellers, of their obligations under this Agreement and each of the Acquisition Documents and the AOA to be executed by them;

(xxvii)	if so proposed by the Purchaser in writing to the Sellers’ Representative, no later than five (5) Business Days prior to the Closing Date, the unconditional written resignation letters, effective as of and conditional upon Closing, from and duly executed by each of the directors and officers of Monacair Activités Commerciales, reasonably satisfactory in form and substance to the Purchaser, it being understood that such resignation letters shall also include an irrevocable waiver of any claims against Monacair Activités Commerciales;

(xxviii)	if so proposed by the Purchaser in writing to the Sellers’ Representative, no later than five (5) Business Days prior to the Closing Date, decision from the relevant corporate body of Monacair Activités Commerciales acknowledging the resignation of the legal representatives referred to in paragraph (xxvii) above and appointing as new legal representatives those persons whose names will be provided by the Purchaser to the Sellers’ Representatives;

(xxix)	if so proposed by the Purchaser in writing to the Sellers’ Representative, no later than five (5) Business Days prior to the Closing Date, the unconditional written resignation letters, effective as of and conditional upon Closing, from and duly executed by each of the directors and officers of Héli Sécurité Activités Commerciales, reasonably satisfactory in form and substance to the Purchaser, it being understood that such resignation letters shall also include an irrevocable waiver of any claims against Héli Sécurité Activités Commerciales;

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(xxx)	if so proposed by the Purchaser in writing to the Sellers’ Representative, no later than five (5) Business Days prior to the Closing Date, decision from the relevant corporate body of Héli Sécurité Activités Commerciales acknowledging the resignation of the legal representatives referred to in paragraph (xxix) above and appointing as new legal representatives those persons whose names will be provided by the Purchaser to the Sellers’ Representatives;

(xxxi)	if so proposed by the Purchaser in writing to the Sellers’ Representative, no later than five (5) Business Days prior to the Closing Date, the unconditional written resignation letters, effective as of and conditional upon Closing, from and duly executed by each of the directors and officers of Azur Activités Commerciales, reasonably satisfactory in form and substance to the Purchaser, it being understood that such resignation letters shall also include an irrevocable waiver of any claims against Azur Activités Commerciales;

(xxxii)	if so proposed by the Purchaser in writing to the Sellers’ Representative, no later than five (5) Business Days prior to the Closing Date, decision from the relevant corporate body of Azur Activités Commerciales acknowledging the resignation of the legal representatives referred to in paragraph (xxxi) above and appointing as new legal representatives those persons whose names will be provided by the Purchaser to the Sellers’ Representatives;

(xxxiii)	one (1) copy of each Companies’ Notified Employees Renunciation Letter obtained prior to signing of this Agreement;

(xxxiv)	a written statement executed by the Sellers confirming that the representations and warranties set out in Article 7 (other than the representations and warranties set forth in Article 7.1.1) of this Agreement are true and accurate as of the Closing Date;

(xxxv)	a duly executed copy of the TSA.

5.2.3	Upon Closing, the Purchaser shall deliver to the Sellers’ Representative the following:

(i)	four (4) duly executed copies of the Monacair Activités Commerciales Short Form SPA, as the case may be;

(ii)	four (4) duly executed copies of the Héli Sécurité Activités Commerciales Short Form SPA;

(iii)	four (4) duly executed copies of the Azur Activités Commerciales Short Form SPA;

(iv)	a duly executed copy of each Ancillary Agreement to which the Purchaser is a party; and

(v)	evidence of the payment of the Payment at Closing by wire transfer of immediately available funds to the Sellers’ bank accounts.

5.3	Closing Deliveries taking place simultaneously

5.3.1	All the matters taking place upon Closing as set forth in Articles 5.2.2 and 5.2.3 shall be considered to take place simultaneously, and no delivery of any document and no action will be deemed complete until all transactions, actions and deliveries of documents required by the Acquisition Documents and Articles 5.2.2 and 5.2.3 are fully completed.

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5.3.2	Notwithstanding anything to the contrary, the Purchaser shall never be required to proceed with Closing if, as a result of such Closing, the Purchaser is not the sole owner of all the outstanding Securities issued, granted or offered by the Target Companies.

5.4	Failure to complete the Closing Deliveries

If any of the Parties fails to comply with any of its obligations in Article 5.2 (the “Failing Party”), the other Party shall be entitled (in addition to and subject to all other rights or remedies available under this Agreement or otherwise – including the right to claim damages or seek specific performance), by written notice sent by the other Party to the Failing Party :

a)	to defer Closing to a date not more than fifteen (15) Business Days after the date referred to in Article 5.1 (so that the provision of this Article shall apply to Closing as so deferred);

b)	to proceed to Closing so far as practicable (without limiting its rights nor the Failing Party rights under this Agreement);

c)	to rescind this Agreement without liability on its part; or

d)	to the extent legally permissible, to waive, at their sole discretion and no later than on the Closing Date (inclusive), all or any obligations of the Failing Party provided for its exclusive benefit and effect Closing pursuant to this Agreement so far as practicable having regard to the default which has occurred and without limiting its rights under this Agreement in respect thereof.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers that the representations and warranties set forth in this Article 6 (the “Purchaser’s Representations and Warranties”) are true and accurate as at the date of this Agreement and shall be true and accurate as at the Closing, save to the extent any such representation and warranty is expressed to be made only on one of such dates.

6.1	Authorization, validity and Governmental Authorization

6.1.1	The Purchaser is an Entity duly incorporated and validly existing under the Laws of its jurisdiction of incorporation.

6.1.2	The Purchaser has full power and authority to enter into any Acquisition Documents and Ancillary Agreements to which it is a party, and to perform the obligations to which it is bound under any of these Acquisition Documents, and to consummate the transaction contemplating thereby.

6.1.3	The execution of any Acquisition Documents and Ancillary Agreements to which the Purchaser is a party and the performance of its obligations hereunder do not, and will not, conflict with, or constitute a breach of any Law, agreement, or other obligation to which the Purchaser is subject.

6.1.4	The obligations resulting for the Purchaser from any Acquisition Documents and Ancillary Agreements to which it is a party are legal, valid, binding and enforceable obligations on it pursuant to their terms.

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6.2	Good standing

The Purchaser is not in Bankruptcy.

6.3	Acknowledgment

6.3.1	The Purchaser acknowledges and agrees that, prior to the execution of this Agreement, it carried out a legal and financial due diligence of Monacair and Héli Sécurité, based on the information, documents and answers to questions raised relating to Monacair and Héli Sécurité provided by the Sellers in the Data Room.

6.3.2	The Purchaser acknowledges that it has assessed the impact of the spread of COVID-19 and any strains, mutations or variants thereof, including any declaration of martial law, quarantine or similar directive, guidance, policy from a Governmental Authority implemented as a result thereof (collectively, the “COVID-19 Event”), has had, is having and is likely to have, on the operations and financial condition of the Target Companies and that in no event would the COVID-19 Event constitute an Event of Force Majeure.

6.3.3	In connection with its investigations, the Purchaser may have received from the Sellers, the Companies or any director, employee, financial, accounting, legal, tax, business and other professional advisers, certain projections, forecasts or forward-looking business plan information. The Purchaser acknowledges that there are numerous assumptions reflected in such projections and significant uncertainties, including uncertainties arising from the COVID-19 Event, inherent in attempting to make such projections, that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections furnished to it, and that the Purchaser shall not have any claim against the Sellers with respect to such projections and forecasts (without prejudice to any claim for fraud or willful misconduct (dol)).

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers severally but not jointly (conjointement mais non solidairement) represent and warrant to the Purchaser that they shall, and each Seller shall cause its Affiliates to (it being specified that EOLA shall cause Azur to, following the completion of the Azur Acquisition) cause and effect the representations and warranties set forth in this Article 7 (the “Sellers’ Representations and Warranties”) to be true and accurate as at the Closing Date, except for (i) the representations and warranties set forth in Article 7.1.1, which shall be true and accurate as of the date hereof and (ii) the representations and warranties set forth in Articles 7.1.2, 7.1.3 and 7.1.4, which shall be true and accurate as of the date hereof and as at the Closing Date.

7.1	Capacity

7.1.1	With respect to each Company:

a)	it is duly organized and validly existing under the Laws of its jurisdiction of incorporation;

b)	it has all the capacity, powers and authority necessary for the purpose of entering into each Acquisition Document and Ancillary Agreement to which it is a party, performing its obligations thereunder and consummating the Overall Transaction contemplated thereby;

c)	the individual signatory(ies) in its name and on its behalf is/are duly authorized to act on behalf of it;

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d)	the entering into of each Acquisition Documents and Ancillary Agreement to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on its part and do not result in any breach of its Organizational Documents; and

e)	no formal request has been made for its annulment or its dissolution, it is not in Bankruptcy and its existence may not be challenged by any Governmental Authority.

7.1.2	With respect to each Seller which is an Entity:

a)	it is duly organized and validly existing under the Laws of its jurisdiction of incorporation;

b)	it has all the capacity, powers and authority necessary for the purpose of entering into each Acquisition Document and Ancillary Agreement to which it is a party, performing its obligations thereunder and consummating the Overall Transaction contemplated thereby;

c)	the individual signatory(ies) in its name and on its behalf is/are duly authorized to act on behalf of it;

d)	the entering into of each Acquisition Document, the AOA and the TSA to which it is a party and the performance of its obligations thereunder have been duly authorized by all necessary corporate, partnership or similar action and proceedings on its part and do not result in any breach of its Organizational Documents; and

e)	no formal request has been made for its annulment or its dissolution, it is not in Bankruptcy and its existence may not be challenged by any Governmental Authority.

7.1.3	With respect to each Seller who is a natural person:

a)	he or she has a full legal capacity and is not subject to any restriction of rights;

b)	he or she is not subject to any insolvency proceedings applicable to natural persons; and

c)	he or she is empowered to sign and execute each Acquisition Document and Ancillary Agreement to which it is a party alone and to complete alone the transactions referred to therein and to benefit from the rights set out therein.

7.1.4	With respect to each Seller:

a)	the signature and execution of each Acquisition Document and Ancillary Agreement to which it is a party, as well as the completion of the transactions contemplated thereby, entail no, nor will they entail any, breach or termination of any Contract to which it is a party and that neither the signature or execution of any Acquisition Documents or Ancillary Agreements to which it is a party, nor the completion of the transactions contemplated thereby conflict or will conflict with any provision of any said Contract;

b)	the signature and execution of each Acquisition Document and Ancillary Agreement to which it is a party as well as the completion of the transactions contemplated thereby will not result in a violation of any Law;

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c)	the execution of each Acquisition Document and Ancillary Agreement to which it is a party does not constitute a breach of (x) any finding of a court of law or arbitration tribunal or (y) any award, Order, decision, injunction, judgment, decree, ruling, writ, assessment or arbitration award entered, issued, made or rendered by any Governmental Authority to which it is a Party or by which it is bound, and does not require it to obtain any consent or approval of, or give any notice to or make any registration with, any Governmental Authority which has not been obtained or made at the date hereof on a basis which is both unconditional and which cannot be revoked; and

d)	the obligations resulting for it from each Acquisition Document and Ancillary Agreement to which it is a party are legal, valid, binding and enforceable obligations on it pursuant to their terms.

7.2	Target Companies

7.2.1	The Monacair Activités Commerciales Shares (i) represent 100% of the share capital and voting rights of Monacair Activités Commerciales, on a fully diluted basis, (ii) are validly issued and fully paid-up as set forth in Exhibit 2.3 and (iii) are free and clear of any Third Party Rights.

7.2.2	The Héli Sécurité Activités Commerciales Shares (i) represent 100% of the share capital and voting rights of Héli Sécurité Activités Commerciales, on a fully diluted basis, (ii) are validly issued and fully paid-up as set forth in Exhibit 2.3 and (iii) are free and clear of any Third Party Rights.

7.2.3	The Azur Activités Commerciales Shares (i) represent 100% of the share capital and voting rights of Azur Activités Commerciales, on a fully diluted basis, (ii) are validly issued and fully paid-up as set forth in Exhibit 2.3 and (iii) are free and clear of any Third Party Rights.

7.2.4	The Target Companies are duly organized and validly existing under the Laws of Monaco, with respect to Monacair Activités Commerciales and under the Laws of France, with respect to Héli Sécurité Activités Commerciales and Azur Activités Commerciales, each with the full corporate power and authority to enable it to own its properties and carry on its business as currently conducted. No written request has been made or is threatened, for its annulment or its dissolution and its existence may not be challenged by any Governmental Authority.

7.2.5	None of the Target Companies is in Bankruptcy, no formal request has been made for its annulment or its dissolution, and its existence may not be challenged by any Governmental Authority.

7.2.6	None of the Sellers (or their Affiliates), nor the Target Companies is a party to any agreement with a third party with respect to the voting, sale, issuance, transfer or purchase of option over any of the Securities of any of the Target Companies whether contingent or otherwise, immediately or in the future.

7.2.7	None of the Target Companies has ever owned, directly or indirectly, any Securities or other equity interests, or voting rights, in any Entity, including any Entity in which it has borne, bears or will bear any unlimited liability as a partner thereof.

7.2.8	Except under this Agreement, none of the Target Companies has ever entered into any agreement or commitment, or made any bid, to acquire by merger, subscription, purchase of stock or assets or otherwise any business or company (be it a corporation, partnership, association or other business organization).

7.2.9	No shareholders’ agreement, other than the articles of association of each Target Company, has been entered into in relation any of the Target Companies or applies to any of the Target Companies.

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7.2.10	None of the Target Companies is in violation of any provisions of any of its Organizational Documents.

7.2.11	None of the Target Companies does and has ever had a branch, division, representative office, agency, place of business or permanent establishment outside the jurisdiction in which it is incorporated.

7.2.12	The Books and Records, including registers and minute books, of each Target Company are up-to-date, have been maintained on a proper and consistent basis and in accordance with all applicable Laws in all material respects.

7.2.13	No external growth operation, sale transaction of stock or assets (for an amount, with regards to assets, in excess of EUR 50,000 or otherwise any business or company (be it a corporation, partnership, association or other business organization) reorganization or similar transaction has been implemented prior to the date hereof by any of the Target Companies.

7.2.14	There is no agreement in force according to which any of the Target Companies has an obligation to pay to or is entitled to receive from, as applicable, a third party a sum in connection with any external growth operation or sale transaction relating to any business, company, stock or other assets, including real estate assets, implemented by any of the Target Companies (including without limitation, payment in the framework of an adjustment of the purchase price, earn-out to be paid to a third party by any of the Target Companies, indemnification process in connection with representations and warranties given to or received from a third party by any of the Target Companies).

7.2.15	Each Target Company has full power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted and as such business was previously conducted (i) by Monacair with respect to Monacair Activités Commerciales, (ii) by Héli Sécurité with respect to Héli Sécurité Activités Commerciales and (iii) by Azur with respect to Azur Activités Commerciales.

7.3	Relationships with the Sellers and their Related Parties

7.3.1	None of the Sellers, nor any of their Related Parties (other than the Companies), has any right over any of the assets used by the Target Companies for the conduct of their businesses.

7.3.2	All arrangements and agreements between any of the Sellers, or their Related Parties (other than the Target Companies), on the one hand, and the Target Companies, on the other hand, have been terminated at or prior to the Closing Date at no cost and without any remaining liability for each of the Target Companies, and there exists no outstanding amounts owed either (a) by any of the target Companies to any of the Sellers, or any of their Related Parties (to the exception of the Target Companies), or (b) by any of the Sellers, or any of their Related Parties (to the exception of the Target Companies) to the any of the Target Companies.

7.3.3	None of the Sellers and none of their Related Parties has any outstanding claim against any of the Target Companies or its directors, officers, employees and agents and they irrevocably waive any claim they may have against any of the Target Companies and its directors, officers, employees and agents after the Closing Date, subject to the fulfilment by the Purchaser or the Target Companies (as applicable) of their respective payment obligations set forth in this Agreement with respect to the Final Purchase Price.

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7.4	Effect of the Closing

The Closing will have no adverse effect on the legal situation of any of the Target Companies or any of the Target Companies’ rights and obligations towards third parties and in particular will not:

a)	violate any Law, Permit, Organizational Documents, administrative, legal, or arbitration decision or any contractual obligation of any of the Target Companies;

b)	increase any contractual obligations of any of the Target Companies, restrict any of the Target Companies’ contractual rights or result in a right to rescind, terminate or modify any Contract or Permit to which any of the Target Companies is a party;

c)	increase any obligations or restrict any rights under a Permit or modify, suspend or revoke any Permit applicable to any of the Target Companies or its assets;

d)	result in the challenge of any financial benefit, including any subsidy (subvention), bonus (prime) or exemption;

e)	trigger the early repayment of any Indebtedness granted to any of the Target Companies;

f)	cause the modification, termination or rescission of any insurance policy;

g)	result in the challenge of any right or tax benefit or give rise to an obligation to pay any Tax, pursuant to Tax Laws;

h)	entitle any Person to be released from any guarantee, warranty, comfort letter or any other similar undertaking that has been granted as a security (sûreté) or as a guarantee for any undertakings of any of the Target Companies;

i)	entitle any Person to request from or enforce against any of the Target Companies a guarantee (caution), warranty, comfort letter or any other similar undertaking; and

j)	cause a charge to be created or registered over the assets of any of the Target Companies.

7.5	Specific Representations and Warranties

7.5.1	The Regulatory Approvals relating to the transfer, resulting from the completion of the Monacair Spin-Off, of the Permits, Heliport Leases, or any other Contract or Permit in connection with the Utilized Heliports held by Monacair to Monacair Transporteur, have been duly obtained;

7.5.2	The Regulatory Approvals relating to the transfer, resulting from the completion of the Héli Sécurité Spin-Off, of the Permits, Heliport Leases, or any other Contract or Permit in connection with the Utilized Heliports held by Héli Sécurité to Héli Sécurité Transporteur, have been duly obtained;

7.5.3	The Regulatory Approvals relating to the transfer, resulting from the successive completion of both the (i) Azur Acquisition and the (ii) Azur Spin-Off, of the Permits, Heliport Leases, or any other Contract or Permit in connection with the Utilized Heliports held by Azur to Azur Transporteur, have been duly obtained;

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7.5.4	The assets, and notably the Existing Customer Lists and the Heliport Leases necessary for the operation of the activities of (i) Monacair Activités Commerciales, (ii) Héli Sécurité Activités Commerciales and (iii) Azur Activités Commerciales were validly and irrevocably transferred to those entities, upon completion of the Pre-Closing Reorganization, and such transfers have received all required Regulatory Approvals;

7.5.5	The Monacair Spin-Off and the formalities related thereof have been properly completed, all the necessary or required Governmental Authorizations have been obtained and all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the commercial activity of Monacair as conducted prior to the Pre-Closing Reorganization have been validly and irrevocably transferred to Monacair Activités Commerciales in accordance with applicable Laws;

7.5.6	The Héli Sécurité Spin-Off and the formalities related thereof have been properly completed in accordance with applicable Laws and all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the commercial activity of Héli Sécurité as conducted prior to the Pre-Closing Reorganization have been validly and irrevocably transferred to Héli Sécurité Activités Commerciales;

7.5.7	The Azur Spin-Off and the formalities related thereof have been properly completed in accordance with applicable Laws and all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the commercial activity of Azur as conducted prior to the Pre-Closing Reorganization have been validly and irrevocably transferred to Azur Activités Commerciales;

7.5.8	The list set forth in Exhibit 4.1.3 provides a true, correct and complete list of all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the business of Monacair Activités Commerciales in accordance with past practices of Monacair as to its commercial activities;

7.5.9	The list set forth in Exhibit 4.1.4 provides a true, correct and complete list of all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the business of Héli Sécurité Activités Commerciales in accordance with past practices of Héli Sécurité as to its commercial activities;

7.5.10	The list set forth in Exhibit 4.1.5 provides a true, correct and complete list of all the assets, resources, Permits, Contracts and employees necessary, material or useful to carry out the business of Azur Activités Commerciales in accordance with past practices of Azur as to its commercial activities;

7.5.11	Completion of the Monacair Spin-Off (i) shall allow for Monacair Activités Commerciales to carry out its activities substantially in the same way as previously conducted by the commercial businesses of Monacair and (ii) shall not result in, lead to or otherwise cause Monacair Activités Commerciales to operate under unusual or onerous conditions materially different from those under which Monacair used to conduct its commercial activities prior to the completion of the Monacair Spin-Off.

7.5.12	Completion of the Héli Sécurité Spin-Off (i) shall allow Héli Sécurité Activités Commerciales to carry out its activities substantially in the same way as previously conducted by the commercial businesses of Héli Sécurité and (ii) shall not result in, lead to, or otherwise cause Héli Sécurité Activités Commerciales to operate under unusual or onerous conditions materially different from those under which Héli Sécurité used to conduct its commercial activities prior to the completion of the Héli Sécurité Spin-Off.

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7.5.13	Completion of the Azur Spin-Off (i) shall allow Azur Activités Commerciales to carry out its activities substantially in the same way as previously conducted by the commercial businesses of Azur and (ii) shall not result in, lead to, or otherwise cause Azur Activités Commerciales to operate under unusual or onerous conditions materially different from those under which Azur used to conduct its commercial activities prior to the completion of the Azur Spin-Off.

7.5.14	Neither the Purchaser nor Monacair Activités Commerciales has or will incur any liability not listed in Exhibit 4.1.3 or resulting from the completion of the Monacair Spin-Off.

7.5.15	Neither the Purchaser nor Héli Sécurité Activités Commerciales has or will incur any liability not listed in Exhibit 4.1.4 or resulting from the completion of the Héli Sécurité Spin-Off.

7.5.16	Neither the Purchaser nor Azur Activités Commerciales has or will incur any liability not listed in Exhibit 4.1.5 or resulting from the completion of (i) the Azur Acquisition or (ii) the Azur Spin-Off.

7.5.17	Prior and up to the Pre-Closing Reorganization, Monacair, Héli Sécurité and Azur (i) are the sole legal and beneficial owners of the Customer Lists, (ii) have the right to use and process the Customer Lists and (iii) are in compliance and have complied with Privacy Laws and all Personal Information has been collected, used, processed, disclosed, shared and retained by Monacair, Héli Sécurité and Azur in accordance with Privacy Laws.

7.5.18	Upon completion of the Pre-Closing Reorganization, the Customer Lists have been validly and irrevocably transferred, in compliance with applicable Laws (including Privacy Laws), to Monacair Activités Commerciales, to Héli Sécurité Activités Commerciales and to Azur Activités Commerciales, as the case may be, and Monacair Activités Commerciales, Héli Sécurité Activités Commerciales and Azur Activités Commerciales (i) are the sole legal and beneficial owners of the Customer Lists and (ii) continue to have the right to use and process the Customer Lists.

7.5.19	The Air Carriers have not assigned, transferred subleased, licensed or otherwise granted anyone the right to use or occupy any of the Utilized Heliports or any portion thereof. Prior to the completion of the Pre-Closing Reorganization, no party to the Heliport Leases was in material breach or default of its obligations (with or without notice or the lapse of time or both), and neither Monacair, nor Héli Sécurité, nor Azur, nor EOLA, nor any of their Affiliates has received any notice alleging a material default or breach under any of the Heliport Leases, and to the knowledge of the Air Carriers or EOLA, there are no circumstances that exist that could reasonably be believed to lead to any such notice. All material amounts to be paid under the Heliport Leases have been paid in full when due and there will be no such amounts in arrears as of Closing. There are no current or pending negotiations with respect to the renewal, expiry, repudiation or amendment of any of the Heliport Leases.

7.5.20	Any improvements required to be made by the Air Carriers to any of the existing Utilized Heliports have been duly completed, and notably the improvements required to be made at the Monaco-Fontvieille heliport for compliance purposes as specified in Exhibit 7.5.20. The Air Carriers, as the case may be, have performed all ongoing maintenance, inspections, repairs, modifications, preventative maintenance, refueling, installations and overhaul work for its aircraft and the existing Utilized Heliports.

7.5.21	There is no outstanding Order, Action, suit, proceeding at law or in equity, or any arbitration or any investigation or administrative or other proceeding by, before or against any Governmental Authority or any other Person commenced, pending or, to the knowledge of the Air Carriers or EOLA, threatened against either the Air Carriers or EOLA with respect to any of their respective assets, the existing Utilized Heliports, their business or that would adversely affect the ability of the Air Carriers or EOLA to enter into the AOA or the TSA or perform their obligations hereunder or thereunder, and to the Sellers’ Knowledge, there are no circumstances that exist that could reasonably be believed to lead to any such Action;

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7.5.22	None of the Target Companies is in breach of any Applicable Tax Law nor has any liability of any kind whatsoever for Taxes (or for amounts determined based on Taxes):

a)	of any of the Sellers, Companies or Azur, as a transferee, successor, beneficiary Entity of the Monacair Spin-Off, the Héli Sécurité Spin-Off, the Azur Acquisition, the Azur Spin-Off or otherwise; or

b)	resulting from the design, preparation, implementation or completion by the Sellers of (i) the Azur Acquisition, (ii) the Pre-Closing Reorganization (and any and all the transactions undertaken for that purpose and in that context) and (iii) the Acquisition (the “Guaranteed Transactions”); or

c)	stemming from any transaction or operation carried out in connection with the Guaranteed Transactions that could be rejected or re-characterized by any Governmental Authority in respect of any Tax obligation of any Person (including any of the Sellers, Monacair, Héli Sécurité or Azur).

7.5.23	Each Seller shall (and shall procure that each and every of their Affiliates) comply with all of their applicable Tax obligations in respect of the Guaranteed Transactions and, in particular, duly and timely proceed with all the formalities and fill all the Tax Returns required under the Applicable Tax Laws and pay any and all Taxes due to any Governmental Authority by it (and/or each and every of their Affiliates), or by any of the Companies or the Target Companies, so that neither the Purchaser, nor as from the Closing Date, any of its Affiliates, including in particular any of the Target Companies has any liability whatsoever in respect of any Tax due on all or part of the Guaranteed Transactions.

7.5.24	The Sellers shall, and shall cause the EOLA Shareholders to, ensure that the representations and warranties granted by the Air Carriers pursuant to article 11.1 of the AOA are true and accurate as at the Closing Date.

7.6	Accounts

7.6.1	The Accounts of the Target Companies have been prepared in accordance with French GAAP and give a true and fair view (image fidèle et sincère) of the state of affairs of each Target Company at the dates and for the periods indicated therein and of the profits and losses, as well as cash flows, for such periods.

7.6.2	Except as set forth in the Accounts of the Target Companies, none of the Target Companies has any liability.

7.6.3	The Accounts of the Target Companies make proper provision for, as of the dates indicated therein: (i) all liabilities, whether actual contingent or disputed; (ii) all capital commitments, whether actual or contingent; (iii) all bad and doubtful debts; and (iv) all Taxes, in each case whether or not any of the foregoing would be required to be reflected on a balance sheet prepared in accordance with the Accounting Principles, and there are no other liabilities other than those specifically included or provided for in the Accounts of the Target Companies. Each Target Company maintains Books and Records reflecting its assets and liabilities that are accurate, adequate and effective internal accounting controls, and no director or officer of any of the Company or any non-officer employee, external auditor, external accountant or similar authorized representative of any of the Target Companies, has received or otherwise been made aware of any complaint, allegation or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Target Companies or their respective internal accounting controls, including any complaint, allegation or claim that any of the Target Companies has engaged in fraud, or questionable accounting or auditing practices.

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7.6.4	Since completion of the Pre-Closing Reorganization, each Target Company has managed its working capital position in the ordinary course and in accordance with past practices of the Companies.

7.7	Off-Balance Sheet Commitments

Except as set forth in Exhibit 7.7 hereto, none of the Target Companies has any off-balance sheet commitment.

7.8	Events since the Accounts Date

7.8.1	Since the Accounts Date (or the Azur Acquisition with respect to Azur) and until (i) the Pre-Closing Reorganization Date (included) with respect to the Companies and Azur or (ii) the Closing Date (included) with respect to the Target Companies:

a)	Azur and each Company and Target Company has conducted its respective activities in all respects in the ordinary and usual course of its respective normal day-to-day operations, consistent with past practices (save for transactions contemplated in the Agreement) with due care, attention and in compliance with applicable Laws; and

b)	without limiting the generality of the foregoing, and to the exception of the performance of the transactions contemplated pursuant to the Agreement or the Overall Transaction:

(i)	none of Azur, the Companies or Target Companies has entered into any joint venture arrangement, partnership or analogous arrangement with any person or any agreement or arrangement as a result of which another Entity may become a Target Company’s Subsidiary or agreed to subscribe for or purchase any share, shares, Securities, or other interest in any Entity, partnership, business, or other venture;

(ii)	none of the Target Companies has entered into any agreement, arrangement or undertaking with the Sellers or any Related Party thereof, or terminated, waived or amended any existing agreements, arrangements or undertakings;

(iii)	none of the Target Companies has entered into any agreement, arrangement or undertaking which is not on arms’ length terms;

(iv)	none of the Target Companies has entered into, terminated or varied, amended or breached the terms of any Contract to which any of the Target Companies is a party;

(v)	none of the Target Companies has given any guarantee, indemnity, or other agreement to secure the obligations of any Person;

(vi)	none of Azur, the Companies or Target Companies has launched any other business line;

(vii)	none of Azur, the Companies or Target Companies has transferred, pledged or otherwise created any Encumbrance over any of the Securities of any of the Target Companies; pledged the business (nantissement sur fonds de commerce) or any other material asset of any of the Target Companies, transferred;

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(viii)	none of Azur, the Companies or Target Companies has altered the issued share capital or purchase or redeemed any shares in the share capital of any of the Target Companies; issued or sold any new shares or any options, warrants or other rights to purchase any such new shares or any new Securities convertible into or exchangeable for such shares in any of the Target Companies;

(ix)	no amendments have been made to the Organizational Documents of any of the Target Companies or to the terms governing any of the Securities of any of the Target Companies without Blade’s prior written consent, except for their incorporation or otherwise as expressly set forth in this Agreement, the Ancillary Agreements or any other Acquisition Document;

(x)	none of the Target Companies declared or paid any dividend or interim dividend;

(xi)	none of Azur, the Companies or Target Companies approved a winding-up, merger, split-up, contribution or sale of the business as a whole or any branch (branche d’activité) of any of Azur, the Companies or Target Companies, except as specifically set forth in this Agreement or any other Ancillary Agreement;

(xii)	none of Azur, the Companies or Target Companies entered into or amended any shareholders’ agreement relating to any of the Target Companies;

(xiii)	none of Azur, the Companies or Target Companies acquired, by merger, consolidation, purchase of securities or assets or otherwise, any Entity or business;

(xiv)	none of the Target Companies incurred any Indebtedness for borrowed money (including through the issuance of debt securities or otherwise) or varied in any manner the terms of any existing Indebtedness (including for their early repayment);

(xv)	none of the Target Companies employed or committed to employ any employee;

(xvi)	none of Azur, the Companies or Target Companies increased the compensation, pension, welfare or fringe benefits of any of the Employees, granted any exceptional bonus, in cash or in kind, or termination indemnity thereto, or enter into any contracts of employment in relation to the Target Companies;

(xvii)	none of the Target Companies committed to capital expenditures in excess of an amount of EUR 100,000 per item and/or EUR 500,000 in aggregate;

(xviii)	none of Azur, the Companies or Target Companies made any change in the accounting procedures or practices of any of the Target Companies, unless mandated by the applicable Accounting Principles after the date of this Agreement;

(xix)	none of Azur, the Companies or Target Companies made for any of the Companies or Target Companies any change in the Tax procedure, practice, method, election, or any waiver of a Tax election, unless mandated by the Applicable Tax Law after the date of this Agreement;

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(xx)	none of Azur, the Companies or Target Companies initiated or settled any litigation or insurance proceedings or Actions related to any Employee where the amount claimed in principal is greater than EUR 100,000 (excluding legal and other professional costs and expenses);

(xxi)	none of the Target Companies (i) incurred or paid any fees or costs of any financial advisors in connection with the Overall Transaction and the transactions contemplated hereby, or any broker’s fee to any Person whatsoever, on their own behalf or on behalf of any of the Sellers or of the Sellers’ Related Parties, (ii) incurred or pay any fees of any legal or accounting advisors or other costs, or (iii) incurred any liability for, or pay, any bonus or other payment to any of the Sellers, or of their Related Parties, or employees of any of the Companies or Target Companies, in connection with the transactions contemplated hereby, other than as specifically authorized in this Agreement;

(xxii)	none of Azur, the Companies or Target Companies committed or agreed to take any of the actions set forth in the foregoing paragraphs; or

(xxiii)	none of Azur, the Companies or Target Companies allowed any of their employees, officers or any of their Representatives to take, directly or indirectly, any action or refrain from taking any action that would cause any of the Sellers, or any of the Companies or Target Companies to be in violation of any Anticorruption Law;

c)	None of Azur, the Companies or Target Companies has identified any information that would impact the recognition of the assets, liabilities, profits and losses or state of affairs of any of Azur, the Companies or the Target Companies as at the Accounts Date that would prevent such Accounts from presenting a true and fair view as at such date; and

d)	No event occurred that would have an adverse impact on the cost or time required to (i) complete the Pre-Closing Reorganization, (ii) obtain the Aviation Clearance, (iii) obtain the Regulatory Approvals and/or (iv) complete the Overall Transaction (and the transactions contemplated therein including but not limited to the exclusive rights to be granted to Blade, or an Affiliate of Blade) as agreed pursuant to this Agreement, the AOA and the TSA.

7.8.2	As of the Closing Date, the Air Carriers have not entered into any Contract that would prohibit (x) any of the Air Carriers to use Target Companies’ systems for booking and creating tickets using the internet, or (y) any of the Target Companies to be the exclusive broker or reseller of the transportation services offered by any of the Air Carriers.

7.9	Finance

7.9.1	None of the Target Companies has any overdrafts, loans, debentures, acceptance lines or other borrowings or financial facilities available and there are no amounts outstanding under them, nor any guarantee, security or other Encumbrance in relation thereto.

7.9.2	None of the Target Companies shall have any bank debt nor any cash at Closing.

7.10	Compliance with Laws – Permits

With respect to (i) the Companies for the period starting from the date hereof until the Pre-Closing Reorganization Date (each included), (ii) Azur for the period starting from the Azur Acquisition until the Pre-Closing Reorganization Date (each included) and (iii) the Target Companies as of completion of the Pre-Closing Reorganization:

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7.10.1	All Permits and all licenses, registrations, consents, authorizations, permits (including Tourism Permits), Orders, authorities, warrants, permissions, confirmations, certificates and approvals, whether public or private, useful, necessary or required for the proper and effective carrying on of each Target Company activities and the conduct of its business in accordance with the Companies (or Azur, as the case may be) past practices (the “Commercial Activities Permits”) have been obtained, free from any Action (purgé de tout recours), are valid and subsisting and have been, and are currently, complied with in all material aspects. There is no contemplated modification, amendment, revision, refusal, suspension, cancellation, revocation or non-renewal of any such Permits;

7.10.2	To the Sellers’ Knowledge, no Commercial Activities Permits have been obtained or granted subject to unusual or onerous conditions and there are no circumstances which indicate that any of such Commercial Activities Permits may be modified, revoked or not renewed, in whole or in part, in the ordinary course of events;

7.10.3	To the Sellers’ Knowledge, each Target Company has at all times conducted its business and operations in accordance with all material aspects of applicable Laws. During the five (5) years prior to the date hereof, none of the Company, Azur, the Sellers or any of their officers, directors or employees, has received any written notice, Order, complaint or other written communication from any Governmental Authority that the Company are not in compliance with any Law applicable to them, nor has any of the Target Companies, Sellers or any of their officers, directors or employees been charged with the violation of any Laws applicable to them.

7.11	Litigation

7.11.1	None of the Target Companies is at present engaged whether as claimant, defendant or otherwise in any Action which is either in progress, pending, threatened in writing, or is being prosecuted for any criminal offence and no governmental investigation or inquiry concerning any of the Target Companies is in progress, pending or threatened in writing and there are no circumstances reasonably likely to lead to any such Action.

7.11.2	None of the Target Companies is subject to any Order or is a party to any undertaking given to any Governmental Authority which is still in force and may adversely impact the activity of the Company and there are no circumstances reasonably likely to lead to any such Order.

7.11.3	Each (i) Company for the period starting from the date hereof until the Pre-Closing Reorganization Date (each included), (ii) Azur for the period starting from the Azur Acquisition until the Pre-Closing Reorganization Date (each included) and (iii) Target Company, as of and following the Pre-Closing Reorganization, has complied with of the legal, administrative or arbitration Orders which are applicable to them and no event has occurred which is reasonably likely to constitute or result in a breach of these Orders, it being specified that the representations set forth in (i) and (ii) above shall only apply to the extent that and for the purpose of covering breaches that would impact on the Target Companies.

7.12	Suppliers

During the twelve (12) months ending on the Pre-Closing Reorganization Date, none of the Companies nor Azur has received notice from a substantial supplier (meaning a person whose dealings account for twenty-five per cent (25%) or more of the annual purchase of goods or services of any of the Companies or Azur) either (i) terminating its contractual relationship with any of the Companies or Azur or (ii) ceasing to use or supply any of the Companies or Azur in the future, regardless of whether they had a contractual relationship.

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7.13	Real Property

7.13.1	None of the Target Companies does own, in whole or in part, any parcel, volume or lot of real property.

7.13.2	None of the Target Companies has entered into any lease, sublease, license or other occupancy agreement pursuant to which any of the Target Companies is a landlord, sublandlord, licensor, or otherwise similarly situated.

7.13.3	Except as set forth in Exhibit 7.13.3, none of the Target Companies Company does use or occupy any Leased Real Property.

7.13.4	None of the Target Companies does use or occupy any real property for which it does not have a right to use or occupy such real property.

7.14	Properties

Each Target Company has good and valid title to or a valid leasehold interest in all of its respective property and assets. Subject to Exhibit 7.14, none of the assets owned by any of the Target Companies is subject to any Third Party Rights (except Permitted Encumbrances) and all of these assets are free from any hire or hire purchase agreement, conditional sale or credit sale agreement, leasing or rental agreement or agreement for payment on deferred terms.

7.15	Intellectual Property, Information Technology and Software

7.15.1	None of the Target Companies is the holder, owner and/or registered beneficiary of Intellectual Property, Information Technology and/or Software rights, nor has it ever been the holder, owner and/or registered beneficiary of Intellectual Property, Information Technology and/or Software rights.

7.15.2	Each Target Company is the valid licensee of all Intellectual Property, Information Technology and/or Software rights set forth in Exhibit 7.15.2 that it is using in its operations as currently conducted in so far as it is consistent with past practice of the Companies.

7.16	Data Protection

7.16.1	In connection with any Personal Information collected, processed or used by each Target Company:

a)	Each Target Company is in compliance and has complied with Privacy Laws and all Personal Information has been collected, used, processed, disclosed, shared and retained by the Target Company in accordance with Privacy Laws;

b)	Each Target Company has provided individuals with relevant information and obtained, where required by Privacy Laws, individuals’ valid consent in relation to the collection, processing, transfer, disclosure, sharing, use and sale of their Personal Information;

c)	Each Target Company has stored Personal Information for no longer than is necessary for the purposes for which Personal Information is processed pursuant to a data retention policy implemented in accordance with Privacy Laws;

d)	Each Target Company has implemented appropriate technical, physical and organizational measures, security systems and technologies in compliance with all data security requirements under Privacy Laws to ensure the integrity and security of such Personal Information;

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e)	None of the Target Companies has experienced any incident in which Personal Information was or may have been stolen, lost, unavailable, destroyed, altered or improperly accessed, disclosed or used without authorization, and none of the Target Companies is aware of any facts suggesting the likelihood of the foregoing, including any breach of security. No circumstance has arisen in which Privacy Laws would require any of the Target Companies to notify a person or Governmental Authority of a data security breach or security incident;

f)	None of the Target Companies has been nor is currently: (a) under audit or investigation by any authority, or (b) subject to any third party notification, claim, demand, audit or action in relation to Personal Information;

g)	upon the execution of this Agreement, each Target Company shall continue to have the right to use and process any Personal Information collected, processed or used each of the Target Companies before the signature date of this Agreement in order to be able to conduct the ordinary course of business.

7.17	Employees and Employee Benefits

7.17.1	Exhibit 7.17.1 sets forth a complete, true and accurate list of all individuals to be transferred to and employed (including, as the case may be, as consultant, freelancer, director or officer) by each Target Company as of the Closing Date (the “Employee(s)”) with the indication of their employer, their professional category, location, title, type of employment agreement entered into and aggregate annual compensation (including annual salary or wages and, whether written or, provided that they are supported by tangible facts, orally granted, fringe benefits and their entitlement to any contractual bonus and its maximum amount per year) as of the end of the last month preceding the date hereof. No other Person may validly claim an employment status from any of the Target Companies.

7.17.2	No employee of any Seller, any Seller’s Affiliate (including the Companies, Azur and the Air Carriers), nor any person engaged by any Seller or any Seller’s Affiliate (including the Companies, Azur and the Air Carriers) under a consultancy agreement or other Contract could be requalified by any competent Governmental Authority under any applicable Law as an Employee. The Target Companies have not entered into any employment contract or service agreement with any of their current or former company Representatives or directors.

7.17.3	No Employee will be entitled by reason of the transactions contemplated hereby to any one-off payment, severance payment, bonus or commission or to terminate his employment.

7.17.4	Except as set forth in Exhibit 7.17.4, none of the Target Companies are party to or are bound by any labor or collective bargaining agreement, any profit-sharing, savings or pension scheme, unilateral undertakings or customary practice. The Target Companies are in compliance with the terms of labor laws and collective bargaining agreements, profit-sharing, savings or pension scheme, unilateral undertakings or customary practice to which they are party or by which they are bound and no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by any Target Company.

7.17.5	The Target Companies have not entered into any agreement or maintained any relationship with a third-party which could be reclassified as an employment contract, or considered as illegal lending or bargaining of employees (prêt de main d’oeuvre illicite / marchandage).

7.17.6	There are no, and there have been no, unfair labor practice charges, grievances or complaints pending, or threatened in writing, by or on behalf of any Employee or group of Employees towards any of (i) the Companies, (ii) Azur or (iii) the Target Companies.

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7.17.7	Each of (i) the Companies, (ii) Azur and (iii) the Target Companies is, and has at all times during such periods relevant to it, been in compliance with all applicable Laws and collective bargaining agreements, including, but not limited to, with respect to employment, discrimination in employment, work harassment or sexual harassment, terms and conditions of fixed-term and permanent employment, termination of employment, wages, hours (including proper treatment of overtime hours), occupational safety and health (including arduousness issues, prevention systems for accidents at work, occupational diseases, exposure to asbestos), employee whistle-blowing, immigration, employee privacy, works council, employee representatives, labor unions and similar organizations, pension, medical, life insurance, other welfare benefits, and employment practices, social security, including any applicable complementary or supplementary pension, health and/or insurance funds. All sums and amounts accrued have been duly and timely paid, if payable, or duly and correctly accounted in the accounting books, if accrued but not yet payable. Further, the Target Companies have, in relation to their employees (and so far as relevant to each of its former employees) complied with all Laws applicable to employment and social security issues (including those relating to employee representative bodies and elections), employment practices and terms and conditions of employment and the terms of all applicable collective bargaining agreements or any other scheme or contracts (including, without limitation, working time, part-time contracts, temporary contracts, fixed-term contract, profit sharing scheme, provident scheme, private health insurance and health and safety at work).

7.17.8	The Contracts between the Target Companies and their respective Employees are in compliance with applicable Laws, including with the applicable collective bargaining agreements and are enforceable. No Employee may validly claim from the Purchaser or from the Target Companies (i) the payment of amounts which are not provided in the applicable Laws or collective bargaining agreements, or (ii) retirement indemnities, long service awards, long-service exceptional holidays, pension or retirement benefits, savings, other, in each case, than those adequately reserved for in the Accounts.

7.17.9	Save for collective bargaining agreements or mandatory Laws, none of the Target Companies have entered into any bonus (other than individual bonuses provided pursuant to individual employment contracts), profit sharing, restricted stock, performance stock, stock purchase or stock option plans or other equity based compensation plans, company saving plans or employee funds, pension plans, disability, hospitalization, sickness, maternity, death, medical insurance, life insurance and any other employee or fringe benefit plan, agreement, program, policy, fund, Contract or arrangement, which provide for any individual or collective terms, applicable to any or all of their Employees, nor is there any such Contract or arrangement currently in force.

7.17.10	None of Azur, the Companies or the Target Companies, have concluded any agreement with or taken any commitment to any Employee which provides for specific terms, benefits or conditions more favorable than those provided in the applicable Laws or collective bargaining agreements notably, but not limited to, in the event of termination, resignation, retirement, change of control, illness, disability or death (in particular, but not limited to, with respect to career progression, notice, severance, wages, and benefits).

7.17.11	All sums payable to Employees or former Employees of the Target Companies, as well as related Taxes, have been duly and timely paid or adequately provisioned by the Target Companies and appear in the accounting books, including fixed or variable remuneration, bonuses, commissions, shareholdings, collective incentive, overtime compensation, indemnities (including all severance payments and any payments related to the end of fixed-term employment contracts and retirement indemnities), contributions in respect of pensions (whether legal or contractual), compensation in lieu of notice period, compensation in lieu of paid vacation, additional days of rest in compensation of working time reduction, profit-sharing, financial compensation to non-compete obligation.

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7.17.12	There are no pending social security audits of any Target Company, or issue pending or likely to occur, in the foreseeable future with the labor and social security administration, and the Target Companies have not received any written comments, formal demand or reassessment notice from any authority responsible for employment and social security Laws.

7.17.13	None of Azur, the Companies or the Target Companies has concluded any Contract or any unilateral commitment with respect to any Employee which provides for specific benefits (avantages particuliers) or conditions more favorable individually or in the aggregate than those of the employment agreements relating to the employees listed in Exhibit 7.17.1.

7.17.14	No Employee has been exposed, at any time during their employment by any of Azur, the Companies or the Target Group Companies, to asbestos, has died from a work accident, has suffered from a work accident resulting in the employee being incapacitated or disabled so that he or she was unable to perform the services he or she performed prior to incurring such incapacity or disability for a period of one (1) month or more, or has suffered from a professional/occupational disease.

7.17.15	There are no health or safety issues identified within the Target Companies arising from the operation of their business and the Target Companies have taken all necessary measures to ensure the health and safety of the Target Companies employees, in compliance with applicable Laws and collective bargaining agreements.

7.17.16	Except as set forth in Exhibit 7.17.16, there are no claims pending or threatened of any nature against any of the Target Companies by an Employee, an agent or any third party in connection with their employment, or Contract or holding of any office or any termination of employment or office with the Target Companies.

7.17.17	Except as set forth in Exhibit 7.17.17, the Target Companies have no obligations or liabilities of any nature towards their former Employees, including in respect of a breach of any employment contract or any contract relating to secondment of an employee (mise à disposition de personnel), or as a result of a Target Company having wrongly failed to reinstate an employee.

7.17.18	There are not in existence any contracts of service with Employees of any of the Target Companies, nor any consultancy agreements with any of the Target Companies, which cannot be terminated by a six (6) month notice, or less, or (where not reduced to writing) by reasonable notice without giving rise to any claim for damages or compensation.

7.17.19	The Target Companies do not have any outstanding obligations as a result of settlement agreements entered into with their former Employees.

7.17.20	There are not in existence any defined benefit funds for the benefit of any directors or employees to which any of the Target Companies is or may become, liable to make payments or contributions.

7.17.21	Each of the Target Companies, as from completion of the Pre-Closing Reorganization, are, and have been at all times since the Pre-Closing Reorganization Date, in compliance in all material respects with all COVID-19 measures applicable, including in the context of the implementation of partial activity.

7.18	Insurance

7.18.1	With respect to the Target Companies and the Air Carriers for the period starting from the Pre-Closing Reorganization Date (as the case may be the “Insured Company”):

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a)	all assets of an insurable nature are, and have at all times been, fully insured to their full reinstatement or replacement value with a well-established, rated and reputable insurer against fire and all other risks normally insured against by companies carrying on similar business or owning property and/or assets of a similar nature to the relevant Insured Company, and the Insured Companies are, and have at all times been, covered against, and to the extent of adequacy of, all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and environmental liability);

b)	there is no claim outstanding under any of the insurance policies held by the any of the Insured Companies (or under any policies previously held by any of the Companies), all claims have been settled in full and no circumstances exist that are reasonably likely to give rise to such a claim;

c)	the insurance policies maintained by or for the benefit of the Insured Companies are in full force and effect and all premiums with respect thereto covering all periods up to and including the Closing Date will have been timely paid;

d)	None of the Insured Companies has received notice of, or written threat to, any cancellation or termination of any of its insurance policy, or reduction of the coverage or premium increases thereof.

7.19	Taxes

7.19.1	Azur and each Company and Target Company has fully complied with all Applicable Tax Laws.

7.19.2	Azur and each Company and Target Company has correctly assessed and paid all its Taxes (including instalments) in accordance with the Applicable Tax Law or has made adequate provisions or recorded sufficient accruals in the Accounts to be able to pay the aforementioned Taxes.

7.19.3	Azur and each Company and Target Company has kept and preserved complete, accurate and up-to-date records and information as required by Applicable Tax Law and as may be needed to enable it to (i) deliver correct and complete Tax returns, or (ii) support the information contained in its Tax Returns. Azur and each Company and Target Company meets its obligations regarding document retention periods, as these periods are provided by the Applicable Tax Laws and commercial regulations.

7.19.4	Azur and each Company and Target Company has accurately, duly and timely performed the formalities and filed the Tax Returns required under the Applicable Tax Laws. All such Tax Returns (including those enclosed in the Data Room), notices and information remain complete, correct and accurate, and contain no material error, omission or inaccuracy. No Tax Return is disputed by any Taxation Authority.

7.19.5	Azur and each Company and Target Company is not subject to any pending Tax audit, investigation, examinations, actions, proceedings, disputes, or claims with the Tax Authority in relation to Taxes. The Sellers are not aware of any investigation or any events in respect of Taxes or any enquiry instigated by any Taxation Authority which gives rise or may give rise to the payment of a Tax or a reassessment of any Tax basis.

7.19.6	None of the Target Companies does benefit or have benefited from a stay of payment (sursis d’imposition) or a deferral (report d’imposition) originating in an event occurring before the date hereof.

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7.19.7	Azur and each Company and Target Company has validly and correctly collected and deducted VAT in accordance with the Applicable Tax Law. VAT credit claims filed by Azur and each Company and Target Company cannot be challenged and complied with all the applicable conditions pursuant to Applicable Tax Law.

7.19.8	All transactions entered into by any of Azur, the Companies or Target Companies with any Related Parties or any entity holding or having held, directly or indirectly, an equity interest in any of Azur, the Companies or Target Companies were carried out on an arm's length basis and may not be challenged on the ground that they deviate from an arm's length standard or exceed any statutory limitations.

7.19.9	None of Azur, the Companies or Target Companies has concluded any agreement or has been party to any transaction likely to be reassessed, rejected or requalified on the grounds that its main purpose or effect is to avoid, evade, or decrease its Tax burden or its obligations under any Applicable Tax Law in respect of any pre-Closing tax period.

7.20	Sanctions and Anti-Corruption

7.20.1	None of the Target Companies has, directly or indirectly, lent, contributed or otherwise made available any monies to any Person for the purpose of financing the activities of any Person subject to any sanctions administered by (i) OFAC, including any action with respect to any “Specially Designated Nationals and Blocked Persons”, or (ii) the Foreign and Commonwealth Office of the United Kingdom. None of the Target Companies has conducted, or entered into a contract to conduct, any transaction or business activities with the Governmental Authorities, agents, representatives or residents of, or any Person based or resident in, the countries that are currently subject to any U.S. sanctions enforced or administered by OFAC.

7.20.2	None of the Target Companies, nor any of their directors, officers, employees, agents, or other persons acting on behalf of them has taken, directly or indirectly, or has refrained from taking any action that would cause (i) any of the Target Companies or (ii) as of and following the Closing Date, the Purchaser or any of its Affiliates (including the Target Companies), to be in violation of the Anticorruption Laws. There is no pending or threatened investigation of, or request for information from, them or their (current or former) employees, directors, officers, agents, consultants, distributors, or joint-venture partners by any Governmental Authorities regarding the Anticorruption Laws.

7.20.3	Without limiting the generality of the foregoing, none of the Target Companies has nor none of their directors, officers, employees, agents, or other persons acting on behalf of such Target Company has taken any action or has refrained from taking any action in furtherance of an offer, payment, promise to pay, authorization or ratification of the payment, directly or indirectly, of any gift, money or anything of value to (i) a Government Official or (ii) any Person while knowing or having reasonable grounds to believe that all or a portion of that payment will be passed on to a Government Official, in either case to obtain or retain business or to secure any improper advantage, including to obtain a Tax rate lower than allowed by applicable Law.

7.20.4	None of the Target Companies has ever received any allegation or conducted any internal investigation related to a violation or potential violation of the Anticorruption Laws.

7.20.5	Each Target Company (i) has maintained its respective Books and Records in a manner that, in reasonable detail, accurately and fairly reflects their transactions and dispositions of assets and (ii) have maintained a system of internal accounting controls sufficient to provide reasonable assurances that (x) transactions are executed and access to assets is given only in accordance with management’s authorization, (y) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability of corporate assets and (z) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any discrepancies between recorded and actual assets.

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7.20.6	No director or officer of any of the Target Companies has, directly or indirectly, made or caused to be made false or misleading statements to, or attempted to coerce or fraudulently influence, an accountant in connection with any audit, review or examination of the financial statements of any of the Target Companies.

7.21	Non-reliance

The Purchaser acknowledges and agrees that the Sellers have not made any representations or warranties whatsoever regarding any projections or forecasts, express or implied, in connection with the Target Companies.

8.	REFUND

8.1	Principles

8.1.1	Subject to the limitations and exclusions set forth in this Article 8 (in particular Article 8.3 and Article 8.8), each of the Sellers hereby undertakes to refund to the Purchaser all or part of the Final Purchase Price, up to the amount of any and all Losses suffered or incurred by the Purchaser or any of the Target Companies as a result from any breach or inaccuracy of any of the Sellers’ Representations and Warranties set forth in Article 7 (a “Refund”).

8.1.2	In the event of a Loss suffered by the Purchaser or any of the Target Companies, the amount of the Refund to be repaid to the Purchaser shall be equal to the total amount of the Loss calculated pursuant to Article 8.2 below.

8.1.3	Any Refund payable by the Sellers to the Purchaser under this Article 8 shall be apportioned (x) between the Sellers according to the percentage they hold directly or indirectly on the Closing Date (immediately prior to Closing) in the Target Company suffering the Loss, as set forth in Exhibit 2.3 or (y) pro rata to their respective portion in the Final Purchase Price (as set forth and determined pursuant to Article 2) if the Loss is suffered by the Purchaser.

8.1.4	All payments made by the Sellers to the Purchaser in respect of any claim under this Article 8 shall be treated for all purposes (including accounting, legal and Tax purposes) as adjustments to the Final Purchase Price to the extent permitted by law.

8.2	Calculation of Losses

8.2.1	In calculating the amount of a Loss, there shall be:

a)	deducted the amount (net of Taxes) of any indemnification or other recovery, including insurance proceeds from any insurance policy, actually recovered with respect to such Loss by the Purchaser or any of the Target Companies, depending on the Entity having suffered the Loss, net of the reasonable costs and fees incurred to recover such amounts; and

b)	reduced by any amount actually recovered by the Purchaser or the Target Companies from a third party (other than pursuant to Article 8.2.1a)).

8.2.2	In calculating the amount of a Loss, if any indemnification payment made by a Seller to the Purchaser or any of the Target Companies is subject to any Tax, or to other deduction or withholding required by Law, such indemnification payment will be increased by an amount that will ensure that the Purchaser or any of the Target Companies, as the case may be, receives and retains a net sum equal to the sum it would have received had the payment not been subject to such Tax, deduction or withholding.

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8.3	Exclusions

8.3.1	The Sellers shall not be liable towards the Purchaser or any of the Target Companies under this Article 8 in respect of any Loss if, and only to the extent, it results directly from:

a)	the entry into force of any Law after the date of the Agreement, or any change in legislation announced, after the date of this Agreement, even if said Law has a retroactive effect; or

b)	a Tax reassessment, the only effect of which would be to shift the income or expense of one financial year to the immediately following financial year, and that does not give rise to any additional Tax burden for the Purchaser or any of the Target Companies in comparison to that which they would bear in the absence of such reassessment, or a value added tax reassessment which does not result in an actual charge to the Purchaser or any of the Target Companies; except (i) for the amount of any penalty, late payment interest or fine resulting from such reassessment and any related costs (including any treasury costs), fees and charges and except if the reassessment modifies the useful amount of losses or other tax advantages in a manner adverse to the Purchaser or any of the Target Companies, and/or (ii) for any increased Tax incurred by the Purchaser or any of the Target Companies as a result of additional Taxes to be due or as a result of an increase in applicable or effective Tax rates.

8.3.2	For the avoidance of doubt, if there is a breach or inaccuracy of more than one of the Sellers’ Representations and Warranties on account of the same facts or circumstances, such omission, breach, or inaccuracy shall not give rise to more than one Refund for any Loss on account thereof.

8.3.3	Any Loss arising out from a fact, circumstance or event Fairly Disclosed to the Purchaser, may not on any account lead to a Refund of the Purchaser, which the latter expressly acknowledges and agrees. The Parties agree that the provisions of this Article 8.3.3 shall not apply to any Loss arising out from any breach or inaccuracy of any of the Specific Representations and Warranties set forth in Article 7.5 hereof.

8.3.4	The Parties agree that nothing in this Article 8 shall exclude or limit in any way whatsoever the Sellers’ liability under this Article 8 with respect to any Loss resulting from fraud (fraude) or willful misconduct (dol) of any of the Sellers, or any of their Related Parties.

8.4	Claim Notices

8.4.1	No Seller shall be liable in respect of a claim under this Article 8 unless, and until notice in writing of such claim setting out in reasonable details, (i) the matter giving rise to the relevant claim, (ii) the Purchaser then estimate of the amount of the Loss (to the extent reasonably possible), and (iii) such information as is available to the Purchaser and the Target Companies (as applicable) to enable the Sellers to assess the merits of the claim (the “Claim Notice”) is sent by the Purchaser to the Sellers’ within thirty (30) Business Days.

8.4.2	The failure by the Purchaser to give such timely notice shall not affect any rights otherwise available to the Purchaser hereunder, except if, and to the extent that, the Loss suffered by the Purchaser and/or the Target Companies is aggravated by the Purchasers’ failure to serve the Claim Notice on or before such date but then only up to the aggravation of the Loss suffered by the Purchaser and/or the Target Companies.

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8.5	Time limits

8.5.1	The Purchaser shall be entitled to make any claim under this Article 8 by sending a Claim Notice to the Sellers’ Representative (subject to the provisions of Article 8.4):

a)	until the expiry of a three (3) year period from Closing Date except for all claims with respect to the Sellers’ Representations and Warranties provided under (i) the Specific Representations and Warranties, (ii) Article 7.19 (Taxes) or, more generally with respect to Taxes and (iii) the Anticorruption Representations; and

b)	by exception to the above, any claim with respect to the Sellers’ Representations and Warranties provided under (i) Article 7.19 (Taxes) or, more generally with respect to Taxes shall me made before or at the latest until the expiry of a sixty (60)-Business Day period as from the expiry of the applicable statute of limitation and (ii) the Specific Representation and Warranties and the Anticorruption Representations shall be made before or at the latest on the expiry of a six (6) year period from Closing Date.

8.5.2	No claim shall be admissible beyond those time limits, respectively.

8.5.3	The Sellers’ Refund obligations in respect of any claim delivered pursuant to this Article 8 shall survive until final resolution of the claim pursuant to this Article 8.

8.6	Third Party Claims

8.6.1	In the event of a written claim, demand, audit notice, summons, or notice of any pending litigation matter which has or which could give rise to a Claim Notice under this Agreement as a result of or in connection with a claim or liability to a third party (a “Third Party Claim”), the Purchaser shall be entitled to send to the Sellers’ Representative a Claim Notice in respect of such Third Party Claim within forty-five (45) Business Days from the receipt by the Purchaser (and actual knowledge by it) of any notification of such claim or proceedings or of notification of the commencement of such investigation.

8.6.2	The period of forty-five (45) Business Days shall be reduced to ten (10) Business Days if the event consists of a Third Party Claim emanating from the Taxation Authority or customs administration or social security bodies or any other Governmental Authority.

8.6.3	If the circumstances so require, particularly if a Third Party Claim would entail any action or procedural act whatsoever before the expiration of the periods referred to in Articles 8.6.1 and 8.6.2, the Purchaser shall give the Sellers notice of said Third Party Claim within sufficient time to allow the latter to assert its arguments.

8.6.4	The notification obligations of the Purchaser in this Article 8.6 shall not apply to Third Party Claims received by a Seller or any of the Companies or Target Companies (or any Related Party thereof) prior to the Closing Date.

8.6.5	The Purchaser or the Target Companies shall allow the Sellers, upon their request, to assume at their own costs, the defense of any Third Party Claim and any litigation or proceeding resulting therefrom notably by causing the Purchaser and the relevant Target Companies to act as per the Sellers’ instructions as far as the defense of such Third Party Claim is concerned (in each case at the Sellers’ cost), and to take such action as the Sellers shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third party).

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8.6.6	The Purchaser and the Target Company subject to the Third Party Claim shall elect to conduct the defense of a Third Party Claim, they shall do so in good faith using all means and defenses available to them. They shall associate the Sellers, or propose that they be associated, in defending the interests of the Target Companies in the proceedings implemented in connection or further to a Third Party Claim.

8.6.7	The Sellers, the Purchaser and the relevant Target Companies subject to the Third Party Claim shall make their best efforts to determine together the grounds of defense to be used by the relevant Target Companies or the Purchaser and to adopt a joint decision on whether or not to contest a reassessment, initiate or continue litigation or enter into a settlement. In the event of a disagreement between them, the opinion of the Sellers shall prevail if the Sellers requested to assume at their own costs, the defense of such Third Party Claim pursuant to Article 8.6.5 in any other case, the Purchaser opinion shall prevail.

8.6.8	To the extent reasonably practicable, the Purchaser and the Target Company subject to the Third Party Claim shall keep the Sellers’ Representative informed of the progress of any Third Party Claim and its defense and provide the Sellers’ Representative with copies of all material notices, communications and filings (including court papers).

8.6.9	Notwithstanding the foregoing, the Purchaser and the relevant Target Companies subject to the Third Party Claim shall be entitled to retain or assume the defense of such Third Party Claims (at such Purchaser’s expense) if the amount of Losses from such claim could reasonably be expected to exceed, when aggregated with all other pending Refunds and unpaid Refunds, the maximum liability of the Sellers as provided under Article 8.8.

8.6.10	Non-compliance with the time limits or with the rights conferred on the Sellers under Article 8.6 shall automatically result in forfeiture of the rights of the Purchaser and the Target Companies in respect of the Loss concerned.

8.7	Thresholds

8.7.1	No claim may be made by the Purchaser under this Article 8 in respect of a Loss unless the amount of such Loss exceeds the individual threshold amount of fifteen thousand euros (EUR 15,000) (the “Individual Threshold”), provided that any series of claims having a common cause shall be aggregated for the purposes of determining whether they meet the Individual Threshold; provided further, for the avoidance of doubt, that if a given Loss exceeds the Individual Threshold, the Purchaser shall be entitled to make a claim with respect to the full amount of such Loss, from the first Euro thereof, subject to Articles 8.7 (Thresholds) and 8.8 (Maximum Liability) below.

8.7.2	No liability shall be attached to the Sellers in respect of any Loss under this Article 8 unless and until the cumulative and aggregate amount of all Losses (not excluded by Article 8.7.1 above) equals or exceeds the amount of seventy five hundred euros (EUR 75,000) (the “General Threshold”), in which case the Sellers shall be liable for the aggregate and full amount of the Refund due in accordance with the terms of this Agreement in respect of such Losses from the first Euro.

8.7.3	Articles 8.7.1 and 8.7.2 shall not apply in respect of a Loss arising out of any breach or inaccuracy of the following representation and warranty :

(a)	the Specific Representations and Warranties set forth in Article 7.5;

(b)	Article 7.19 (Taxes) or, more generally with respect to Taxes; and/or

(c)	The Anticorruption Representations set forth in Article 7.20;

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For which the Sellers hereby agree to indemnify, save and hold harmless the Purchaser and/or the Target Companies and shall thus be liable on a Euro for Euro basis for the full amount of such Loss.

8.8	Maximum Liability

8.8.1	Subject to the provisions of Article 8.8.2 below, the maximum aggregate liability of the Sellers arising from any breach(es) or inaccuracy(ies) of any Sellers’ Representations and Warranties shall not exceed an amount equal to forty percent (40%) of the sum of the Final Purchase Price.

8.8.2	Notwithstanding the foregoing, the maximum aggregate liabilities set forth in Article 8.8.1 shall not apply in respect of (i) any Loss due to a case of fraud (fraude) or willful misconduct (dol) resulting from any action or omission from any of the Sellers (or of any of their Related Parties), or (ii) any Loss arising out of a breach or inaccuracy of the Specific Representations and Warranties set forth in Article 7.5 for which the Sellers shall be liable for any and all such Losses actually suffered by the Purchaser on a strict Euro for Euro basis including, for the avoidance of doubt, the costs, fees and charges (including any late payment interest or penalties, legal costs and counsels’ fees) incurred by the Purchaser or the Target Companies in order to obtain any payment from the Sellers in connection to any breach(es) or inaccuracy(ies) of the Specific Representations and Warranties set forth in Article 7.5.

8.9	Payment

8.9.1	The payment of any sum due by the Sellers under this Article 8 shall be made (a) within twenty (20) Business Days following the acceptance of a Claim Notice by the Sellers’ Representative in writing, or (b) in the absence of agreement between the Purchaser and the Sellers’ Representative, within five (5) Business Days from the earlier of (i) a settlement agreement being entered into between the Purchaser and the Sellers’ Representative, or (ii) the issuance of an Order by a Governmental Authority or arbitral tribunal having jurisdiction over the Parties to, and the subject matter of, such Claim Notice.

8.9.2	The Sellers shall be severally but not jointly (conjointement mais non solidairement) liable for any payment due to the Purchaser in respect of any Refund claim under this Article 8.

9.	POST-CLOSING COVENANTS

9.1	Sellers Tax Obligations

Each Seller shall (and shall procure that each and every of their Affiliates) comply with all of their applicable Tax obligations in respect of the Acquisition, the Azur Acquisition and the Pre-Closing Reorganization and, in particular, duly and timely proceed with all the formalities and fill all the Tax Returns required under the Applicable Tax Laws and pay any and all Taxes due to any Governmental Authority by it (and/or each and every of their Affiliates) so that neither the Purchaser, nor any of its Affiliates, including in particular any of the Target Companies has any liability whatsoever in respect of any Tax in the context of the Acquisition.

9.2	Non-Compete

9.2.1	For so long as the AOA remains in force, the Sellers shall not (and the SCP Founders shall cause their Affiliates not to), save for their interests in Monacair, Héli Sécurité and Azur or, after completion of the Pre-Closing Reorganization, in Monacair Transporteur, Héli Sécurité Transporteur and Azur Transporteur, directly, or indirectly own, manage, engage in, operate, control, work for, consult with, render services for, do business with, or participate in the ownership, management, become interested in or associate with, operation or control of, any air transportation or air mobility business or any business that competes directly or indirectly with the business of the Companies or Azur (or, after the Pre-Closing Reorganization, Monacair Transporteur, Héli Sécurité Transporteur and Azur Transporteur) or the Target Companies in the territories in which any of such companies operates (including, without limitation, in the South of France, Monaco, the Swiss and Italian Alps, and Northern Italy) without the prior written consent of Blade.

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9.2.2	Upon any breach by any Seller of the non-competition provision set forth in Article 9.2.1 hereabove, the concerned Seller will immediately cease the activity in question upon simple notification by the Purchaser, Blade or one of the Target Company, without prejudice to any other consequences of such breach under the Agreement or any Ancillary Agreement and to any other rights of the Purchaser, Blade or the Target Companies to claim damages from the concerned Seller for the damage so suffered and to request an injunction to force the Seller in breach to cease the competitive activity.

9.3	Confidentiality – Public Announcements

9.3.1	Confidentiality

Until the Closing Date and for so long as the AOA remains in force, each Party shall not, and each Party shall cause its Affiliates and its Representatives not to, use for its or their own benefit, or divulge or convey to any Third Party, any Confidential Information; provided, however, that any Party or its Affiliates may furnish such portion (and only such portion) of the Confidential Information (a) to any of its Affiliates, (b) in connection with such Party’s financial reporting processes in accordance with historical practice, (c) in connection with such Party’s and its Affiliates’ Tax returns and (d) as the Party or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Authority; (ii) to the extent legally permissible and not inconsistent with such request, it notifies the other Party of the existence, terms and circumstances surrounding such request and consults with the other Party on the advisability of taking steps available under applicable Laws to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such other Party or such other Party’s relevant Affiliate from being held in contempt or becoming subject to any other penalty under applicable Laws. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Overall Transaction (other than data or information that is or becomes available to the public other than as a result of a breach of this Article 9.3.1 or is obtained by the relevant Party after the Closing Date from a third party under no obligation of confidentiality to the other Party or its Affiliates (including the Companies and the Target Companies)).

9.3.2	The Sellers and the Purchaser undertake:

a)	that any communication, by any way whatsoever, whether provided by the Law or not, relating to this Agreement, its Exhibits and more generally any document drafted in connection with the contemplated transaction, shall be subject to the mutual consent of the Parties;

b)	to hold, and to cause their respective Representatives, advisors, employees and/or Affiliates to hold in strict confidence the existence, subject matter and contents of this Agreement and the Parties shall take all reasonable actions to ensure that no accidental or unauthorized disclosure of information relating thereto occurs; and

c)	to refrain from (and to cause their respective Representatives, advisors, employees and/or Affiliates to refrain from) issuing or causing the publication of any press release or other public announcement or public disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers’ Representative and the Purchaser, which consent shall not be unreasonably withheld or delayed.

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9.3.3	In the event any press release, public announcement or other disclosure is required by Law to be made by the Party proposing to issue the same, such Party shall use its commercially reasonable endeavors to consult in good faith with the other Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.

9.3.4	Articles 9.3.1, 9.3.2 and 9.3.3 shall not apply and Blade shall have the right to issue any press release, make any public announcement or proceed with any disclosure of Confidential Information if and to the extent that it is necessary or required by Law (including but not limited to market disclosures required pursuant to securities Law) or by any stock exchange or requested or required by any Governmental Authority. Blade will provide the Sellers’ Representative with a draft of any announcement to be made pursuant to this Article 9.3.4 at least two (2) Business Days prior to its intended date of issue and shall make its best efforts to take into account any reasonable comments made by the Sellers’ Representative.

9.4	Books and Records

9.4.1	No later than thirty (30) days from the Closing Date, the Sellers will deliver or cause to be delivered to the Purchaser or the Target Companies all Books and Records relevant, necessary or useful for the Target Companies in the context of the Pre-Closing Reorganization in the possession of the Sellers or its Affiliates.

9.4.2	Following the Closing Date, in order to (and to the extent it enables to) facilitate (i) the resolution of any claims made by or against or incurred by the Sellers after the Closing or (ii) the preparation or examination of Tax returns and financial statements of the Sellers with respect to any period prior to Closing, the Purchaser shall, and shall cause its Affiliates (including the Company) to, for a period of six (6) years following the Closing Date: (i) allow the Sellers, upon reasonable prior notice and during normal business hours, through their respective Representatives, the right to (a) examine and make copies, at Sellers’ expense, of the Books and Records for periods prior to the Closing and (b) interview the Purchaser’s and its Affiliates’ employees; and (ii) maintain such pre-closing Books and Records for the Sellers’ examination and copying. Access to such employees and pre-closing Books and Records shall not unreasonably interfere with the business operations of the Purchaser or its Affiliates. The Sellers shall indemnify and hold harmless the Purchaser and the Target Companies from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling of (i) any personally identifiable information relating to employees, providers or customers of the Target Companies and (ii) any other information that is protected by applicable Laws (including Privacy Laws) or Contract and to which the Sellers or their Representatives are afforded access pursuant to the terms of this Agreement. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (x) require the Purchaser and the Target Companies to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which the Purchaser or any of its Affiliates (including the Purchaser and the Target Companies) is bound, or (y) be reasonably likely to cause the Purchaser, the Target Companies or any of their Affiliates to violate any applicable Laws.

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9.4.3	In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser or the Target Companies after the Closing or for any other reasonable purpose, for a period of six (6) years following the Closing, the Sellers shall: (i) retain all books, documents, information, data, files and other records of the Sellers that relate to the Companies and/or the business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser or the Target Companies; (ii) upon reasonable notice, afford the Purchaser and the Target Companies and their respective Affiliates and Representatives reasonable access (including for inspection and copying, at the Purchaser’s or the Target Companies’ expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the business of the Companies or the Target Companies prior to the Closing Date; and (iii) furnish the Purchaser and the Target Companies and their respective Affiliates and Representatives reasonable assistance (at the Purchaser’s or the Target Companies’ expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of six (6) years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters. The Sellers shall permit, promptly upon reasonable request, the Purchaser and the Target Companies and their respective Affiliates and Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Sellers following such use. The Sellers shall not destroy any such Books and Records without providing the Purchaser with written notice detailing the contents of such Books and Records, and providing the Purchaser with the opportunity to obtain such Books and Records, at least ninety (90) days prior to the destruction thereof. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (x) require any Seller to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which the relevant Seller is bound, or (y) be reasonably likely to cause the relevant Seller to violate any applicable Laws. To the extent any Books and Records referred to in this Article 9.4.3 contain material that does not relate to the Companies and/or the business for periods prior to the Closing, the Sellers shall be entitled to redact any such material.

9.5	Carried-Over Employee Guarantee

9.5.1	The Sellers undertake to indemnify the Purchaser on a Euro for Euro basis for any and all costs (including but not limited to severance indemnities, notice period indemnities, paid leave indemnities, court damages, settlement indemnities, any costs, or expenses related to any claims or proceedings, actions to resist, dispute, appeal, compromise, settle or defend any claims) that would be incurred by the Purchaser or any of the Target Companies with respect to the termination of any employment contracts, for any reason whatsoever (including but not limited to retirement, amicable termination or any illness related dismissal), of any Target Company’s employee occurring within six (6) months of the Closing Date (the “Carried-Over Employee Guarantee”).

9.5.2	For the purpose of this Article 9.5, the date of termination of a Target Company employee’s employment contract shall refer to, as the case may be, (i) the date of the sending of the dismissal or retirement letter to the relevant employee or (ii) the date of the validation by the French labor administration of the amicable termination agreement.

9.5.3	The Sellers shall be severally but not jointly (conjointement mais non solidairement) liable for any payment due with respect to the Carried-Over Employee Guarantee.

10.	TERMINATION

10.1	Termination

This Agreement may be terminated at any time prior to the Closing:

a)	by mutual written consent of the Purchaser and the Sellers’ Representative;

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b)	at the Purchaser’s sole discretion if the Conditions Precedent are not fulfilled (or waived in accordance with Article 4.1) by the Long Stop Date as set forth in Article 4.3.1;

c)	automatically upon the Postponed Long Stop Date in the event where the Conditions Precedent are not fulfilled (or waived in accordance with Article 4.1) and the Parties have not agreed to extend the Postponed Long Stop Date as set forth in Article 4.3.2; or

d)	as provided for in Article 5.4c).

10.2	Effect of Termination

In the event of termination of this Agreement as provided in Article 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Party except (a) Article 4.2 (Non-Satisfaction of the Conditions Precedents) if applicable, Article 5.4 (Failure to complete Closing Deliveries) if applicable, Article 9.3 (Confidentiality – Public Announcements), Article 11.1 (Fees and Expenses), Article 11.4 (Notices), Article 11.7 (No Third-Party Beneficiaries), Article 11.13 (Governing Law), Article 11.15 (Dispute) and this Article 10 and (b) that nothing herein shall relieve either Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

11.	GENERAL PROVISIONS

11.1	Fees and Expenses

The Purchaser shall be solely responsible for all filing fees, registration duties or stamp levies payable under any Laws in connection with the transactions contemplated by this Agreement relating to the Acquisition. Except as set forth in the preceding sentence, or as otherwise provided herein or as agreed in writing by the Purchaser, no fees or expenses incurred by the Sellers (or any of their Affiliates) in connection with or related to this Agreement and the Acquisition Documents and the transactions contemplated hereby and thereby shall be paid by the Purchaser; all such fees and costs shall be paid by the Party incurring such fees or expenses (i.e., the Sellers or their relevant Affiliate(s)), whether or not such transactions are consummated.

In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other.

11.2	Amendment and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

11.3	No waiver

No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

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11.4	Notices

11.4.1	All notices and other communications hereunder shall be in writing, in the English language and shall be deemed given if (x) delivered by hand against a receipt dated and signed by the recipient, (y) sent by email (if confirmed no later than the next Business Day by internationally recognized express overnight delivery service) or (z) mailed by internationally recognized express overnight delivery service, at the following addresses (or at such other address for a Party as shall be specified by like notice):

a)	if to the Sellers, to:

the Sellers’ Representative
Damien Mazaudier

Monacair
Heliport de Monaco
Avenue des Ligures
98000 Monaco
Attention: Damien Mazaudier
E-mail: d.mazaudier@monacair.mc

with a copy (which shall not constitute notice) to:

Stan Andreassen

and

Boris Martor

Bird & Bird
2 rue de la Chaussée d’Antin
75009 Paris, France
Attention: Stan Andreassen and Boris Martor
E-mail: stan.andreassen@twobirds.com ;

boris.martor@twobirds.com

b)	if to the Purchaser, to :

Blade Urban Mobility, Inc.
499 E. 34th Street
New York, NY 10016
United-States
Attention: Melissa Tomkiel
E-mail: melissa@blade.com

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP
16 avenue Matignon
75008 Paris, France
Attention: Ariel Harroch
E-mail: aharroch@gibsondunn.com

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11.4.2	All notices, requests or instructions given in accordance herewith shall be deemed received:

a)	on the date stamped by the recipient on the receipt if it is delivered by hand;

b)	on the date and at the time indicated on the corresponding activity report, if sent by e-mail and only if confirmed no later than the next Business Day by internationally recognized express overnight delivery service;

c)	one (1) Business Day after the date of sending, if sent by internationally recognized express overnight delivery service.

11.5	Sellers’ Representative

Each of the Sellers irrevocably appoints Damien Mazaudier (the “Sellers’ Representative”) as its sole representative to exercise any of its rights, perform any action, take any decision, make and receive any notification or delivery made pursuant to the terms of this Agreement or in relation herewith, and authorizes the Sellers’ Representative to exercise all rights and fulfil all obligations of the Sellers under this Agreement on their behalf, notwithstanding the provisions of article 1161 of the French civil Code (Code civil). As a result, any such decision, notification or delivery shall be validly made only to the extent made by or given to Damien Mazaudier.

11.6	Entire Agreement

This Agreement (including the Exhibits), and the Acquisition Documents constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the Parties or their Representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.

11.7	No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

11.8	Assignment; Successors

11.8.1	Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. In case of assignment, in accordance with the terms hereof, to any heirs or successors of a Party, such heirs or successors are deemed to have waived any benefits of discussion or division with respect to such Party’s obligation hereunder.

11.8.2	Notwithstanding the foregoing, the Purchaser shall be entitled to assign or transfer all of its rights and obligations under this Agreement to Blade Europe, on the condition that it notifies such substitution to the Sellers’ Representative prior to the effectiveness of such assignment.

11.9	Specific Performance

The Parties agree that in case of breach or non-compliance by any of them of its obligations under this Agreement (subject to other remedies provided for in article 1217 of the French civil Code (Code civil) and to express contrary provisions of this Agreement), the other Party may seek the specific performance of the Agreement.

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11.10	No Hardship

Each Party declares to assume all the risks arising from an unpredictable change of circumstances (changement de circonstances imprévisible) as a result of which implementing of this Agreement would become excessively onerous for such Party, and waives any right to make any claim under article 1195 of the French civil Code (Code civil).

11.11	Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Laws or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformulated, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.12	No Presumption Against Drafting Party

Each of the Parties acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

11.13	Advisers

11.13.1	The Parties hereby expressly declare that they have freely (i) determined the manner in which they wish to be legally advised for the purposes of the Overall Transaction and (ii) negotiated the terms and conditions of the Acquisition Documents and the AOA. An adviser to one Party shall not be considered as having advised the other Party(ies) even if such adviser had a deciding role in the drafting of any of the Acquisition Documents or the AOA, neither shall such adviser be deemed to be the sole draftsman (rédacteur unique) of such documents, nor of any document attached as an exhibit or a schedule thereto or of any related document. Each Party acknowledges that this Agreement cannot be considered as a contrat d’adhésion within the meaning of article 1110 of the French civil Code (Code civil).

11.13.2	The Parties further represent that the provisions of this Agreement have, in accordance with the mandatory provisions of article 1104 of the French civil Code (Code civil), been negotiated in good faith and attest that this Agreement reflects the balance requested by each of them.

11.14	Governing Law

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, construed, interpreted and enforced in accordance with the Laws of France without giving effect to any choice of Law or conflict of Law provision or rule (whether of France or any other jurisdiction) that would cause the application of the law of any jurisdiction other than France.

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11.15	Dispute

11.15.1	Negotiation and resolution

All disputes arising out of or in connection with this Agreement (including, without limitation, with respect to its signature, validity, performance, interpretation, termination and post-termination obligations hereof) shall be tackled as follows:

a)	the Party initiating this dispute process shall notify the other Party as soon as reasonably practicable in the circumstances, but in no event later than ten (10) Business Days from the date such dispute arises, with such notification to set out in writing a reasonably-detailed description of the dispute and a concise statement of the facts supporting it (the “Initiating Document”);

b)	the other Party shall notify the initiating Party as soon as reasonably practicable in the circumstances, but in no event later than five (5) Business Days from the date of delivery of the Initiating Document, with such notification to set out in writing its reasonably-detailed response to the dispute, its position in respect of the dispute and a concise statement of the facts supporting it;

c)	each Party shall designate a person with sufficient authority to resolve the dispute for the purposes of negotiating and resolving the dispute; and

d)	such designees shall attempt to resolve the dispute through good-faith, responsive, timely and active negotiations.

11.15.2	Arbitration

If such dispute remains unresolved twenty (20) Business Days after the date of delivery of the Initiating Document and a Party wishes to further pursue it, then, by way of written notice of any Party to the others, such dispute must be submitted to final, binding arbitration in accordance with the following provisions:

a)	the arbitration will be conducted in the English language in Paris, France, under the Rules of Arbitration of the International Chamber of Commerce;

b)	the arbitration will be conducted by a single arbitrator appointed by the appointing authority unless the Parties agree otherwise in writing;

c)	each Party shall bear its own costs incurred in such arbitration and the Parties shall equally defray the fees and costs of the arbitrator and/or the appointing authority; and

d)	the arbitration will be private and confidential, and the arbitrator shall have the ability to award costs in its final and binding decision.

The arbitral tribunal shall have the power to require assistance from third party(ies) in order to ensure that all relevant evidence may be submitted in the course of the proceedings in compliance, as may be necessary, with the restrictions applicable to the disclosure of certain information under any applicable Laws.

The above-mentioned arbitration provisions do not preclude the Parties from exercising their right to seek provisional relief or conservatory measures before any court of competent jurisdiction.

Execution version

11.16	Electronic Signature

11.16.1	The Agreement is executed by each Party through an advanced electronic signature procedure (AdES) in accordance with the terms of articles 1366 and 1367 of the Civil Code, operated by a third-party provider, DocuSign, which guarantees the security and integrity of the electronic copies pursuant to Regulation (EU) No 910/2014 of the European Parliament and of the Council dated 23 July 2014 (the “eIDAS Regulation”) on electronic identification and trust services for electronic transactions in the internal market.

11.16.2	Pursuant to the requirements set forth in article 26 of the eIDAS Regulation, advanced electronic signature:

a)	is attached to its signatory in an unambiguous manner (i.e. uniquely and clearly);

b)	allows the formal identification of the signatory;

c)	is created by means over which the signatory has exclusive control, such as through its personal phone or computer; and

d)	guarantees that the deed to which it is attached cannot be modified.

11.16.3	The Parties undertake to take all necessary measures to guarantee that the advanced electronic signature (AdES) of the Agreement cannot be added by anyone else other than their respective legal representative or by any other person duly empowered to that effect pursuant to a valid power of attorney.

11.16.4	The Parties agree that the electronically signed Agreement shall validly constitute a valid evidence of (i) the content thereof, (ii) the identity of its signatories and (iii) their consent thereto, and that it constitutes a valid record of the signature date of such Agreement. They agree that, in case of a dispute, the electronically signed Agreement can be validly produced in court, as documentary evidence, including in disputes between the Parties.

11.16.5	The Parties agree that they proceed with the advanced electronic signature (AdES) of the Amendment in full knowledge of the associated technology and of the terms and conditions thereof, and as such, they waive all rights to challenge, in connection with any dispute or claim, the reliability of such advanced electronic signature method and/or their consent to enter into the Agreement. The Agreement, including its Exhibits, shall be initialed electronically on the first and last pages and signed by electronic signature on the signature page.

[The remainder of this page is intentionally left blank. Signatures on next page]

[Signature page to Share Purchase Agreement EMA]

Blade Urban Air Mobility Inc.	EOLA

By:	/s/ Melissa Tomkiel	By:	/s/ Damien Mazaudier

Name: Mrs. Melissa Tomkiel	Name: Mr. Damien Mazaudier
Title: President and General Counsel

SCP ABC	SCP JKL

By:	/s/ Pierre Casiraghi	By:	/s/ Andréa Casiraghi

Name: Mr. Pierre Casiraghi	Name: Mr. Andréa Casiraghi
Represented by: Andréa Casiraghi,
duly authorized

SCP XYZ	Mr. John Elkann

By:	/s/ Marco Casiraghi	/s/ Alessandro Pradelli
Name: Mr. Marco Casiraghi	Represented by: Alessandro Pradelli,
duly authorized

Mr. Marco Casiraghi	Mr. Pierre Casiraghi

/s/ Marco Casiraghi	/s/ Pierre Casiraghi

Mr. Andréa Casiraghi

/s/ Andréa Casiraghi

[Signature page to Share Purchase Agreement EMA]

Monacair SAM	Héli Sécurité

By:	/s/ Damien Mazaudier	By:	/s/ Dominique Romet

Name: Mr. Damien Mazaudier	Name: Dominique Romet
Title: Président Directeur Général	Title: Président

List of Exhibits

Exhibit (A)	Allocation of Monacair and Héli Sécurité shares prior to the Pre-Closing Reorganization

Exhibit (D)	Aircraft Operating Agreement (AOA)

Exhibit (G)	Allocation of the Shares among the Sellers following the Pre-Closing Reorganization

Exhibit (M)	Monacair Activités Commerciales Short Form SPA

Exhibit (N)	Héli Sécurité Activités Commerciales Short Form SPA

Exhibit (O)	Azur Activités Commerciales Short Form SPA

Exhibit (P)	Notified Employees Renunciation Letters

Exhibit 1.1(i)	Data Room Q&A

Exhibit 1.1(ii)	List of documents provided in the Data Room

Exhibit 1.1(iii)	Utilized Heliports

Exhibit 2.3	Allocation of the Initial Purchase Price and the Final Purchase Price among the Sellers

Exhibit 3.4	Terms for relaunching of the Regular Line Monaco

Exhibit 4.1.3	Assets and liabilities to be transferred to Monacair Activités Commerciales

Exhibit 4.1.4	Assets and liabilities to be transferred to Héli Sécurité Activités Commerciales

Exhibit 4.1.5	Assets and liabilities to be transferred to Azur Activités Commerciales

Exhibit 4.1.11	Azur Material Contracts

Exhibit 5.2.2(i)	Conditions Precedent Fulfilment Certificate

Exhibit 7.5.20	Improvements required to be made at the Monaco-Fontvieille heliport for compliance purposes

Exhibit 7.7	Off-balance sheet commitments of the Target Companies

Exhibit 7.13.3	Leased Real Property of the Target Companies

Exhibit 7.14	Third Party Rights on assets owned by the Target Companies

Exhibit 7.15.2	Intellectual Property, Information Technology and/or Software rights of the Target Companies

Exhibit 7.17.1	Employees to be transferred as of the Closing Date

Exhibit 7.17.4	Labor and collective bargaining agreements, profit-sharing, saving or pension schemes and unilateral undertaking of the Target Companies

Exhibit 7.17.16	List of claims by Employees

Exhibit 7.17.17	List of liabilities of the Target Companies towards former employees

AIRCRAFT OPERATOR AGREEMENT

[Note: this Agreement may be amended to reflect the legal mechanism implemented to carry out the Spin-Off]

This Aircraft Operator Agreement (the “Agreement”) is entered into on [●], 2022 by and between (i) [Blade France 1], a French société par actions simplifiée whose registered office is at [●], registered with the Trade and Companies Registry of [●] under number [●] (“Blade France 1”), [[Blade France 2], a French société par actions simplifiée whose registered office is at [●], registered with the Trade and Companies Registry of [●] under number [●] (“Blade France 2”)][Note to draft: deletion to be confirmed], (iii) [Blade Monaco] a Monaco société à responsabilité limitée whose registered office is at [●], registered with [●] under number [●] (“Blade Monaco” and together with Blade France the “Blade Parties”), (iv) [Héli Sécurité Transporteur], a French société par actions simplifiée located at [●], registered with the Trade and Companies Registry of [●] under number [●] (“[Héli Sécurité Transporteur]”) ), (v) [Monacair Transporteur], a société anonyme monégasque - S.A.M whose registered office is at [●], registered with [●] under number [●] (“[Monacair Transporteur]” and together with [Héli Sécurité Transporteur], the “Air Carriers”), (vi) [Azur Transporteur], a French société par actions simplifiée located at [●], registered with the Trade and Companies Registry of [●] under number [●] (“[Azur Transporteur]”) and (vii) EOLA, a Monegasque société à responsabilité limitée with registered seat located at 2, rue de la Lüjerneta, 98000 Monaco, Monaco, registered with [●] under number [●] (“EOLA”).

Each of Blade France 1, Blade France 2, Blade Monaco, [Héli Sécurité Transporteur], [Monacair Transporteur], [Azur Transporteur] and EOLA may be referred to individually as a “Party” and collectively, the “Parties”.

In the presence of:

(i) Blade Urban Air Mobility, Inc., a Delaware corporation whose registered office is at 499 E. 34th Street, New York, NY 10016, registered with [●] under number [●] (“Blade”), (ii) [Blade Europe], ], a French [●] whose registered office is at [●], registered with the Trade and Companies Registry of [●] under number [●] (“[Blade Europe]”) in particular for the purpose of accepting the Blade Call Option pursuant to Article 15.6, (iii) Mr. Marco Casiraghi, a [●] citizen born on in [●] and residing at [●] ([●]), (iv) Mr. Pierre Casiraghi, a [●] citizen born on in [●] and residing at [●] ([●]), (v) Mr. Andrea Casiraghi, a [●] citizen born on in [●] and residing at [●] ([●]) and (vi) Mr. John Elkann, a [●] citizen born on in [●] and residing at [●] ([●]).

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PREAMBLE

(A)	The Parties have entered into this Agreement in order to set forth the terms and conditions of their cooperation for the purpose of (a) growing and marketing the Exclusive Air Transportation Services and Key Routes operated by the Air Carriers and (b) developing expanded services and pursuing route expansion.

(B)	Prior to the date hereof, the following transactions were completed:

(i)	pursuant to a share purchase agreement dated [●], the acquisition of Azur Hélicoptère, a French société par action simplifiée whose registered office is located at Hangar n°10 bis Aéroport de Cannes-Mandelieu, 06150 Cannes La Bocca, registered with the Trade and Companies Register of Cannes under number 434 456 398 (“Azur”) by EOLA, [SCP XYZ] and Mr. John Elkann (the “Azur Acquisition”);

(ii)	(a) a legal spin-off (scission) whereby [Héli Sécurité] (RCS 411 643 703 Fréjus) was dissolved and transferred (x) all of its distribution and commercial activities, assets and resources to a new French company in the form of a société par action simplifiée (“[Héli Sécurité Activités Commerciales]”) and (y) and all of its Air Carrier’s Business, assets and resources to another new French company in the form of a société par action simplifiée, (“[Héli Sécurité Transporteur]”) (the “Héli Sécurité Spin-Off”), (b) a legal spin-off (scission) whereby [Azur] was dissolved and transferred (x) all of its distribution and commercial activities, assets and resources to a new French company in the form of a société par action simplifiée, (“[Azur Activités Commerciales]”) and (y) and all of its Air Carrier’s Business, assets and resources to another new French company in the form of a société par action simplifiée (“[Azur Transporteur]”) (the “Azur Spin-Off”) and (c) a legal spin-off (scission) whereby Monacair, a société anonyme monégasque with registered seat at avenue des Ligures, heliport de Monaco, 98000 Monaco (RCI 87S02334) was dissolved and transferred (x) all of its distribution and commercial activities, assets and resources to a new Monegasque company in the form of a société à responsabilité limitée ([“Monacair Activités Commerciales”]) and (y) and all of its Air Carrier’s Business, assets and resources to another new Monegasque company in the form of a société anonyme monégasque – S.A.M. ([“Monacair Transporteur”]) (the “ Monacair Spin-Off” and together with the Héli Sécurité Spin-Off and the Azur Spin-Off, the “Spin-Off”); [Note to Draft: The legal spin-off mechanism may be replaced by a transfer of all assets and debts related to distribution and commercial activities, assets and resources (i) of Héli Sécurité and Azur to a single French law société par action simplifiée and (ii) of Monacair to a Monacair société anonyme monégasque. The agreement shall be amended accordingly as the case may be.]

(iii)	the acquisition, following completion of the Spin-Off, by Blade Europe (or an Affiliate thereof) of 100% of the share capital and voting rights of (i) [Héli Sécurité Activités Commerciales] which is renamed “Blade France 1” following such acquisition by Blade Europe, (ii) [Azur Activités Commerciales] which is renamed “Blade France 2” following such acquisition by Blade Europe, and (iii) [Monacair Activités Commerciales] which is renamed “Blade Monaco” following such acquisition by Blade Europe pursuant to the terms and conditions of a share purchase agreement dated [•] (the “Share Purchase Agreement”) for an aggregate purchase price equal to forty seven million eight hundred thousand euros (EUR 47,800,000) less the Total generated Cash (as such term is defined in the Share Purchase Agreement) (the transactions described in paragraphs (i) and (ii) above being referred together with the entry into the Share Purchase Agreement and this Agreement as the “Overall Transaction”); ”)].

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In accordance with article 1112-1 of the French Civil Code (Code civil), none of the Parties have intentionally withheld or omitted to disclose to any other Party any information that would be material with respect to its decision to enter into this Agreement.

(C)	Prior to the date hereof:

(i)	[Héli Sécurité Transporteur] remitted to Blade and Blade Europe, copies of the Regulatory Approvals and Consents, as the case may be, relating to the transfer resulting from the completion of the Spin-Off, of the Permits, Heliport Leases, included but not limited to the agreements in connection with the Utilized Heliports held by Héli Sécurité (as listed in Schedule [●]) to [Héli Sécurité Transporteur];

(ii)	[Azur Transporteur] remitted to Blade and Blade Europe, copies of the Regulatory Approvals and Consents, as the case may be, relating to the transfer resulting from the completion of the Spin-Off, of the Permits, Heliport Leases, included but not limited to the agreements in connection with the Utilized Heliports held by Azur (as listed in Schedule [●]) to [Azur Transporteur];

(iii)	[Monacair Transporteur] remitted to Blade and Blade Europe, copies of the Regulatory Approvals and Consents, as the case may be, relating to the transfer, resulting from the completion of the Spin-Off, of the Permits, Heliport Leases, included but not limited to the agreements in connection with the Utilized Heliports held by Monacair (as listed in Schedule [●]) to [Monacair Transporteur];

(iv)	Héli Sécurité Transporteur, Monacair Transporteur and Azur Transporteur remitted to Blade and Blade Europe, copies of the Regulatory Approvals relating to the transfer of the operating licenses, air operator certificates (certificat de transporteur aérien) and authorizations or agreements granting traffic rights to operate on routes as applicable, and of any other Permits held by both Air Carriers [as listed in Schedule [●]] including the service agreement between the State of Monaco and Monacair dated 5 August 2015 relating to the exploitation of the Monaco-Nice route and the right to use the Monaco-Fontvieille heliport (the “Monacair Service Agreement”) to Héli Sécurité Transporteur and Monacair Transporteur, respectively, as a result of completion of the Spin-Off;

(v)	[Monacair Transporteur] or Monacair, as the case may be, remitted to the Blade Parties and Blade Europe, a written confirmation by WorldTicket that they (x) waive the prohibition imposed on Monacair to use other systems than those provided by WorldTicket for booking and creating tickets using the internet without their prior written consent under the license agreement between WorldTicket and Monacair dated 3 and 4 September 2015 and (y) agree that Blade Europe (or any of its Affiliates and in particular Blade Monaco) be the exclusive broker or reseller of tickets of transportation services offered by Monacair or [Monacair Transporteur] through the internet;

(vi)	Written confirmation from [●] of the termination of all distribution platform agreements specified by Blade, in its sole discretion, including, without limitation, the [Partnership Agreement dated [July 30, 2019] between [Monacair] and [Helipass.com, S.A.S.]] (collectively, the “Distribution Platform Agreements”); and

(vii)	Monacair confirms that it is discussing with the Monaco Minister of Transport the conditions to resume or not the Regular Line and undertakes to keep the Blade Parties regularly informed about the progress of the ongoing discussions; and

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(viii)	The Purchaser is aware that Monacair cannot provide any guarantee or commitment in relation thereto, in particular as to its maintaining and/or renewal of the Monacair Service Agreement.

NOW, THEREFORE, for and in consideration of the foregoing and their mutual covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1

BINDING EFFECT

The obligations of the Parties outlined in this Agreement shall be binding upon the Parties on the date of execution of this Agreement (the “Effective Date”).

Article 2

DEFINITIONS

2.1	Definitions

Capitalized terms not otherwise defined herein shall have the meaning set out in this Article 2.

“Action” means any action, complaint, petition, suit, claim, citation, notice of violation, arbitration or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Entity.

“Affiliate” means with respect to any Person, another Person who, directly or indirectly, from time to time during the Term (a) Controls the first Person, (b) is Controlled by the first Person, or (c) is under common Control with the first person.

“Aircraft” means any aircraft operated by the Air Carriers in connection with the Blade Flights, including, without limitation, the Owned Aircraft and the Managed Aircraft, and any such aircraft’s engines, and all appurtenances, appliances, parts, avionics, instruments, components, accessions, furnishings, auxiliary power units, gearboxes, engine covers, tool kits, and other equipment of whatever nature incorporated in or attached and all aircraft documents and records.

“Aircraft Availability Guarantee” means the mutually agreed upon number and type of Aircraft necessary to service the Blade Flights, which will be further described in each Contract Period Key Terms Schedule.

“Air Carriers” means [Héli Sécurité Transporteur], [Azur Transporteur] and [Monacair Transporteur].

“Air Carriers’ Business” means the business operated by [Héli Sécurité Transporteur], [Azur Transporteur] and [Monacair Transporteur] which include the following activities: (i) the operation of the Regular Line (Scheduled Route) and other scheduled routes, (ii) on demand transportation services sold as whole-aircraft charter and marketed by the seat from and around Monaco, (iii) helicopter management and (iv) aircraft maintenance, it. being understood that activities covered under (iii) and (iv) are excluded from the scope of this Agreement except for the utilization of the Managed Aircraft as provided for below.

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“Air Carriers Call Shares” means the aggregate of the (i) Azur Transporteur Call Shares, (ii) the Héli Sécurité Transporteur Call Shares and (iii) the Monacair Transporteur Call Shares.

“Air Carriers Carve-Out” means, in the event of the exercise of the Blade Call Option, the carve-out of all activities, assets, resources, personnel and liabilities of the Air Carriers consisting in (i) management of helicopters owned by third-parties and (ii) aircraft maintenance.

“Air Carriers’ Customer Lists” means the complete lists, including Personal Information, of all Existing Customers (from each of Héli Sécurité, Azur and Monacair), which were duly transferred to [Héli Sécurité Activités Commerciales], [Azur Activités Commerciales] and [Monacair Activités Commerciales] upon and as result of completion of the Spin-Off, such list included, to the fullest extent possessed or available to Héli Sécurité, Azur and Monacair, each such Person’s full name, email address, physical address, billing and delivery information, historical sales, and flight history

“Anti-Corruption Law” means the (a) the OECD Convention, (b) the FCPA, (c) the Bribery Act 2010, (d) any anti-corruption, Anti-Money Laundering Laws or anti-bribery Law or regulation applicable to any of the Parties or their Affiliates, their officers, employees, and representatives, including the French Law No. 2016-1691 if and when applicable; and (e) any other Applicable Law (including any (A) statute, ordinance, rule or regulation; (B) order of any court, tribunal or any other juridical body; and (C) rule, regulation, guideline or order of any public body, or any other administrative requirement) which (x) prohibits the conferring of any gift, payment or other benefit on any Person or any officer, employee, agent or adviser of such Person; and/or (y) broadly equivalent to the FCPA and/or the Bribery Act 2010 or was intended to enact the provisions of the OECD Convention or which has as its objective the prevention of corruption.

“Anti-Money Laundering Laws” means anti-money laundering-related laws, regulations, and codes of practice applicable to the Group and their operations from time to time, including without limitation (i) the EU Anti-Money Laundering Directives and any laws, decrees, administrative orders, circulars, or instructions implementing or interpreting the same, and (ii) the applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended.

“Applicable Laws” means all applicable statutes and regulations (including Privacy Laws) and binding decisions of a court or tribunal or similar judicial body and, if applicable, the prevailing rules, regulations, determinations, guidelines or instructions of any governmental, regulatory authority to which the Blade Parties, Blade, Blade Europe, EOLA or the Air Carriers are subject (including applicable legislation of the European Union or Monaco, as the case may be), as amended from time to time.

[“Azur Activités Commerciales Call Shares” means the [•] shares representing 100% of the share capital and voting rights of Azur Activités Commerciales, on a fully-diluted basis, to be wholly-owned by Blade Europe.]

“Azur Transporteur Call Shares” means the shares representing 100% of the share capital and voting rights of Azur Transporteur, on a fully-diluted basis, to be wholly-owned by EOLA (subject to a 5%-shareholding interest that may be held by European Union citizens).

“Blade Call Period” means a seventeen-month period as from the written notice given by any of the Air Carriers to the Blade Parties of its intention not to renew the Agreement in accordance with Article 8.1(i).

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“Blade’s Business” means the business operated by Blade and its Affiliates and includes, without limitation, the provision of a proprietary online platform for passenger flight bookings and the sales and marketing and arranging of flights operated by licensed air carriers.

“Blade Flights” means the Exclusive Air Transportation Services operated by the Air Carriers pursuant to the Agreement, including Scheduled Flights and Charter Flights.

“Blade Heliport Lounges” means the Utilized Heliports’ lounges and terminals after the alteration, improvements and renovations to the Utilized Heliports, to the extent permitted by Applicable Laws and the Heliport Leases completed upon request or by any of the Blade Parties.

“Blade Parties Call Shares” means the aggregate of the (i) Azur Activités Commerciales Call Shares, (ii) the Heli Sécurité Activités Commerciales Call Shares and (iii) the Monacair Activités Commerciales Call Shares.

“Business Day” means any day except Saturday, Sunday, any statutory holiday in France and Monaco or any other day on which the principal-chartered banks in the City of Paris and in Monaco are closed for business.

“Competitive Business” means any Person (other than the Blade Entities, the Air Carriers, EOLA and their respective Affiliates) that is in the business of selling, providing, marketing, operating, or arranging Exclusive Air Transportation Services, which may be amended from time to time in a writing signed by the Parties.

“Consent” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Person.

“Contract” means any note, bond, mortgage, indenture, guarantee, franchise, permit, lease, agreement, understanding, arrangement, contract, commitment or other instrument or obligation (whether oral or written) and any amendments thereto.

“Contract Period” means the period between January 1 and December 31 of each year during the Term, provided that the first Contract Period will commence upon the Effective Date and end on December 31, 2022.

“Contract Period Key Terms Schedule” means the schedule to this Agreement outlining the Contract Period Key Terms, attached hereto as Schedule A, which may be amended from time to time in writing signed by the Parties.

“Control” means, with respect to an entity, the holding, directly or indirectly (by transparency by multiplying the shareholding), of more (strictly) than 50% of the share capital and voting rights of such entity and which is sufficient, if exercised, to elect a majority of its board of directors; or, entitling the holder to exercise control and direction in fact over the activities of such entity; it being specified that in the case of EOLA, each of its shareholders shall be considered to be Controlling EOLA, and the words including the terms “Controlled by”, “Controlling” and “under common Control with” shall be construed accordingly.

“EBITDA” means earnings before any Interest, book taxes, depreciation and amortization. For purposes of this definition, “Interest” shall mean any interest expense whether paid or accrued and any interest income either received or accrued.

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“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, condition sale or other title retention agreements, assessments, easement, encroachment, rights-of-way and other burdens, covenants, any right of first refusal or other preferential rights to purchase, any adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“End of Term Negotiation Period” means the period that begins six (6) calendar months prior to the end of the Initial Term or a Renewal Term, as applicable, and ends three (3) calendar months prior to the end of such Initial Term or Renewal Term.

“EOLA Call Period” means a seventeen-month period as from the written notice given any of the Blade Parties to the Air Carriers (with a copy to EOLA) of its intention not to renew the Agreement in accordance with Article 8.1(i).

“Event of Force Majeure” means strictly any act of God, sabotage, war, invasion, insurrection, acts of terror, riot, fire, storm, flood, ice, earthquake, explosion, epidemic or pandemic, abnormally adverse weather conditions, any Order or change in Applicable Law, or any other cause or causes beyond the affected party’s reasonable control (including, without limitation, the unexpected breakdown of any Aircraft), provided that (i) such conditions are not primarily a result of the affected party’s actions, omissions, negligence or willful misconduct, and (ii) were either unforeseeable, or unpreventable by the affected party.

“Excluded Services” means (i) aircraft maintenance, (ii) aircraft management (including non-revenue flights for aircraft management customers on their owned aircraft), (iii) safety consultancy services and (iv) any services provided to those Persons or for those purposes set out in a schedule to the Agreement or consented to in writing by Blade, provided that “Excluded Services” will not include any Blade Flights or any air transportation or related services provided, marketed, sold or offered (A) on the Key Routes or otherwise on a scheduled or by-the-seat basis or (B) on a whole-aircraft charter basis.

“Exclusive Air Transportation Services” means by the seat, scheduled, shared/crowdsourced, or charter air transportation and related services, provided, marketed, sold or offered to any Person regardless of (i) whether such air transportation was purchased or reserved (A) prior to or after the execution of the Agreement; (B) by a corporate entity, individual or other Person; or (C) by a travel agent or other Person acting on behalf of another Person; and (ii) the booking method by which such transportation was purchased or reserved (including, without limitation, Air Carriers’ current, previous or future booking portal, website, mobile application or other booking methods), provided that the definition of “Exclusive Air Transportation Services” specifically excludes the Excluded Services. For the avoidance of doubt, the definition of “Exclusive Air Transportation Services” will evolve together with the traffic rights during the Term and includes as at the date hereof: [(i) the traffic rights granted pursuant to the bilateral agreement on air services entered into between Monaco and France on October 25, 2002 and an exclusive right of exploitation granted by (A) the State of Monaco to Monacair pursuant to the Monacair Service Agreement and (B) by the French DGAC to Héli Sécurité pursuant to the latest flight schedule program approved by the French DGAC by letter dated July 31, 2020 and until July 31, 2023 and (ii) any similar traffic rights.] [Note to draft: precision to be amended as the case may be to reflect potential changes in traffic rights until Closing of the acquisition and simultaneous execution of the AOA]

“Exclusive Territory” means the territories on which the Air Carriers and their Affiliates are validly granted traffic rights to operate Exclusive Air Transportation Services and include, as at the date hereof, the South of France, Monaco, the Swiss and Italian Alps and Northern Italy, insofar as the Air Carriers are validly granted traffic rights in these destinations.

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“Existing Customers” means all Persons who used or purchased the Exclusive Air Transportation Services provided, marketed, sold or offered by Héli Sécurité or Monacair, or as the case may be, the Air Carriers or their Affiliates prior to the execution of this Agreement in any location.

“Existing Utilized Heliports” means (a) the (i) Grimaud heliport, (ii) Monaco-Fontvieille heliport, (iii) Saint-Tropez peninsula helipads and (iv) Cannes Quai du Large helistation directly or indirectly controlled by the Air Carriers or their Affiliates , (b) any other airport, heliport, vertiport or portion of any airport, heliport, or vertiport under the direct or indirect control of any Air Carrier or their Affiliates at any point during the Term, (c) the premises and infrastructure (including any passenger lounges and check-in locations) occupied by the Air Carriers or their Affiliates at the Nice Côte d’Azur Airport, and (d) the premises and infrastructures (including any passenger lounges and check-in locations) occupied by the Air Carriers or their Affiliates at the Cannes-Mandelieu Airport.

“Final Purchase Price” means the aggregate amount of the [Héli Sécurité Activités Commerciales Final Purchase Price], the [Azur Activités Commerciales Final Purchase Price] and the [Monacair Activités Commerciales Final Purchase Price] (as such terms are defined in the Share Purchase Agreement) effectively paid by Blade Europe to EOLA and some of its Affiliates in connection with the acquisition of 100% of the share capital and voting rights of (i) [Azur Activités Commerciales], (ii) [Héli Sécurité Activités Commerciales] and (iii) [Monacair Activités Commerciales] pursuant to the Share Purchase Agreement.

“Flown Hours” means for each of the Blade Flights that are completed as scheduled and agreed upon: (x) for Blade Flights between (i) Nice and Monaco, the corresponding Key Route Flight Time detailed in the Contract Period Key Terms Scheduled, attached hereto as Schedule A, and (ii) Key Routes other than between Nice and Monaco, the actual duration of time between the respective Aircraft’s takeoff and landing, not including any time such Aircraft is on the ground idling, which the Parties acknowledge shall be reasonably similar to the Key Route Flight Times detailed in the Contract Period Key Terms Scheduled, attached hereto as Schedule A, and (y) the Standard Flight Times, which, for the avoidance of doubt, shall be derived from the actual duration of time between the respective Aircraft’s takeoff and landing, and shall not include any time such Aircraft is on the ground idling. It shall include Blade Flights that are cancelled or modified after the Aircraft has departed, in which case the Flown Hours for such Blade Flight shall be calculated as the greater of: (A) the actual flight time for such Blade Flights based on the Hobbs Meter of such Aircraft or (B) the Key Route Flight Times (or, if applicable, the Standard Flight Times), as detailed in the Contract Period Key Terms Schedule and attached hereto as Scheduled A, for such Blade Flights.

“Governmental Entity” means any domestic, foreign or supranational court or other judicial authority or governmental, administrative or regulatory body, department, agency, commission, authority or instrumentality (including, without limitation, the French Direction Générale de l’Aviation Civile and the Monegasque Direction de l'Aviation Civile).

“Héli Sécurité” means the former French société par actions simplifiée whose registered office was at 195 avenue de l’héliport, 83310 Grimaud (France), registered with the Trade and Companies Registry of Fréjus under number 411 643 703, which was dissolved following the completion of the Spin-Off.

[“Héli Sécurité Activités Commerciales Call Shares” means the [•] shares representing 100% of the share capital and voting rights of Héli Sécurité Activités Commerciales, on a fully-diluted basis, to be wholly-owned by Blade Europe.]

“Héli Sécurité Transporteur Call Shares” means the shares representing 100% of the share capital and voting rights of Héli Sécurité Transporteur, on a fully-diluted basis, to be wholly-owned by EOLA (subject to a 5%-shareholding interest that may be held by European Union citizens).

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“Heliport Leases” means any Contract (including any agreement relating to the occupation of public domain) entered into by any of Héli Sécurité, Azur or Monacair or their Affiliates which was transferred to [Héli Sécurité Transporteur], [Azur Transporteur] or [Monacair Transporteur], respectively, upon and as result of completion of the Spin-Off in relation to a Utilized Heliport, each as amended or renewed from time to time, as listed in Schedule [●].

“IT Systems” means all Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches, and all other information technology equipment, and all associated documentation, in each case, owned, leased, or licensed by the Air Carriers and used or held for use by the Air Carriers in connection with, or otherwise necessary for, conducting the Air Carriers’ Business as currently conducted.

“Key Routes” means the route pairs set forth on any Contract Period Key Terms Schedule.

“Liability” means, with respect to any Person, any liability or obligation (including, any guarantee) of such Person of any kind whatsoever, whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required to be accrued on the financial statements of such Person.

“Losses” means and includes all losses, costs, damages, taxes, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, and reasonable out-of-pocket expenses, including reasonable attorneys’ fees and expenses.

“Managed Aircraft” means aircraft that are managed, maintained and/or operated by the Air Carriers or their Affiliates pursuant to Management Contracts during the Term.

“Management Contracts” means the Contracts and agreements between the applicable Air Carrier(s) and the respective owner(s) of each Managed Aircraft governing the use, maintenance, operation and possession of the Managed Aircraft by such Air Carrier(s).

“Material Breach” means any breach, by either one of the Air Carriers, EOLA or their Affiliates, pursuant to Articles 15.1(i), if capable of remedy, not remedied within thirty (30) days following the delivery of a written notice advising of such breach.

"Material Delay” means with respect to all Exclusive Air Transportation Services operated by any of the Air Carriers, an arrival greater than 15 minutes after the scheduled arrival time for any Blade Flight; provided, however, that in determining whether a flight has experienced a “Material Flight Delay,” delays attributable to factors outside the relevant Air Carriers’ direct control shall be excluded from this definition.

“Monacair” means the former Monegasque société anonyme with registered seat at avenue des Ligures, heliport de Monaco, 98000 Monaco, registered with the Monegasque Répertoire du Commerce et de l’Industrie under number RCI 87S02334, which was dissolved upon completion of the Spin-Off.

[“Monacair Activités Commerciales Call Shares” means the [•] shares representing 100% of the share capital and voting rights of Monacair Activités Commerciales, on a fully-diluted basis, to be wholly-owned by Blade Europe.]

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“Monacair Transporteur Call Shares” means the shares representing 100% of the share capital and voting rights of Monacair Transporteur, on a fully-diluted basis, to be wholly-owned by EOLA (subject to a 5%-shareholding interest that may be held by Monaco citizens).

“Negotiation Period” means the period between 1 October and 30 November each calendar year.

“New Customers” means all Persons, including any Existing Customers, who use or purchase Exclusive Air Transportation Services operated by the Air Carriers or their Affiliates during the Term.

“New Customer List” means the complete list and Personal Information for all New Customers, which shall include, to the fullest extent possessed or available to the Air Carriers, each such Person’s full name, email address, physical address, billing and delivery information, historical sales, and flight history.

“Order” means any final and enforceable order, directive, judgment, decree, award or writ of any court or Governmental Entity.

“Owned Aircraft” means the aircraft that are owned and or leased by the Air Carriers or their Affiliates, the use and availability of which is controlled by the Air Carriers or their Affiliates during the Term.

“Permit” means any license, permit, approval, operating authority, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Entity, other than a Contract.

“Person” means any individual, partnership, corporation, limited liability company or partnership (general or limited), joint-venture, estate, unincorporated organization or association, trust (including the trustees thereof in their capacity as such) (in each case whether or not having a separate legal personality) or any other legal entity, or government, state or agency of a state.

“Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.

“Privacy Laws” means all Applicable Laws governing the collection, processing, protection, security, use or disclosure of Personal Information, including but not limited to, the General Data Protection Regulation (2016/679) (“GDPR”) and any implementing or equivalent national laws.

“Regular Line” means the Regular Line Monaco and the Regular Line France.

“Regular Line France” means the operation of scheduled air transportation services between Nice and Monaco, notably according to the bilateral agreement on air services entered into between Monaco and France on October 25, 2002 and an exclusive right of exploitation granted by the French Direction Générale de l’Aviation Civile (“French DGAC”) to Héli Sécurité pursuant to the latest flight schedule program approved by the French DGAC by letter dated July 31, 2020 and until July 31, 2023 which was transferred to [Héli Sécurité Transporteur] following the completion of the Spin-Off.

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“Regular Line Monaco” means the operation of scheduled air transportation services between Monaco and Nice, notably according to the bilateral agreement on air services entered into between Monaco and France on October 25, 2002 and an exclusive right of exploitation granted by the State of Monaco pursuant to a services agreement dated August 5, 2015 executed between the State of Monaco and Monacair which was transferred to Monacair Transporteur following the completion of the Spin-Off.

“Regulatory Approval” means any approval, consent, permit, waiver, ruling, exemption, acknowledgement or similar authorization from any Governmental Entity, including those required by Applicable Laws or under the terms or conditions of any contract, permit or order.

“Representatives” means, in respect of a Party, that Party’s directors, officers, employees, agents, solicitors, accountants, professional advisors and other representatives involved in the transactions contemplated by this Agreement.

“Software” means any (a) computer programs, including any software implementations of algorithms, models and methodologies, whether in source code or object code, compilers, middleware, firmware, development tools and other computer software; and (b) all documentation, including user manuals and other training documentation related to any of the foregoing.

“Standards” means the operating standards, practices and procedures described by the Blade Parties in Schedule B.

“Termination Date” means the date on which the Agreement terminates resulting from either (i) a Material Breach pursuant to Article 15.1 or (ii) pursuant to Article 15.3 (except in case the Agreement expires as a result of any Blade Party giving written notice to the other Parties of its intention not to renew this Agreement in accordance with Article 8.1).

“Utilized Heliports” means (a) the Existing Utilized Heliports, (b) any premises and infrastructure (including any passenger lounges and check-in locations) at other airports, heliports, vertiports which the Air Carriers or their Affiliates occupy and/or operate at any point during the Term pursuant to a lease agreement, operating permit, or any other agreement with the owner of such airport, heliport, or vertiport, and (c) any premises and infrastructure (including any passenger lounges and check-in locations) at other airports, heliports, vertiports which the Air Carriers or their Affiliates own at any point during the Term.

Article 3

DESCRIPTION OF SERVICES

3.1	Blade Flights

(i)	The Air Carriers shall provide and operate Exclusive Air Transportation Services on behalf of the Blade Parties for (i) scheduled flights set forth on a mutually agreed upon flight schedule (each, a “Scheduled Flight” and collectively, the “Scheduled Flights”) and (ii) as requested by the Blade Parties on an ad hoc or charter basis (each a “Charter Flight,” and collectively, the “Charter Flights”), provided that the Blade Parties give the Air Carriers notice of no fewer than two (2) hours prior to the requested departure time for Charter Flights on the Key Routes and twenty four (24) hours prior to the requested departure time for Charter Flights that are not on the Key Routes during regular operating hours (between 8:00am CET and 6:00pm CET), provided further that the Air Carriers shall use reasonable best efforts to accommodate any Charter Flights requested by the Blade Parties outside of such notice periods.

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(ii)	During the Term, the Blade Parties will be permitted to exclusively market, sell, arrange and promote the Exclusive Air Transportation Services operated by any of the Air Carriers in the capacity of air charter broker and/or reseller and in compliance with Applicable Laws, and the Air Carriers will operate such Exclusive Air Transportation Services in compliance with Applicable Laws.

(iii)	Notwithstanding anything to the contrary contained herein, whenever any of the Air Carriers or the commanding pilot of a Blade Flight determines in its, his, or her sole discretion, acting reasonably, that the safety of a Blade Flight or passengers may be compromised and such circumstances make it physically impossible to perform a Blade Flight, any such person may terminate a Blade Flight, refuse to commence a Blade Flight, proceed to any destination considered by them to be safe or advisable under the circumstances, or take any other action required for safety without liability for loss, injury, damage, or delay and should inform the Blade Parties as soon as practically reasonable.

3.2	Exclusive Air Transportation Services Revenues

During the Term, the Blade Parties shall be entitled to recognize and receive the revenues for the sale of any Exclusive Air Transportation Services (including, without limitation, Blade Flights) operated by the Air Carriers or their Affiliates in the Exclusive Territory, including, without limitation, any sales occurring before, on, or after the execution of this Agreement, provided that the provision of the Exclusive Air Transportation Services associated with each such sale occurs after the execution of the Agreement (the “Future Services”), regardless of whether the transportation was purchased through, or the sales revenue was collected by, the Air Carriers or the Blade Parties or any of their Affiliates. Any such revenues that are collected by or paid to the Air Carriers or their Affiliates shall be paid weekly to the Blade Parties, unless otherwise agreed between the Parties. All revenues owed to the Blade Parties resulting from the sale of Future Services shall be paid to Blade no later than two (2) weeks after the Effective Date, unless otherwise agreed between the Parties. The Blade Parties having requested the relevant Blade Flight will recognize and receive the revenue of such Blade Flight and will pay to the Air Carrier having operated such Blade Flight the amounts due for such Blade Flight as set forth in Article 4 and Article 8.4.

3.3	Sponsorships

During the Term, the Air Carriers shall grant the exclusive right to the Blade Parties to secure sponsorships in connection with the Exclusive Air Transportation Services the Blade Flights, and the Utilized Heliports in accordance with Applicable Laws. Unless otherwise agreed to by the Parties, all revenues of any sponsorships associated with the Exclusive Air Transportation Services will be recognized by the Blade Parties.

3.4	Aircraft Branding

(i)	Throughout the Term, as mutually agreed to by the Blade Parties and the Air Carriers, the Air Carriers shall affix the brand decals of the Blade Parties to the Owned Aircraft. The location, design and application of the decals on the Owned Aircraft shall be mutually agreed upon by the Parties with the understanding that the Blade Parties’ brand will be the primary brand. All such branding of the Owned Aircraft will be in compliance with Applicable Laws and include reference to the applicable Air Carrier if necessary.

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(ii)	Throughout the Term, to the greatest extent permitted by the Management Contracts and as mutually agreed upon by the Blade Parties and the Air Carriers and approved by the owners of the Managed Aircraft, the Air Carriers shall affix brand decals of the Blade Parties to the Managed Aircraft. The location, design and application of the decals on the Managed Aircraft shall be mutually agreed upon by the Parties and the owners of the Managed Aircraft. All such branding of the Managed Aircraft will be in compliance with Applicable Laws and include reference to the applicable Air Carrier if necessary.

(iii)	The Blade Parties shall be responsible for the cost of printing, affixing and removing the Blade Parties’ decals to the Aircraft, provided that each Air Carrier shall be responsible for the costs of any replacement and repair of any such decals due to removal of the decals that is not requested by the Blade Parties or damage resulting from the acts or omissions of either of the Air Carriers or their Affiliates. Notwithstanding anything to the contrary, the Air Carriers shall remove all markings containing the Blade Parties’ brand at Blade Parties’ sole expense at the end of the Term.

(iv)	The Air Carriers will not impede or hamper in any way such marketing efforts to the extent that these efforts do not interfere with the operational control of the Aircraft and Applicable Laws.

(v)	The tickets and general conditions of carriage will be respectively issued and drafted in accordance with Applicable Laws and will specify the identity of the air carrier and the respective roles of the Air Carriers and the Blade Parties.

3.5	Staffing

The Air Carriers shall employ (and be the sole employer of) staff, including pilots, tarmac, operational and maintenance staff, in a manner sufficient to satisfy its obligations under the Agreement regarding the operation of Blade Flights and maintenance of the Aircraft. The Parties shall comply with all local employment laws and similar Applicable Laws, including pilot duty time limitations, social security in the performance of their respective obligations under this Agreement.

3.6	Utilized Heliports

At the Air Carriers’ sole cost and expense, except as otherwise set forth in this Agreement, the Air Carriers shall make the Utilized Heliports available to the Blade Parties for Blade Flights.

Article 4

FLIGHT HOUR GUARANTEE; PRICING; RATES; FEES

4.1	Flight Hour Guarantee

(i)	During each Contract Period and as set forth on the Contract Period Key Terms Schedule, the Parties shall agree on a minimum total number of flight hours on each Owned Aircraft for Blade Flights which the Blade Parties will guarantee to [Héli Sécurité Transporteur], [Monacair Transporteur] and [Azur Transporteur], collectively, in such Contract Period (the “Flight Hour Guarantee”). The Flight Hour Guarantee shall be allocated month by month for each Contract Period (each such monthly allocation, the “Monthly Flight Hour Guarantee”) as set forth on the Contract Period Key Terms Schedule.

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Notwithstanding the foregoing, the Flight Hour Guarantee shall not apply for the Contract Period ending December 31, 2022. The Flight Hour Guarantee will enter into effect for the Contract Period starting January 1 and ending December 31, 2023.

For purposes of clarity, only Flown Hours with Owned Aircraft will count towards the Flight Hour Guarantee. There shall be no guarantee whatsoever covering the Managed Aircraft.

(ii)	Notwithstanding anything to the contrary, the Flight Hour Guarantee will be reduced by (and the Blade Parties will not be invoiced for) any flight hours of Scheduled Flights or requested Charter Flights that are not provided by the Air Carriers due to maintenance, training or unavailability of Aircraft or personnel (including the Air Carriers’ inability to provide an Air Carrier Replacement Aircraft, if applicable), loss of any regulatory authorities affecting the ability of the Air Carriers to operate in the normal course or an Event of Force Majeure, provided that the Air Carriers are not using all of the Owned Aircraft to operate Blade Flights during the time of the requested Blade Flight.

In the event the Flight Hour Guarantee is to be reduced pursuant to this Article 4.1(ii), the Parties agree to reduce the Flight Hour Guarantee in an amount equal to the Key Route Flight Time for the corresponding Key Route (or, if applicable, the Standard Flight Time for a non-Key Route) of any such Scheduled Flight or Charter Flight which was not provided by the Air Carriers.

4.2	Guarantee Shortfall

A “Guarantee Shortfall” will be calculated every month by subtracting Flown Hours and any reductions to the Flight Hour Guarantee as described in Article 4.1 above from the applicable Monthly Flight Hour Guarantee. If a Guarantee Shortfall exists at the end of a calendar quarter, within one (1) week of the end of said calendar quarter, the Air Carriers shall send an invoice to the Blade Parties, which the Blade Parties agree to pay, of an amount equal to (x) the Guarantee Shortfall, if any, multiplied by (y) the average of the Guarantee Shortfall Rates (as defined below), weighted by the distribution of the Guarantee Shortfall across the Owned Aircraft during the applicable calendar quarter. Notwithstanding anything to the contrary, during the first one (1) month following any such calendar quarter which a Guarantee Shortfall exists (each, a “Guarantee Shortfall Makeup Period”), the Blade Parties will have the opportunity to meet any Guarantee Shortfall by applying any aggregated Flown Hours, operated by the Air Carriers, collectively, during such Guarantee Shortfall Makeup Period to any Guarantee Shortfall from the preceding calendar quarter, without being responsible for payment of the Guarantee Shortfall should no Guarantee Shortall remain after such application.

4.3	Rates

(iii)	Each Contract Period Key Terms Schedule will set forth:

(A)	the hourly rates for each Aircraft to apply to Flown Hours up until the Flight Hour Guarantee is met (the “Standard Rates”), it being provided that for the purpose of covering the Flown Hours required for pilot training and maintenance which remain at the charge of the Air Carriers, it is agreed that the same Standard Rates will continue until the aggregated Flown Hours, calculated from the beginning of each Contract Period, are in excess of the “Standard Rate Threshold” outlined in the Contract Period Key Terms Schedule,

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(B)	the hourly rates for each Owned Aircraft to apply to the Guarantee Shortfall following the completion of the Guarantee Shortfall Makeup Period (the “Guarantee Shortfall Rates”), it being intended that each Aircraft’s Guarantee Excess Rate is an amount intended to cover only the portion of the applicable Standard Rate attributable to such Aircraft’s fixed costs and shall not include any portion of the applicable Standard Rate attributable to such Aircraft’s direct operating costs, and

(C)	the hourly rates for each Aircraft to apply to Flown Hours upon the satisfaction of the conditions pursuant to either Article 4.3(ii)(A) or Article 4.3(ii)(B) (the “Guarantee Excess Rates,” and together with the Standard Rates and the Guarantee Shortfall Rates, the “Rates”), it being intended that each Aircraft’s Guarantee Excess Rate is an amount intended to cover only the portion of the applicable Standard Rate attributable to such Aircraft’s direct operating cost and shall not include any portion of the applicable Standard Rate attributable to such Aircraft’s fixed costs.

(iv)	It is hereby agreed that, during each calendar month, the Standard Rates shall be applied to Flown Hours, except that, notwithstanding the foregoing, the Guarantee Excess Rates shall be applied to Flown Hours in the event that either:

(A)	both (i) the aggregated number of Flown Hours, calculated from the beginning of each Contract Period until the end of the immediately preceding calendar month (the “Relevant Period”), is in excess of the aggregated monthly Standard Rate Threshold, as outlined in the Contract Period Key Terms Schedule. (the “Monthly Standard Rate Threshold”) as outlined for the Relevant Period, and (ii) the aggregated number of Flown Hours, calculated from the beginning of the current calendar month, is in excess of the applicable Monthly Flight Hour Guarantee (the satisfaction of both conditions under this Article 4.3(ii)(A) known as a “Monthly Guarantee Excess Rate Event”); or

(B)	the aggregated number of Flown Hours, calculated from the beginning of each Contract Period, is equal to or higher than the Standard Rate Threshold.

(v)	In the event both (i) a Guarantee Shortfall exists for any of the Owned Aircraft at the end of a calendar quarter and (ii) a Monthly Guarantee Excess Rate Event has occurred in such calendar quarter for the type of Owned Aircraft which such Guarantee Shortfall exists, the Air Carriers shall, in addition to their rights under Article 4.2, send an invoice to the Blade Parties one (1) week after the end of such calendar quarter of an amount equal to (x) the number of Flown Hours during said calendar quarter which the Blade Parties were charged Guarantee Excess Rates multiplied (y) the difference between the applicable Standard Rate and applicable Guarantee Excess Rate.

(vi)	Unless otherwise set forth in the Agreement or mutually agreed upon by the Parties in writing, the Rates are inclusive of all cost of capital, fueling, staffing, insurance, maintenance, surcharges, and any other applicable costs. The Parties agree that the Rates will be structured in a way that will allow the Air Carriers a reasonable opportunity to receive a reasonable profit margin, taking into account the Flight Hour Guarantee and reasonable and routine anticipated Aircraft maintenance costs and excluding government fees, taxes and landing fees paid by the Air Carriers and referred to in Article 4.6 and Article 4.8 below (which will be repaid by the Blade Parties at cost).

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(vii)	The Parties agree as attached hereto in Schedule H-1 that:

•	An additional [•] charge applies to costs pertaining to leased Managed Aircraft, pilot salaries, pilot benefits, pilot training, pilot housing, Aircraft hangar costs, insurance, and maintenance services (including working hours and parts) and certain costs to the exclusion of the lease costs for Owned Aircraft, the passenger and landing taxes and the administrative costs; and

•	The maintenance costs included in the Rate cover all maintenance services including (including working hours and parts) necessary for the helicopters to operate under normal conditions.

(vi)	The Parties agree on the Rates as attached hereto in the Contract Period Key Terms Schedule A which provides the Standard Rates under the Heading “Standard Rates,” the Guarantee Shortfall Rates under the heading “Guarantee Shortfall Rates,” and the Guarantee Excess Rate under the heading “Guarantee Excess Rates”.

4.4	Flight Times

Notwithstanding the actual flight times for Blade Flights, each Contract Period Key Terms Schedule will set forth the expected one-way flight times for Blade Flights on the Key Routes (the “Key Route Flight Times”). Periodically throughout each Contract Period, the Blade Parties will (i) review the Air Carriers’ flight logs and compare the actual flight times of the Key Routes against the Key Route Flight Times and (ii) adjust the Key Route Flight Times to reflect average actual flight times (calculated by the time between take-off and landing of the Blade Flights and not to include any idling or waiting time). If any Applicable Laws (including, without limitation, aviation regulations) materially impact the accuracy or applicability of the Key Route Flight Times, the Parties shall negotiate in good faith to modify the Key Route Flight Times. For Blade Flights that are not on the Key Routes, the Blade Parties and the Air Carriers shall agree upon the flight hours to be charged by the Air Carriers for such Blade Flight (the “Standard Flight Times”) prior to the scheduling and confirmation of such Blade Flight.

4.5	Landing Fees

Unless otherwise set forth in the Agreement, the Blade Parties shall reimburse the Air Carriers for any landing fees incurred by the Air Carriers when operating Blade Flights in an amount equal to the landing fees assessed to and paid by the Air Carriers, provided such landing fees are set forth in a Weekly Report and Invoice.

4.6	Government Fees and Taxes

Except for fees and expenses payable by the Air Carriers pursuant to Article [●], the Blade Parties shall be responsible for and shall remit all applicable air transportation excise taxes, segment-fee taxes, passenger facility charges, and any other fees, taxes or assessments of any other jurisdiction, whether foreign or domestic, together with all fines, interest, and penalties on, in respect of, in lieu of or for non-collection or non-payment of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges (unless such fines, interest, and penalties are a result of the Air Carriers’ acts or omissions), that are payable to a Government Authority in relation to the performance of any Blade Flights operated pursuant to this Agreement.

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Article 5

FLIGHT SCHEDULE; DEDICATED AIRCRAFT; MANAGED AIRCRAFT REPLACEMENT AIRCRAFT

5.1	Flight Schedule

At least one (1) month prior to the start of each calendar quarter during the Term (provided that the first calendar quarter shall be deemed to commence on the date of execution of the Agreement and end on June 30, 2022), the Parties will mutually agree in writing on a commercially reasonable operating flight schedule for the Scheduled Flights (the “Flight Schedule”) to take place in such calendar quarter, which will be based in part on the Air Carriers’ historical demand and comply with regulatory constraints. The Parties may mutually agree to modify the Flight Schedule and the time period to which each Flight Schedule covers. The Air Carriers shall operate the Scheduled Flights, unless otherwise agreed between the Parties. The Air Carriers shall use reasonable best efforts to: (i) accommodate any changes to the Flight Schedule requested by Blade; and (ii) schedule crews and routine maintenance on the Owned Aircraft in a manner that will avoid the unavailability of Owned Aircraft necessary to service the Flight Schedule.

5.2	Owned Aircraft

During the Term, the Air Carriers will guarantee the availability of the Owned Aircraft in accordance with the Aircraft Availability Guarantee for Blade Flights during regular operating hours.

5.3	Managed Aircraft

The Air Carriers shall select and assign Managed Aircraft to the Blade Parties for Blade Flights to the greatest extent permitted by the Management Contracts and subject to the availability of the Managed Aircraft with a view to optimize their utilization. The Air Carriers shall provide the Blade Parties with the economic terms and conditions of the Management Contracts and any terms that would permit, limit and/or restrict the potential operation of Blade Flights using Managed Aircraft, insofar as such terms and conditions are relevant to possible operations of the Managed Aircraft for the Blade Flights by the Air Carriers. The Air Carriers shall propose the ability to operate Blade Flights in any future Management Contracts to the greatest commercially reasonable extent possible. The Air Carriers shall work in good faith with the Blade Parties when negotiating Management Contracts in good faith efforts to allow Charter Flights using the Managed Aircraft under such Management Contracts.

5.4	Replacement Aircraft

(i)	If any of the Owned Aircraft are not available for a Blade Flight due to mechanical issues or other circumstances outside of the Blade Parties’ control (except due to an Event of Force Majeure), at the Air Carriers’ sole cost and expense, the Air Carriers will use best efforts to provide the Blade Parties with an Aircraft of similar specifications and seating capacity (the “Air Carrier Replacement Aircraft”) in replacement of such unavailable Owned Aircraft. The Blade Parties recognize that the Air Carriers do not have full control over the availability of the Managed Aircraft. Notwithstanding anything to the contrary in the Agreement, if the Air Carriers are unable to provide an Aircraft for a Blade Flight, the Blade Parties may contract with a third party licensed air operator to provide an aircraft for such Blade Flight and/or operate such Blade Flight, which will not constitute a breach of any exclusivity or similar provisions contained in the Agreement.

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(ii)	Unless otherwise mutually agreed to, in no event will the rates or pricing for any Air Carrier Replacement Aircraft be more than those set forth in the Agreement for the Aircraft that the Air Carrier Replacement Aircraft is replacing.

Article 6

HELIPORT RIGHTS AND OBLIGATIONS

6.1	Heliport Development

The Parties shall collaborate and pursue the development of vertiports, heliports and related infrastructure in the Exclusive Territory, with the Blade Parties and the Air Carriers and/or their Affiliates jointly investing in the portions of such vertiports, heliports and related infrastructure dedicated for Exclusive Air Transportation Services, including, without limitation, landing zones, passenger terminals and lounges, and fueling and electric charging areas, but excluding ancillary commercial development not directly related to air transportation operations (e.g., consumer shops, restaurants, etc.).

6.2	Heliport Lounges

To the maximum extent permitted by Applicable Laws and the Heliport Leases, the Blade Parties may, at their sole cost and with prior written consent from the applicable Air Carrier(s) (such consent not to be unreasonably withheld or delayed), construct or modify passenger lounges and terminals at any of the Utilized Heliports. The Blade Parties will have the right to make alterations, improvements and renovations to the Utilized Heliports in their sole discretion and at their sole cost, to the maximum extent permitted by Applicable Laws and the Heliports Leases. The Air Carriers shall provide any assistance reasonably requested by the Blade Parties in relation to any construction, alterations, improvements and renovations to the Blade Heliport Lounges.

6.3	Heliport Exclusivity Rights

To the maximum extent permitted by Applicable Laws and the Heliport Leases, the Air Carriers shall throughout the Term, grant the Blade Parties (or their Affiliates), the exclusive right to occupy, use, operate and construct any passenger lounges or terminals at the Utilized Heliports (the “Heliport Exclusivity Right”), and shall not allow any Person other than the Blade Parties or their Affiliates to own, construct, or operate any such passenger lounges or terminals at the Utilized Heliports unless agreed upon in writing by the Blade Parties in their sole discretion.

6.4	Heliport Branding Rights

The Air Carriers shall, as mutually agreed to by the Parties acting reasonably, affix the brand decals of the Blade Parties to the Utilized Heliports, in each case, subject to any restrictions in the, and to the maximum extent permitted by, the Heliport Leases or any Applicable Laws. Unless otherwise mutually agreed to by the Parties, the Blade Parties shall be responsible for any and all costs reasonably incurred by the Parties in relation to the printing, affixing and removal of the Blade Parties’ decals to the Utilized Heliports.

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Article 7

KEY ROUTE EXPANSION; ELECTRIC VERTICAL AIRCRAFT

7.1	Key Route Expansion

The Parties shall discuss and consider potential expansion of the Key Routes within the Exclusive Territory consistent with the terms and conditions of this Agreement (“Key Route Expansion”) and negotiate in good faith the terms of any such Key Route Expansion, which may include amendments to this Agreement or the entry into separate Contracts between the Parties or their Affiliates. If, after good faith negotiations, the Air Carriers (i) decline to participate in any Key Route Expansion, or (ii) are unable to offer commercially-viable terms, as determined by Blade Europe and/or Blade, in good faith and in their sole discretion, the Blade Parties will have the right to use third party air carriers to operate Exclusive Air Transportation Services on such routes on behalf of Blade, which will not constitute a breach of any exclusivity or other provisions contained in this Agreement.

7.2	Electric Vertical Aircraft

The Parties will jointly assess the feasibility and explore the possibility of acquiring access to and integrating new technologies, including, but not limited to, Electric Vertical Aircraft, for Blade Flights.

Article 8

TERM; TERMINATION; CONTRACT PERIODS; END OF TERM RATE ADJUSTMENTS

8.1	Term; Termination

This Agreement will be in effect for a period beginning on the Effective Date and continue in effect until December 31, 2032) (the “Initial Term”), and will thereafter automatically renew for successive three (3) year periods (each, a “Renewal Term” and together with the Initial Term, the “Term”) unless:

(i)	(x) any of the Blade Parties give written notice to the Air Carriers (with a copy to EOLA); or (y) any of the Air Carriers give written notice to the Blade Parties (with a copy to Blade and Blade Europe), of its/their intention not to renew this Agreement at least eighteen (18) months prior to the expiration of the then current Initial Term or Renewal Term; or

(ii)	as from January 1, 2026 and on January 1 of every year as from that date, in the event the Parties amend the Agreement (including any of its Schedules for a given Contract Period) and notably the relevant Contract Period Key Terms (as defined in Article 8.2 below) (an “Amendment”), the Initial Term of the Agreement shall be amended and extended until December 31 of the seventh (7th) year following the end of the relevant Contract Period.

8.2	Contract Periods

At the start of each Negotiation Period, the Parties shall begin to negotiate in good faith to determine the Flight Hour Guarantee, Rates, Key Routes, Key Route Flight Times, Aircraft Availability Guarantee and other key commercial terms (collectively, the “Contract Period Key Terms”) to apply to the subsequent Contract Period, which will be set forth on the Contract Period Key Terms Schedule. If the Parties do not mutually agree on the Contract Period Key Terms in writing prior to the start of a Contract Period, the Contract Period Key Terms from the previous Contract Period will govern such Contract Period, unless this Agreement is terminated in accordance with its terms. The Parties further agree to reassess and work in good faith to amend the Aircraft Availability Guarantee by March 31 of each calendar year to account for changes in demand for Blade Flights in the event modifications are deemed necessary. Notwithstanding the foregoing, in calendar year 2023 only, the Parties agree to reassess and amend the Aircraft Availability Guarantee no later than July 31, 2023 to account for changes, if any, to the Air Carriers’ ability to operate the Regular Line France. In addition, the Parties agree to reassess and amend the Aircraft Availability Guarantee in case of closure of a Utilized Heliport having an ICAO code.

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8.3	End of Term Rate Adjustments

Notwithstanding anything to the contrary, if, during an End of Term Negotiation Period the Air Carriers, acting reasonably and in good faith, determine that the Rates proposed to apply during the next Contract Period would reasonably be likely to cause the Air Carriers to be unprofitable, solely as it pertains to the operation of the Blade Flights and as a result of an increase in the Air Carriers’ reasonable costs, the Air Carriers shall provide the Blade Parties with reasonably sufficient documentation detailing such expected unprofitability and increased a reasonable costs and the Parties shall negotiate in good faith on the Rates to apply for such Contract Period, taking into consideration any documentation provided by the Air Carriers. In any such negotiation, the Parties agree that the Standard Rates are intended to allow the Air Carriers a reasonable opportunity to receive a reasonable profit margin, taking into account the Flight Hour Guarantee and reasonable and routine anticipated Aircraft maintenance costs and excluding government fees, taxes and landing fees.

Following such good faith negotiations during the End of Term Negotiation Period, if the Parties are unable to agree to the Contract Period Key Terms to govern the next Contract Period, the Air Carriers may terminate this Agreement, effective at the end of the Initial Term or Renewal Term, as applicable, by giving written notice to the Blade Parties of their intention not to renew this Agreement at least ten (10) weeks prior to the expiration of the then current Initial Term or Renewal Term.

8.4	Reporting; Invoices; Payment

(i)	By no later than Tuesday at 12:00 p.m. (Paris time) of every week during the Term, the Air Carriers shall provide the Blade Parties a report and invoice (each invoice sent via the Blade Parties’ reservation system and the report sent via e-mail, or as mutually agreed to by the Parties) (each, a “Weekly Report and Invoice”) that will include for the preceding seven-day period, from the prior Tuesday up to and including all flights on Monday of that calendar week, (i) the following information associated with each Blade Flight: Aircraft type and tail number, date of flight, departure time, arrival time, route, number of passengers, and the applicable Flown Hours; (ii) any Scheduled Flights or Charter Flights that were not operated for any reason (including, without limitation, weather, mechanical or passenger cancellations); (iii) cancelled tickets/seats; and (iv) any amounts owed by the Blade Parties to the Air Carriers pursuant to the terms of this Agreement..

(ii)	For the avoidance of doubt, the amount owed by the Blade Parties for each Blade Flight in each Weekly Report and Invoice will be the sum of (i) the applicable Rate for such Blade Flight, multiplied by the Flown Hours for such Blade Flight, and (ii) all other costs and expenses associated with such Blade Flight, as specifically set forth in the Agreement.

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(iii)	The Blade Parties shall pay to the Air Carriers the remaining undisputed amounts, if any, set forth for payment on each Weekly Report and Invoice within fifteen (15) Business Days following the Blade Parties’ receipt of such Weekly Report and Invoice.

(iv)	The Blade Parties may dispute any amounts or items on each Weekly Report and Invoice or other amounts claimed to be owed to the Air Carriers by the Blade Parties in good faith by providing specific reasons for such dispute to the Air Carriers in writing. The Parties shall collaborate in good faith to resolve any such disputes in a timely manner and any amounts due to the Blade Parties as a result of the resolution of such dispute shall be offset against a future Weekly Report and Invoice or refunded to the Blade Parties within five (5) business days of such resolution, in each case as directed by the Blade Parties in their sole discretion

(v)	In addition to the delivery of Weekly Reports and Invoices in accordance with this Agreement, during the Term, the Air Carriers and the Blade Parties will meet from time to time to further discuss the progress and results, as well as ongoing plans, or changes to the scope of this Agreement and their relationship.

8.5	Flight Tracking

The Air Carriers agree to allow the Aircraft performing Blade Flights to be tracked via Flightradar24, FlightAware and any other flight tracking service as requested by the Blade Parties. In the event the owners of Managed Aircraft do not wish such Managed Aircraft to be tracked by a flight tracking service requested by the Blade Parties, the Air Carriers will provide the Blade Parties with access to the flight tracking service the Air Carriers use for tracking such Managed Aircraft.

The Air Carriers shall provide the Blade Parties with a weekly report regarding the Aircraft’s log-books.

Article 9

EXCLUSIVITY RIGHTS

The Air Carriers and their Affiliates hereby grant the Blade Parties and their Affiliates the non-revocable right to become the exclusive air charter broker and/or reseller of all Exclusive Air Transportation Services operated, provided, marketed, sold or offered by the Air Carriers and their Affiliates in the Exclusive Territory, pursuant to the terms and conditions of this Agreement. The Air Carriers will be the Blade Parties’ “first call” operator to operate the Exclusive Air Transportation Services marketed or sold by the Blade Parties within the Exclusive Territory using Aircraft (i) reasonably comparable to the type requested and (ii) reasonably capable of completing the trip to be operated (distance, type of flight and airport of departure and arrival). The Air Carriers will have a “right of first refusal” to operate any such Exclusive Air Transportation Services within the Exclusive Territory. The Blade Parties must first offer to the Air Carriers the opportunity to operate any Exclusive Air Transportation Services marketed or sold by the Blade Parties within the Exclusive Territory in good faith and on commercially reasonable terms (as determined by the Blade Parties’ acting reasonably).

With respect to requests for Scheduled Flights and Charter Flights made by the Blade Parties that are not related to Key Route Expansion, the Air Carriers must inform the Blade Parties of any refusal or declination to operate such Exclusive Air Transportation Services as soon as reasonably possible (and if reasonably capable under the circumstances, no later than 72 hours before the offered Exclusive Air Transportation Services). If the Air Carriers refuse or decline to operate such Exclusive Air Transportation Services, the Blade Parties will have the right to use third party air carriers to operate the Exclusive Air Transportation Services which have been refused by the Air Carriers, which will not constitute a breach of any exclusivity or other provisions contained in the Agreement.

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Notwithstanding the foregoing, with respect to the Key Route Expansion only, the Air Carriers must inform the Blade Entities of any refusal or declination to operate such Exclusive Air Transportation Services as soon as reasonably possible and no later than one (1) month following the first discussion between the Parties relating to a Key Route Expansion pursuant to Article 7.1 above, on the understanding that, should a new helicopter be required, the Air Carriers will have a period of six (6) months, beginning on the date the Air Carriers inform the Blade Parties of their desire to operate such new routes, to identify, finance and acquire the said helicopter. If the Air Carriers refuse or decline to operate such Exclusive Air Transportation Services or are unable to offer commercially-viable terms, as determined by Blade Europe and/or Blade, in good faith and in their sole discretion, the Blade Parties will have the right to use third party air carriers to operate the Exclusive Air Transportation Services which have been refused by the Air Carriers, which will not constitute a breach of any exclusivity or other provisions contained in the Agreement.

Article 10

DATA PROTECTION

Each Party shall comply at all times with its respective obligations under Privacy Laws with respect to any Personal Information of Existing Customers and New Customers.

With respect to the processing of Personal Information carried out by the Air Carriers to perform the Exclusive Air Transportation Services, Blade France 1 and/or Blade France 2 and/or Blade Monaco shall act as a controller and the Air Carriers shall each act as processors within the meaning of Privacy Laws. The Data Protection Agreement in Schedule F sets out the terms and conditions applicable to such processing.

With respect to the processing of Personal Information carried out by the Air Carriers to comply with regulatory constraints to which they are subject pursuant to Applicable Laws, the Air Carriers shall act as independent controllers within the meaning of Privacy Laws.

Considering that both processing contemplated above involve transfers of Personal Information from Blade France 1 and/or Blade France 2 to [Monacair Transporteur], located in Monaco, a country which is not regarded as ensuring an adequate level of data protection by the European Commission, Blade France 1, Blade France 2 and [Monacair Transporteur] have decided to rely on the Standard Contractual Clauses (Module 1: controller to controller for regulatory purposes; and Module 2: controller to processor for the performance of the Exclusive Air Transportation Services) in Schedule G.

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For the avoidance of doubt, the Air Carriers undertake not to use Personal Information of Existing Customers and New Customers for any other purposes than to provide the Exclusive Air Transportation Services and to comply with regulatory constraints to which they are subject pursuant to Applicable Laws.

Article 11

REPRESENTATIONS AND WARRANTIES

11.1	Representations and Warranties of the Air Carriers and EOLA

The Air Carriers and EOLA jointly and severally, represent and warrant that, as of the Effective Date and, as the case may be, at any other date specified below:

(i)	the Air Carriers and EOLA each have the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Air Carriers of this Agreement has been duly authorized by all necessary corporate bodies of the Air Carriers or EOLA, including any necessary approvals from the shareholders of the Air Carriers or of EOLA, as the case may be, as required by their constitutive documents and Applicable Laws;

(ii)	all the necessary operating licenses and air operator certificates (certificat de transporteur aérien), and any other Permits and agreements, including the right to use the Monaco-Fontvieille heliport and the right to use the Cannes Quai du Large helistation, required to operate the Blade Flights are validly held by Héli Sécurité, Azur and Monacair , respectively, in compliance with all Applicable Laws and Regulatory Approvals, and shall remain in full force and effect throughout the Term;

(iii)	all the necessary authorizations granting traffic rights to operate on routes currently operated by Héli Sécurité, Azur and Monacair (as amended from time to time), including the Monacair Service Agreement, are validly held by Héli Sécurité, Azur and Monacair , respectively, in compliance with all Applicable Laws and Regulatory Approvals, and the Air Carriers and EOLA, as the case may be, undertake to make their best efforts to maintain such traffic rights in in full force and effect throughout the Term;

(iv)	the Monacair Service Agreement is in full force and effect, as at the date hereof, and neither Monacair nor, as from completion of the Monacair Spin-Off, [Monacair Transporteur] have committed any breach of such Monacair Service Agreement;

(v)	the agreement entered into between RCE (French société à responsabilité limitée; registered with the Fréjus Trade and Company Register under number 391 362 100) and Héli Sécurité which secures RCE with a minimum turnover (stemming from the landing fees) in consideration for the right for Héli Sécurité to use the Grimaud Héliport with reduced landing fees, which has been transferred to [Héli Sécurité Transporteur] following completion of the Héli Sécurité Spin-Off, is in full force and effect and will remain in force until the expiration of the 6-year term of the public service delegation of the Grimaud heliport granted to RCE in December 2021 (the “Grimaud Public Service Delegation”);

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(vi)	the Air Carriers’ Customer Lists were duly and irrevocably transferred, in compliance with all Applicable Laws and notably Privacy Laws, respectively to [Monacair Activités Commerciales] (renamed Blade Monaco), [Héli Sécurité Activités Commerciales] (renamed Blade France 1) and [Azur Activités Commerciales] (renamed Blade France 2) upon completion of the Spin-Off;

(vii)	Monacair and Héli Sécurité (i) were the sole legal and beneficial owners of the Air Carriers’ Customer Lists and (ii) had the right to use and process the Air Carriers’ Customer Lists;

(viii)	Héli Sécurité, Azur and Monacair, and following the Spin-Off, Monacair Activités Commerciales, [Azur Activités Commerciales] and Héli Sécurité Activités Commerciales, were the sole legal and beneficial owners in compliance with all Applicable Laws, and notably Privacy Laws of the Air Carriers’ Customer Lists;

(ix)	the Consent from any Governmental Entity relating to the transfer, resulting from the successive completion of both the (i) Azur Acquisition and the (ii) Azur Spin-Off, of the Permits, Heliport Leases, or any other Contract or Permit in connection with the Utilized Heliports held by Azur to [Azur Transporteur], have been duly obtained;

(x)	the Air Carriers are in compliance and have complied with all Privacy Laws;

(xi)	the Air Carriers have provided Existing Customers with relevant information and have obtained, where required by Privacy Laws, a valid consent from Existing Customers in relation to the processing of their Personal Information, including for the transfer of the Air Carriers Customer Lists;

(xii)	the Aircraft are capable of performing the intended use(s) as described in this Agreement;

(xiii)	the Aircraft are in working, safe and airworthy condition and in full compliance with all Applicable Laws, rules and regulations and in full compliance with the Standards;

(xiv)	the assets and the Permits necessary for the operation of the activities of [Monacair Transporteur], [Azur Transporteur] and [Héli Sécurité Transporteur] were validly and irrevocably transferred to those entities, upon completion of the Spin-Off of Héli Sécurité, Azur and Monacair, and such transfers have received all required Regulatory Approvals;

(xv)	except as listed on Schedule [●], the Owned Aircraft are free of all Encumbrance; [Note to Draft: Encumbrance on Owned Aircraft is acceptable, but we would like them disclosed and such disclosures updated within the Schedule on an annual basis – see Article 12.1(i)(j)]

(xvi)	the Air Carriers have not entered into any Contract that would prohibit (x) any of the Air Carriers to use Blade Parties’ systems for booking and creating tickets using the internet or (y) any of the Blade Parties to be the exclusive broker or reseller of the transportation services offered by any of the Air Carriers in the scope of the Exclusive Air Transportation Services;

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(xvii)	the execution and delivery of this Agreement, the performance by the Air Carriers and EOLA of their respective obligations pursuant to this Agreement will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(A)	result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Air Carriers or EOLA to be bound by any additional or more onerous obligation under any of the terms or provisions of their respective constitutive documents or any Contract to which either of them is a party;

(B)	result in the breach, termination, amendment or revocation of, any Consent or Permit held by the Air Carriers or EOLA that is necessary or material to the operation of the Air Carriers’ Business; or

(C)	result in the violation of any Applicable Laws.

(xviii)	the Air Carriers and EOLA, as the case may be, obtained all required Consents, Regulatory Approvals or made all required filings with or given all required notice to any Governmental Entity in connection with the execution and delivery of this Agreement;

(xix)	the Air Carriers have not assigned, transferred, subleased, licensed or otherwise granted anyone the right to use or occupy any of the Utilized Heliports or any portion thereof. Prior to the completion of the Spin-Off, no party to the Heliport Leases was in material breach or default of its obligations (with or without notice or the lapse of time or both), and neither Héli Sécurité nor Azur not Monacair nor EOLA nor any of their Affiliates has received any notice alleging a material default or breach under any of the Heliport Leases, and to the knowledge of the Air Carriers or EOLA, there are no circumstances that exist that could reasonably be believed to lead to any such notice. All material amounts to be paid under the Heliport Leases have been paid in full when due and there will be no such amounts in arrears as of the Effective Date. There are no current or pending negotiations with respect to the renewal, expiry, repudiation or amendment of the Heliport Leases. The Air Carriers have the unconditional right to grant to the Blade Parties the Heliport Exclusivity Rights;

(xx)	any improvements required to be made by the Air Carriers to any of the Existing Utilized Heliports have been completed in accordance with the terms thereunder, and notably the improvements required to be made at the Monaco Fontvieille heliport for compliance purposes as specified in Schedule [●]. The Air Carriers, as the case may be, have performed all ongoing maintenance, inspections, repairs, modifications, preventative maintenance, refueling, installations and overhaul work for its Aircraft and the Existing Utilized Heliports;

(xxi)	there is no outstanding Order, Action, suit, proceeding at law or in equity, or any arbitration or any investigation or administrative or other proceeding by, before or against any Governmental Entity or any other Person commenced, pending or, to the knowledge of the Air Carriers or EOLA, threatened against either the Air Carriers or EOLA with respect to any of their respective assets, the Existing Utilized Heliports, Air Carriers’ Business or that would adversely affect the ability of the Air Carriers or EOLA to enter into this Agreement or perform their obligations hereunder or thereunder, and to the knowledge of the Air Carriers or EOLA, there are no circumstances that exist that could reasonably be believed to lead to any such Action;

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(xxii)	no proceedings have been taken, or to the knowledge of the Air Carriers threatened, or authorized by the Air Carriers or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of any of the Air Carriers or concerning any amalgamation, merger, consolidation, arrangement, receivership or reorganization of, or relating to, any of the Air Carriers;

(xxiii)	the Air Carriers are not aware of any defaults or violations with respect to any of their material Contracts or the material assets of Air Carriers’ Business and notably the Aircraft that could reasonably be expected to materially adversely impact the value of the Overall Transaction for Blade, Blade Europe, or any of the Blade Parties;

(xxiv)	there has not been any event, change, occurrence, fact, condition or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the ability of the Air Carriers to execute or perform their responsibilities under this Agreement or (ii) the business, results of operations, financial condition or assets of the Air Carriers, taken as a whole. The Air Carriers have each operated their business in the ordinary course in all material respects;

(xxv)	the Air Carriers are each in compliance with all Applicable Laws related to the Air Carriers’ Business, including, the Utilized Heliports. The Air Carriers have not received any warning letters, notices of adverse findings, or similar documents that assert a lack of substantial compliance with any Applicable Laws, Orders, or any other Governmental Entity, as applicable, and there is no pending or, to their knowledge, threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against the Air Carriers;

(xxvi)	the Air Carriers each hold and are in compliance in all material respects with all Permits of, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct of the Air Carriers’ Business as presently conducted and to own, use and operate the properties and assets used in the Air Carriers’ Business. The Air Carriers are in good standing with applicable Governmental Entities and to the knowledge of the Air Carriers there are no pending, threatened, or anticipated actions that could lead to the Air Carriers no longer remaining in good standing with applicable Governmental Entities.

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11.2	Representations and Warranties of the Blade Parties

The Blade Parties jointly and severally, represent and warrant that, as of the Effective Date and throughout the Term:

(i)	all Exclusive Air Transportation Services shall be sold by the Blade Parties in compliance with Applicable Laws;

(ii)	the Blade Parties shall undertake, as requested by the Monegasque and French authorities, and more generally by Applicable Laws and regulations, to provide the following information concerning the passengers in order to validate a reservation: name, first, name date and place of birth (for the Regular Line), airline company, flight numbers and times of arrival and departure, and information about pick up and drop off in Monaco (for airline transfers);

(iii)	the Blade Parties are each duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and have the requisite corporate power and authority to own their respective assets and carry on their respective businesses as now being conducted by it;

(iv)	the Blade Parties each have the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and thereunder; and

(v)	the Blade Parties each hold and are in compliance in all material respects with all Permits of, and have made all material declarations and filings with, Governmental Entities necessary for the lawful conduct their respective business as presently conducted and to own, use and operate their respective properties and assets used in their respective businesses.

Article 12

COVENANTS OF THE PARTIES

12.1	Operation of the Air Carriers’ Business

(i)	During the Term, the Air Carriers, shall (and EOLA shall cause the Air Carriers to), unless otherwise consented to by the Blade Parties and Blade in writing, acting reasonably:

(a)	operate the Air Carriers’ Business, in good faith and in the ordinary course of business, and take all actions and allocate any resources of the Air Carriers, including Aircraft, skilled crew, the Utilized Heliports necessary and desirable to (A) support the Exclusive Air Transportation Services, (B) comply with the terms of this Agreement and (C) ensure that the Blade Parties’ rights under this Agreement will not be adversely affected, in the reasonable opinion of the Blade Parties or Blade, by the Air Carriers’ Business or its provision of the Excluded Services. An “adverse effect” includes (x) the cancellation or Material Delay of more than 5% of the Exclusive Air Transportation Services operated by any of the Air Carriers that are sold, requested or marketed by the Blade Parties pursuant to the terms of this Agreement, as determined and assessed by the Blade Parties on a quarterly basis; or (y) the cancellation or Material Delay of more than 25% of Exclusive Air Transportation Services operated by any of the Air Carriers that are sold, requested or marketed by the Blade Parties pursuant to the terms of this Agreement, as determined and assessed by the Blade Parties on a monthly basis. Notwithstanding the foregoing, the determination of an “adverse effect” under (x) and (y) of the immediately preceding sentence shall exclude Exclusive Air Transportation Services cancelled or Materially Delayed (i) directly as a result of adverse weather conditions or (ii) which the Air Carriers could not reasonably operate given the number of Owned Aircraft available pursuant to the Aircraft Availability Guarantee;

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(b)	use commercially reasonable efforts to preserve the rights, franchises, goodwill and relationships with the Existing Customers and New Customers in the ordinary course of business and consistent with past practice;

(c)	maintain and repair Utilized Heliports, and other assets owned, operated or used in connection with the Air Carriers’ Business as required for the execution of or the performance of their responsibilities under this Agreement, as applicable, in the ordinary course of business and consistent with past practice, ordinary wear and tear excepted;

(d)	maintain and repair the Aircraft in compliance with the Standards, in a fit state of repair and condition, and keep and maintain the Aircraft in that state and condition throughout the Term, except for any damages which are the fault of the Blade Parties or the Blade Parties’ passengers, so as to maintain the Aircraft’s certificate of airworthiness and to meet all specifications required by Applicable Laws;

(e)	use commercially reasonable efforts to avoid reputational risk to Blade and its Affiliates;

(f)	preserve and maintain all Permits required in order to perform its obligations under this Agreement and for the execution of this Agreement;

(g)	make their best efforts to (i) perform their obligations under the Monacair Service Agreement and the Grimaud Public Service Delegation and comply with their terms and to (ii) renew the Monacair Service Agreement and the Grimaud Public Service Delegation at the expiry of their terms.

(h)	maintain its books and records in accordance with best practices;

(i)	send a written notice to the Blade Parties and Blade Europe as soon as reasonably practicable following the event where the level of working capitals of any of the Air carriers falls below [●] [Note: metrics to be proposed by EOLA/Air Carriers];

(j)	disclose, on an annual basis, any new Encumbrance affecting any Owned Aircraft by amending Schedule [●];

(k)	procure, maintain, and comply with all Permits, licenses, and other authorizations required for any use of the Aircraft, and for the proper operation, maintenance, and repair of the Aircraft, and more generally any Applicable laws related to the operation of the Aircraft;

(l)	operate the Blade Flights in accordance with Applicable Laws, their operating licenses, air operator certificates (certificat de transporteur aérien) and the rules of the French Directeur Générale de l’Aviation Civile, the Monegasque Direction de l'Aviation Civile and the French Direction de la Sécurité de l’Aviation Civile;

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(m)	provide all necessary and adequate information to the passengers of Blade Flights on the exceptional dangers related to the practice of the activity concerned, and shall formulate all useful instructions for this practice;

(n)	not amend in any material respect, waive, release, assign any material rights or terminate (other than in accordance with its terms) any Contract relating to or affecting the execution of this Agreement that would adversely affect the ability of the Air Carriers to perform any of their respective obligations hereunder or that would impede the Blade Parties’ ability to enjoy the full benefit of the Overall Transaction and notably the Exclusive Air Transportation Services;

(o)	not sell, transfer, lease, encumber, grant any security or lien over, license, cancel or otherwise dispose of any assets or properties, including notably the Aircraft and the Utilized Heliports, used in relation to the Air Carriers’ Business that would adversely affect the ability of the Air Carriers to perform any of their respective obligations hereunder or that would impede the Blade Parties’ ability to enjoy the full benefit of the Overall Transaction and notably the Exclusive Air Transportation Services;

(p)	not amend in any material respect, assign, sublease, license or otherwise effectuate any transfer of any interest in any of the Utilized Heliports without the written consent of Blade Europe and Blade;

(q)	not commence any claim or settle or compromise any claim against any third party in a manner that will or could reasonably be expected to adversely impact the ability of (A) the Air Carriers to perform any of their respective obligations hereunder or (B) the Blade Parties to enjoy the full benefit of the Overall Transaction

(r)	not enter into any Contract that would reasonably be expected to materially adversely impact the ability of (A) the Air Carriers to perform any of their respective obligations hereunder or (B) the Blade Parties to enjoy the full benefit of the Overall Transaction;

(s)	ensure that the Air Carriers’ pilots assigned to the Blade Flights will hold, a valid pilot certificate and will have all required class ratings required by the applicable air authority for operation of the Aircraft;

(t)	ensure that the Aircraft and the Air Carriers’ pilots shall comply with all Applicable Laws;

(u)	make all necessary or advisable airport and heliport arrangements for the Blade Flights, including dispatch and incoming and outgoing clearances;

(v)	pay all airport charges, including landing fees, overnight fees, aircraft parking fees and all other airport and heliport fees and expenses;

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(w)	supply or procure all fuel, oil and other supplies required for the Aircraft and the operation of the Blade Flights;

(x)	not enter into any Contract or other commitment whatsoever to do any of the foregoing.

(ii)	Except to the extent provided in this Agreement, the Air Carriers and EOLA shall provide the Blade Parties with prior written notice in the event of any changes, amendments or conditions arising, or any reasonably anticipated changes, amendments or conditions which may arise, which are the subject of those matters identified in this Article 12, provided that in circumstances where prior written notice is not commercially feasible in the circumstances, the Air Carriers and/or EOLA shall provide written notice to the Blade Parties as soon as practicable following such change, amendment or condition arising;

(iii)	the Air Carriers will maintain in full force at all times, with respect to the Aircraft and all operations incidental to the operation thereof, including without limitation the Blade Flights, an insurance meeting or exceeding the requirements of Applicable Laws, including without limitation:

(a)	Aircraft legal liability (with territorial limits at least as broad as required for all applicable flights) and with a combined single limit for loss of life, bodily injury, property damage, passenger legal liability, contractual liability, coverage for baggage and cargo, non-owned aircraft liability and defense against claims (“Aircraft Legal Liability”) of not less than €50,000,000 per occurrence;

(b)	Aviation general liability coverage (with territorial limits at least as broad as required for all applicable flights) and with a combined single limit for loss of life, bodily injury, property damage, product liability, contractual liability and defense against claims (“Aviation Premise Liability”) of not less than €50,000,000 per occurrence;

(c)	Aircraft Hull All Risks insurance for all aircraft operated, including a waiver of subrogation against the Blade Parties and their Affiliates; and

(d)	Worker’s compensation and employer’s liability covering all of the Air Carriers’ employees working in, on or in connection with the Aircraft (including without limitation all flight crew, ground crew and maintenance personnel).

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(iv)	In the case of Aircraft Legal Liability and Aviation Premise Liability, such policy(ies) shall also extend to include personal injury, with limits not less than €50,000,000 except in the case of passengers, in which case no sub-limit shall apply and it is further understood and agreed that the Air Carriers will name each of the Blade Parties and their Affiliates and each of their respective directors, officers, employees, members, agents, representatives, successors and assigns as additional insureds. The Air Carriers will cause a certificate of insurance for each coverage required hereunder to be issued to each of the Blade Parties. The Air Carriers will at all times comply with all representations, warranties and other terms and conditions of each such policy of insurance required hereunder. The insurance policies detailed under this article shall be without right of contribution from any other insurance which may be carried by an additional insured and shall expressly provide that, except as it relates to policy limits, all provisions shall operate in the same manner as if there was a separate policy covering each additional insured. The Air Carriers will cause policies to be endorsed to provide that (i) such policies may not be cancelled or materially changed without 30 days prior notice to the Blade Parties, (ii) no additional insured has any obligation in respect of insurance premiums, (iii) each policy shall be primary without right of contribution, (iv) the insurers shall waive any right of subrogation or other recourse against any of the additional insured parties, (vi) such policies will not be invalidated by any act or omission or breach of warranty by the Air Carriers provided that the additional insured so protected has not caused, contributed to or knowingly condoned the said act or omission.

(v)	In addition to any safety audit or inspection required to be performed by the Air Carriers pursuant to any Applicable Laws, the Air Carriers will provide the Blade Parties and their designees with reasonable access to perform recurring safety audits and inspections of the Air Carriers’ operations and the Aircraft, upon written request from any of the Blade Parties, including an assessment of the Air Carriers’ financial fitness, risk management processes and standards (each such safety audit or inspection, a “Safety Audit”). The Parties agree that the costs of the first Safety Audit will be borne by EOLA and the subsequent Safety Audit costs of any Safety Audit requested by any Blade Party will be borne by such Blade Party. Following the completion of a Safety Audit, Blade may determine, in its reasonable discretion, that the Air Carriers’ operations and/or the Aircraft (i) meet or exceed Blade’s reasonable safety standards and financial fitness standards (such determination a “Satisfactory Safety Determination”) or (ii) do not meet or exceed Blade’s reasonable safety standards and financial fitness standards (such determination an “Unsatisfactory Safety Determination”). In the event the Air Carriers do not comply with a Safety Audit or receive an Unsatisfactory Safety Determination, the Blade Parties will have the right to immediately terminate the Agreement, provided that if the conditions leading to an Unsatisfactory Safety Determination are capable of cure, the Air Carriers will have the ability to cure such conditions within ten (10) Business Days unless they are persistent and/or material in nature, as determined by Blade in its sole discretion. The Blade Parties will however have neither a duty or liability to make any such Safety Audit, nor shall they incur any liability arising from any such Safety Audit.

12.2	Operation of the Blade’s Business

During the Term, the Blade Parties, shall, unless otherwise consented to by any of the Air Carriers or EOLA, as the case may be, in writing, acting reasonably, or provided for in this Agreement:

(i)	operate Blade’s Business and take all actions and allocate any resources of the Blade Parties , necessary and desirable to consummate the terms of this Agreement;

(ii)	maintain insurance as required by Applicable Laws in connection with the Blade’s Business at all times;

(iii)	use commercially reasonable efforts to avoid reputational risk to the Air Carriers;

(iv)	perform in all material respects its obligations under this Agreement;

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(v)	maintain its books and records in accordance with best practices;

(vi)	comply in all material respects with all Applicable Laws;

(vii)	except to the extent provided in this Agreement, the Blade Parties shall provide the Air Carriers with prior written notice in the event of any changes, amendments or conditions arising, or any reasonably anticipated changes, amendments or conditions which may arise, which are addressed or the subject of those matters identified in this Article 12, provided that in circumstances where prior written notice is not commercially feasible in the circumstances, the Blade Parties shall provide written notice to the Air Carriers as soon as practicable, and in no event more than forty-eight (48) hours, following such change, amendment or condition arising; and

(viii)	shall not put undue pressure on the Air Carriers’ pilots to violate any Applicable Laws (including, without limitation, aviation regulations).

12.3	Joint Covenants

(i)	Each of the Blade Parties, Blade, the Air Carriers and EOLA, as the case may be, shall reasonably cooperate with each other to effect the rights and obligations contemplated by this Agreement, including:

a.	exchanging data and other information as is reasonably necessary to perform their respective obligations under this Agreement;

b.	refraining from taking actions that would or could reasonably be expected to prohibit or materially limit the performance of such Party’s or any other Party’s obligations under this Agreement;

c.	refraining from taking actions that would or could reasonably be expected to materially reduce the value of or impede any Party’s ability to enjoy the full benefit of this Agreement; and

d.	obtaining any Regulatory Approval or making any filing with, or giving notice to, any Governmental Entity in connection with the Agreement.

(ii)	Each Party's obligations hereunder will at all times be performed:

a.	by persons who have the qualifications, knowledge, skill and ability ordinarily observed by an industry professional providing similar services as of the time such services are performed and provided;

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b.	in a timely, efficient, professional and responsible manner in accordance with the terms of this Agreement; and

c.	in accordance with Applicable Laws and all written security, environmental, privacy, access and other applicable policies of the other Parties disclosed in writing by such Party from time to time.

(iii)	Each of the Parties represents and undertakes (i) to comply with all Anti-Corruption Laws and (ii) not to use its funds (and to make its best efforts to ensure that its Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents will not use their funds) in transactions that constitute or contribute to an act of corruption or trafficking in influence.

(iv)	Each Party shall comply with all Applicable Laws in the performance of its obligations under the Agreement, including, without limitation, applicable Anti-Corruption Laws and Privacy Laws (including with respect to any Personal Information of Existing Customers and New Customers).

(v)	Each Party represents, pursuant to applicable Anti-Corruption Laws that it is familiar with and will comply with the requirements of all applicable Anti-Corruption Laws, including but not limited to the United States Foreign Corrupt Practices Act of 1977, the United Kingdom’s Bribery Act 2010, Canada’s Corruption of Public Officials Act and the Sapin II Anti-Corruption Law.

12.4	Restrictive Covenants of the Air Carriers and EOLA

Unless otherwise consented to in writing by Blade Europe and/or Blade, to the maximum extent permitted by Applicable Laws, each of the Air Carriers and EOLA will not and shall procure that their Affiliates, do not, directly or indirectly:

(i)	serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, Affiliate, representative, advisor, promoter, associate, investor, or otherwise for a Competitive Business;

(ii)	own, purchase, organize or take preparatory steps for the organization of a Competitive Business;

(iii)	act as an intermediary in coordinating, recommending, brokering, marketing, offering, “steering” or providing Exclusive Air Transportation Services on behalf of or in relation with any Competitive Business;

(iv)	build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in, or Affiliate with a Competitive Business;

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(v)	encourage, induce, attempt to induce, solicit or attempt to solicit any (A) customer of the Blade Parties or their Affiliates, including, without limitation, Existing Customers and New Customers, to cease its customer relationship with the Blade Parties or their Affiliates, or (B) any Person, employee, or independent contractor working with the Blade Parties or their Affiliates to leave the employment, relationship or other service of the Blade Parties or their Affiliates, it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards such Persons, employees or independent contractors, shall not be deemed to be a breach of this Agreement;

(vi)	to the greatest commercially reasonable extent possible, allow passengers or customers of a Competitive Business to utilize the passenger lounges at the Blade Heliport Lounges; or

(vii)	operate, provide, market, sell, resell or offer Exclusive Air Transportation Services, or allow any other Person to operate, provide, market, sell, resell or offer Exclusive Air Transportation Services on behalf of the Air Carriers or their Affiliates within the Exclusive Territory to any Person other than the Blade Parties or for Blade Flights.

12.5	Restrictive Covenants of the Blade Parties

Unless otherwise consented to in writing by the Air Carriers, to the maximum extent permitted by Applicable Laws, each of the Blade Parties will not, and shall procure that their Affiliates do not, directly or indirectly:

(i)	(A) operate or otherwise provide, (B) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for any business that operates or otherwise provides, (C) own, purchase, organize or take preparatory steps for the organization of, or (D) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in, or affiliate with, any Competitive Business operating routes with departure and arrival points in the Exclusive Territory;

(ii)	encourage, induce, attempt to induce, solicit or attempt to solicit any (A) customer of the Air Carriers or their Affiliates, which does not include any Existing Customer or New Customer, to cease its customer relationship with the Air Carriers or their Affiliates, or (B) any Person, employee, or independent contractor working with the Air Carriers or their Affiliates to leave the employment, relationship or other service of the Air Carriers or their Affiliates, it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards such Persons, employees or independent contractors, shall not be deemed to be a breach of this Agreement; or

(iii)	market, sell, promote and/or arrange Exclusive Air Transportation Services on a scheduled or by-the-seat basis on a new route within the Exclusive Territory unless the Blade Parties first offer to the Air Carriers, in good faith and on commercially reasonable terms, the right to operate such Exclusive Air Transportation Services on such new routes within the Exclusive Territory, as further outlined in Article 9.

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12.6	Change of Control

During the Term, none of the Air Carriers nor EOLA will merge, amalgamate or consolidate with any Person or otherwise experience a change of Control, meaning for the purpose of this article, the fact for the Air Carriers to cease being Controlled, directly or indirectly by EOLA or EOLA to cease being Controlled by Mr. Marco Casiraghi, Mr. Pierre Casiraghi, Mr. Andrea Casiraghi and Mr. John Elkann collectively, without prior written consent of the Blade Parties and Blade, not to be unreasonably withheld, conditioned or delayed.

Subject to the paragraph below in this Article 12.6, the Parties agree that the Blade Parties and Blade shall not withhold, condition or delay their consent in case of any transaction resulting in a change of Control of EOLA provided that at least 51% of EOLA’s share capital and voting rights remain directly or indirectly held by at least two Persons amongst Mr. Marco Casiraghi, Mr. Pierre Casiraghi, Mr. Andrea Casiraghi and Mr. John Elkann.

Notwithstanding the foregoing, if such merger, amalgamation, consolidation or change of Control of EOLA, as reasonably determined by the Blade Parties or Blade, as the case may be, (i) is with a Person that is a direct competitor with the Blade Parties or their Affiliates, or (ii) materially impacts the Blade Parties’ rights under this Agreement, then the Blade Parties and/or Blade, as the case may be, may withhold their consent in their sole and unfettered discretion.

Article 13

INFORMATION ACCESS

The Air Carriers will provide the Blade Parties and their Affiliates and designees with reasonable access flight logs and any related booking Software or platforms used by the Air Carriers in connection with their performance of the Exclusive Air Transportation Services.

Article 14

INDEMNIFICATION

14.1	Indemnification by Blade Parties

Subject to the other provisions of this Article 14, the Blade Parties hereby agree to jointly and severally indemnify, save and hold harmless the Air Carriers and their Affiliates and each of their directors, officers, employees, members, agents, representatives, successors and assigns (each, an “Air Carriers Indemnitee” and together, the “Air Carriers Indemnitees”) from and against any all Losses asserted against or incurred by the Air Carriers Indemnitees as a result of, arising out of or related to (a) the breach of the representations or warranties of the Blade Parties contained in this Agreement; (b) the breach of covenants and agreements of the Blade Parties in this Agreement; (c) any act of negligence or willful misconduct by the Blade Parties or their respective agents, contractors (other than the Air Carriers or their Affiliates), servants, employees or guests in connection with this Agreement and/or the performance of the obligations of the Blade Parties’ pursuant to this Agreement; (d) any damage to the Aircraft caused by the negligence or willful misconduct of the Blade Parties, or of any the employees or passengers of the Blade Parties; (e) the actions or omissions of the Blade Parties, their employees or contractors in relation to the construction of the Blade Heliport Lounges, to the extent that any of the Air Carriers Indemnitees did not contribute to such Losses; or (f) damage, malfunction or outage to the IT Systems of the Air Carriers caused by the Blade Parties or their employees or contractors, to the extent that any of the Air Carriers Indemnitees did not contribute to such Losses.

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14.2	Indemnification by the Air Carriers

a.	Subject to the other provisions of this Article 14, the Air Carriers and EOLA hereby agree to jointly and severally indemnify, save and hold harmless the Blade Parties and their Affiliates and each of its directors, officers, employees, members, agents, representatives, successors and assigns (each, a “Blade Indemnitee” and together, the “Blade Indemnitees” ) from and against any all Losses asserted against or incurred by the Blade Indemnitees as a result of, arising out of or related to (a) the breach of the representations and warranties of the Air Carriers and EOLA contained in this Agreement, (b) the breach of covenants and agreements of the Air Carriers in this Agreement; (c) any act of gross negligence or willful misconduct by the Air Carriers or their respective agents, contractors (other than the Blade Parties or their Affiliates), servants, employees or guests in connection with this Agreement or the performance of the obligations of the Air Carriers’ pursuant to this Agreement; (d) the performance of the Air Carriers’ obligations under this Agreement, including with respect to loss of life, personal injury, property damage (including relating to the Aircraft), passenger legal liability, product liability, contractual liability, independent contractors, and coverage for baggage and cargo; (e) the actions or omissions of the Air Carriers, their employees or contractors in relation to the construction of the Blade Heliport Lounges, to the extent that any of the Blade Indemnitees did not contribute to such Losses; and (f) damage, malfunction or outage to the IT Systems of the Blade Parties caused by the Air Carriers or their employees and/or contractors, to the extent that any of the Blade Indemnitees did not contribute to such Losses.

b.	Notwithstanding the foregoing, EOLA’s shareholders, as individuals, and Mr. John Elkann (together, the “Guaranteeing Parties”) irrevocably jointly but not severally (conjointement mais sans solidarité) guarantee, each up to twenty-five percent (25%), payment of any amount owed to the Blade Parties which the Air Carriers and EOLA are unable provide payment for under this Article under Article 14.2a (such amount, the “Guaranteed Indemnity”). As such, the Guaranteeing Parties will remit in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Blade Parties a total amount equal to the Guaranteed Indemnity no later than seven (7) months following the Termination Date triggering the payment of Termination Damages.

14.3	Indemnification Limitations

(i)	The Party making any indemnification pursuant to this Agreement will be referred to as the “Indemnifying Party” and the Blade Indemnitees or the Air Carriers Indemnitees, as the case may be, receiving such indemnification will be referred to as the “Indemnified Party”.

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(ii)	The representations and warranties contained in Article 11 and the covenants contained in Article 12 shall survive and continue in full force and effect during the Term. For the avoidance of doubt, it is the intention of the Parties that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations and warranties and covenants.

(iii)	The amount of any Losses for which indemnification is provided under Article 14.1 and Article 14.2 shall be net of (a) any amounts actually recovered by the Indemnified Party (net of any costs of investigation of the underlying claim and of collection) pursuant to any indemnification by or indemnification agreement with any Person (other than this Agreement) and (b) any insurance proceeds (net of any costs of investigation of the underlying claim and of collection) actually received as an offset against such Losses (each such source of recovery, a “Collateral Source”). If, after payment by the Indemnifying Party of an amount under this Article 14, the Indemnified Party actually recovers from any Collateral Source an amount which would have been netted pursuant to this Article 14.3, then the Indemnified Party must promptly repay the Indemnifying Party the difference between the amount paid by the Indemnifying Party and the amount recovered from a Collateral Source.

(iv)	The Indemnified Party shall take commercially reasonable steps to mitigate any Losses as soon as reasonably practicable after such Indemnified Party becomes aware of any event which does, or could reasonably be expected to, give rise to any such Losses.

(v)	In the event an Indemnified Party shall recover Losses in respect of a claim of indemnification under this Article 14, no other Indemnified Party shall be entitled to recover the same Losses in respect of a separate claim for indemnification related to the same subject matter.

14.4	Indemnification Procedure

(i)	Within (30) Business Days of the date the Indemnified Party becomes aware of the incurrence of any Losses giving rise to indemnification hereunder, the Indemnified Party shall deliver to the Indemnifying Party a certificate (a “Claim Certificate”), which shall:

(A)	state that the Indemnified Party has incurred or anticipates that it will incur Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Article 14; and

(B)	specify in reasonable detail the Losses that have been sustained by the Indemnified Party, including copies of all material written evidence relating to the Losses, and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation of the amount to which such Indemnified Party claims to be entitled hereunder.

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(ii)	The Indemnifying Party shall have thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate to respond in writing with an objection to the Claim Certificate, which shall specify in reasonable detail the basis for such objection. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Losses under the Claim Certificate, and whether and to what extent any amount is payable in respect of the Claim Certificate and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Indemnified Party and their respective Affiliates and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If, within such thirty (30)-day period, the Indemnifying Party:

(A)	does not respond, the Indemnifying Party shall be deemed to have accepted the contents of the Claim Certificate; or

(B)	delivers an objection notice in accordance with this Article 14.4 then the Parties shall use good faith efforts to agree to a resolution of the disputed amounts in the Claim Certificate during the sixty (60)-day period following receipt of the objection by the Indemnified Party. If, at the expiry of this sixty (60)-day period, no agreement has been reached, then the Indemnified Party shall be permitted to submit such dispute to the arbitration as set forth in Article 16.2.

(iii)	For the avoidance of doubt, this Article 14.4 does not apply to Third Party Claims, which are dealt with under Article 14.5.

14.5	Third Party Claims

(i)	If the Indemnified Party receives notice of the assertion or commencement of any Action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”), and if the Indemnified Party intends to seek indemnity with respect thereto under this Article 14, then the Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Losses that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right but not the obligation to assume the conduct and control of the settlement or defense of such Third Party Claim, through counsel it so chooses in its sole discretion at the expense of the Indemnifying Party. The Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnifying Party may compromise or settle the same; provided that the Indemnifying Party may not settle any such Third Party Claim unless such settlement includes an unconditional waiver of any Liability on the part of the Indemnified Party. If the Indemnifying Party assumes the defense of the Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of such Third Party Claim through counsel chosen by the Indemnified Party; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

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(ii)	The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its Representatives, such employees of the Indemnified Party and their respective Affiliates as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

(iii)	The Indemnified Party shall not have the right to pay or settle any such Third Party Claim without the prior written consent of the Indemnifying Party.

14.6	Payment

(i)	“Agreed Claims” means, collectively, (i) claims for Losses deemed accepted by the Indemnifying Party pursuant to Article 14.4; (ii) claims for Losses which have been agreed between the Indemnified Party and the Indemnifying Party or judicially determined pursuant to Article 14.4; and (iii) claims for Losses in relation to Third Party Claims that have been settled or judicially determined pursuant to Article 14.5.

(ii)	Within thirty (30) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree in writing):

A.	In the case of a payment owing by the Air Carriers to the Blade Indemnitees the Air Carriers shall pay to the Blade Indemnitees an amount equal to such indemnity in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Blade Parties in a notice to the Air Carriers,

B.	In the case of a payment owing by the Blade Indemnitees by the Air Carriers, then the Blade Parties shall pay to the Air Carriers Indemnitees such amount owing in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Air Carriers in a notice to the Blade Parties.

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Article 15

TERMINATION

15.1	Termination for Cause

(i)	A “Material Breach” shall occur in relation to the Air Carriers and/or EOLA, as the case may be (each a “Defaulting Party”) if:

(A)	Any Air Carrier ceases or is unable to carry-on all of its business or substantially all of its business, which materially affects its ability to operate Blade Flights, as a result of one of the following circumstances:

(a)	in the event of (x) the suspension, for any material reason, of its aircraft operating license and/or aircraft operating certificate for a period longer than one (1) month or (y) the termination for whatever reason of its aircraft operating license and/or aircraft operating certificate;

(b)	loss of the ability of any Air Carrier to land and/or take off from any significant Utilized Heliport while other operators/air carriers are still allowed to land and/or take off from such significant Utilized Heliports;

(c)	the opening of any proceedings provided under Book VI of the French Commercial Code (Livre VI du Code de commerce) or, in other jurisdictions, any similar safeguard, bankruptcy or insolvency proceedings or proceedings for the prevention or resolution of business difficulties initiated against any Air Carrier, or any Air Carrier being in a state of cessation of payment (cessation des paiements) or otherwise cash insolvent pursuant to Applicable Laws; or

(d)	transfer by EOLA or the Air Carriers of all or most of the Owned Aircraft;

(e)	either of the Air Carriers receive an Unsatisfactory Safety Determination which both (x) provides the Blade Parties with the right to terminate this Agreement as set forth pursuant to Article 12.1(v) and (y) is the result of either (1) the failure to comply with applicable French, Monegasque, and European Union Aviation Safety Agency (“EASA”) safety rules and regulations as the case may be or (2) the failure to comply with aircraft manufacturer-posted safety notes and/or service bulletins;

(B)	it undergoes a Change of Control in contravention of Article 12.6;

(C)	intentional, repeated or material breach of the exclusivity rights granted to Blade pursuant to Article 9;

(D)	intentional transfer by EOLA or the Air Carriers to a third party of the Companies Customer’s Lists, it being agreed that such transfer shall not be considered as intentional in case it is made without the approval of EOLA or the Air Carriers’ corporate bodies (e.g. in case of hacking or fraudulent transfer by employees or third parties), it being specified that each of EOLA and the Air Carriers shall ensure that the Companies Customer’s Lists are kept secure and in such a way so as to prevent unauthorized access by any employee or third party and are dealt with the same level of care as their own confidential information.

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(ii)	A “Termination Event” shall occur in relation to a Party (the “Defaulting Party”) if:

(A)	it breaches any representation, warranty or covenant in this Agreement other than the breaches set forth in Article 15.1(i) and such breach is material or persistent or will reasonably be likely to result, individually or in the aggregate, in a materially adverse impact on any Party’s rights pursuant to this Agreement or business of any Party, provided that if such breach is capable of remedy, such breach has not been remedied by the Defaulting Party to the reasonable satisfaction of the Air Carriers or the Blade Parties (the “Non-Defaulting Party”) within thirty (30) Business Days of that Non-Defaulting Party providing written notice to the Defaulting Party requiring such remedy;

(B)	any proceedings provided under Book VI of the French Commercial Code (Livre VI du Code de commerce) or, in other jurisdictions, any similar safeguard, bankruptcy or insolvency proceedings or proceedings for the prevention or resolution of business difficulties initiated against any Party, or any Party being in a state of cessation of payment (cessation des paiements) or otherwise cash insolvent pursuant to Applicable Laws to the extent it does not materially affect the ability of the Air Carriers to operate Blade Flights;

(iii)	If a Material Breach or a Termination Event occurs and the Defaulting Party is either one of the Air Carriers or EOLA or any of their Affiliates, the Blade Parties may terminate this Agreement by written notice to the Air Carriers and EOLA, subject to the provisions of Article 15.9, effective either (i) within thirty (30) Business Days following the delivery of a written notice to the Defaulting Party, provided that such Defaulting Party has not remedied the relevant Material Breach or Termination Event within such thirty-Business Day period, if such Termination Event is capable of remedy or (ii) immediately otherwise:

(A)	The legal and beneficial ownership of the New Customer List and of the Air Carriers’ Customer Lists shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Air Carriers to use the New Customer List. The Air Carriers shall return or destroy, and procure that their Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List;

(B)	The restrictive covenants of the Air Carriers set forth in Article 12.4 will survive until the later of: (i) five (5) years from the Effective Date or (ii) two (2) years following the date of such termination; and

(C)	The restrictive covenants of the Blade Parties set forth in Article 12.5 will terminate immediately.

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(iv)	If a Termination Event occurs and the Defaulting Party is one of the Blade Parties, the Air Carriers may terminate this Agreement effective within thirty (30) days following the delivery of written notice to the Blade Parties, and upon such termination, provided that such Defaulting Party has not rectified the relevant Termination Event within such thirty-day period:

(A)	The legal and beneficial ownership of the New Customer List and of the Air Carriers’ Customer Lists shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Air Carriers to use the New Customer List. The Air Carriers shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List;

(B)	The restrictive covenants of the Blade Parties set forth in Article 12.5 will survive until the later of: (i) five (5) years from the Effective Date or (ii) two (2) years following the date of such termination; and

(C)	The restrictive covenants of the Air Carriers set forth in Article 12.4 will terminate immediately.

(v)	Notwithstanding the foregoing, in the event a Termination Event occurs after 1 January 2023 and both (x) the Defaulting Party is either one of the Air Carriers or EOLA or any of their Affiliates and (y) the Termination Event is a breach of Article 12.1(i)(a), the Blade Parties may elect, such decision made at their sole discretion, to do one of the following:

(A)	Terminate this Agreement pursuant to the terms of Article 15.1(iii); or

(B)	Immediately waive the restrictive covenants of the Blade Parties set forth in Article 12.5.

15.2	Termination for Force Majeure

If an Event of Force Majeure prevents one or both of the Air Carriers or one or both of the Blade Parties, as the case may be, (the “Affected Party”) from performing any or all of its obligations under the Agreement in any material respect for a period of more than [three (3)] months, and the Parties, acting in good faith, are unable to mutually agree upon commercially reasonable alternatives by which the Affected Party can reasonably fulfill such obligations, then the Air Carriers (if the Affected Party is one or both of the Blade Parties) or the Blade Parties (if the Affected Party is one or both of the air Carriers) (the “Non-Affected Party”) may terminate this Agreement effective immediately subject to the provisions of Article 15.9 upon the delivery of written notice to the Affected Party, and upon such termination:

(i)	The legal and beneficial ownership of the New Customer List and of the Air Carriers’ Customer Lists shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Air Carriers to use the New Customer List. The Air Carriers shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List;

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(i)	The restrictive covenants of the Air Carriers set forth in Article 12.4 and the Blade Parties set forth in Article 12.5 will terminate immediately.

15.3	Termination by Mutual Agreement and/or Expiration Due to Non-Renewal

If this Agreement is terminated by mutual agreement between the Parties or expires as a result of (i) any Blade Party or any of the Air Carriers giving written notice to the other Parties of its intention not to renew this Agreement in accordance with Article 8.1 or (ii) any of the Air Carriers giving written notice to the Blade Parties of its intention not to renew this Agreement in accordance with Article 8.3, then upon such termination or expiration subject to the provisions of Article 15.9:

(i)	The legal and beneficial ownership of the New Customer List and of the Air Carriers’ Customer Lists shall be retained by the Blade Parties and the Blade Parties shall have the right to revoke any license or such other right of the Air Carriers to use the New Customer List. The Air Carriers shall return or destroy, and procure that its Affiliates and Representatives return or destroy, all information in its possession relating to the New Customer List; and

(ii)	The restrictive covenants of the Air Carriers in Article 12.4 and the Blade Parties in Article 12.5 will terminate immediately.

15.4	Termination Damages

As an essential condition of the consent of the Blade Parties to enter into this Agreement, it is hereby agreed that, within six (6) months as from the Termination Date resulting from a Material Breach notified as set forth in Article 15.1(iii) (provided that when such Material Breach is capable of remedy, such Defaulting Party has not remedied the relevant Material Breach within thirty Business Days from the notice of Material Breach), the Air Carriers and EOLA shall jointly and severally (agissant solidairement entre eux) pay the following amounts (the “Termination Damages”) in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Blade Parties in a notice to the Air Carriers together with the indication of the amount of Termination Damages determined by the Blade Parties (the “Termination Damages Notice”):

(i)	If the Termination Date occurs on or before the date that is twelve (12) months after the Effective Date: 90% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 43,020,000);

(ii)	If the Termination Date occurs after the date that is after twelve (12) months after the Effective Date and on or before the date that is twenty-four (24) months after the Effective Date: 77.5% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 37,045,000);

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(iii)	If the Termination Date occurs after the date that is after twenty-four (24) months after the Effective Date and on or before the date that is thirty-six (36) months after the Effective Date: 65% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 31,070,000);

(iv)	If the Termination Date occurs after the date that is after thirty-six (36) months after the Effective Date and on or before forty-eight (48) months after the Effective Date: 52.5% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 25,095,000);

(v)	If the Termination Date occurs after the date that is after forty-eight (48) months after the Effective Date and on or before sixty (60) months after the Effective Date: 40% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 19,120,000);

(vi)	If the Termination Date occurs after the date that is after sixty (60) months after the Effective Date and on or before seventy-two (72) months after the Effective Date: 27.5% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 13,145,000);

(vii)	If the Termination Date occurs after the date that is after seventy-two (72) months after the Effective Date and on or before eighty-four (84) months after the Effective Date: 15% of EUR 47,800,000 (forty-seven million and eight hundred thousand) (i.e. EUR 7,170,000);

(viii)	If the Termination Date occurs after the eighty-four (84) months after the Effective Date: a lump sum of EUR 5,000,000 (five million).

[Note to draft: the reference to EUR 47.8m in limbs (i) to (vii) above shall be replaced by a reference to EUR 47.8m minus the equity investment by the Sellers into Blade Europe upon Closing of the Acquisition (as defined under the Share Purchase Agreement) and the amounts will be recalculated accordingly].

Notwithstanding the foregoing, the Guaranteeing Parties irrevocably jointly but not severally (conjointement mais sans solidarité) guarantee, each up to twenty-five percent (25%), payment of any amount owed to the Blade Parties which the Air Carriers and EOLA are unable provide payment for under this Article 15.4 (such amount, the “Guaranteed Termination Damages”). As such, the Guaranteeing Parties will remit in cash by wire transfer of immediately available funds to the bank account or accounts designated by the Blade Parties a total amount equal to the Guaranteed Termination Damages no later than seven (7) months following the Termination Date triggering the payment of Termination Damages.

The Parties intend that the Termination Damages constitute compensation for the prejudice suffered by the Blade Parties from such termination of the Agreement for Material Breach and not a penalty. The Parties acknowledge and agree that the harm caused to the Blade Parties by a termination of this Agreement resulting from a Material Breach for which any of the Air Carriers are the Defaulting Party is a reasonable assessment, as of the date hereof, of the anticipated and/or actual harm that might arise from such termination for Material Breach.

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15.5	Remedies

(i)	Unless otherwise provided herein, the rights and remedies of any Party under this Agreement are cumulative and are in addition to, and not in substitution for, any rights or remedies provided by law or by equity. Any single or partial exercise by a Party of any right or remedy pursuant to Article 15.1, Article 15.2, or Article 15.3 shall not be deemed to be a waiver of or to alter, affect, or prejudice any other right or remedy to which the Non-Defaulting Party may be lawfully entitled to. Notwithstanding anything to the contrary contained in this Agreement, no Party shall be entitled to indemnification or reimbursement under any provision of this Agreement for any Losses to the extent such Losses have already been indemnified or reimbursed under any other provision of this Agreement.

(ii)	In the event of payment of Termination Damages, EOLA, the Air Carriers and/or their Affiliates shall not bear further liability in relation to the Material Breach having caused the relevant termination other than for claims arising from such Material Breach which are indemnifiable by EOLA, the Air Carriers and/or their Affiliates pursuant to Article 14.

(iii)	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

15.6	Blade Call Option

(i)	In the event that any of the Air Carriers gives written notice to the Blade Parties of its intention not to renew this Agreement in accordance with the provisions of Article 8.1(i)) EOLA hereby unconditionally and irrevocably grants to Blade Europe the right to require, EOLA (which undertakes for itself and on behalf of all then minority shareholders) to sell all (but not less than all) of the Air Carriers Call Shares to Blade Europe or to any Persons designated by Blade Europe during the Blade Call Period upon exercise by Blade Europe of such Blade Call Option, on the terms and conditions set forth in this Article 15.6 (the “Blade Call Option”). EOLA warrants that at anytime during the Call Period, each of the Air Carriers will own the Air Carriers’ Business in full, including the Aircraft, the Permits and the employees assigned to the Air Carriers’ Business. Blade Europe accepts this Blade Call Option as an option only, on the understanding that it entails no obligation for Blade Europe nor for any Affiliate thereto, to purchase the Air Carriers Call Shares and consequently, Blade Europe expressly reserves the right to exercise or not to exercise the Blade Call Option that is hereby granted to it or to simply waive its benefit.

(ii)	EOLA undertakes, between the date of this Agreement and the date of expiry of the Blade Call Period following termination of this Agreement, not to revoke the Blade Call Option.

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(iii)	During the Blade Call Period, Blade Europe shall have the right, but not the obligation, to exercise the Blade Call Option by delivering written notice to such effect to EOLA (the “Blade Call Exercise Notice”). The Blade Call Exercise Notice shall (i) state the decision of Blade Europe to exercise the Blade Call Option with respect to all of the Air Carriers Call Shares and (ii) indicate the name of the Persons designated by Blade Europe, to purchase all of the Air Carriers Call Shares (the “Blade Exercising Companies”).

(iv)	Upon delivery of the Blade Call Exercise Notice, EOLA shall cause each of the Air Carriers, as the case may be, to:

a.	complete the Air Carriers Carve-Out;

b.	inform, if required, each employee of respectively [Héli Sécurité Transporteur] and [Azur Transporteur] in writing of the transaction contemplated herein in accordance with articles L. 23-10-1 et seq. of the French Commercial Code and either (i) collect letters confirming that each of such employees does not intend to submit a purchase offer in connection of respectively [Héli Sécurité Transporteur] and [Azur Transporteur]’s share capital and voting right or (ii) wait for any other response until the expiry of a two-month period from such information. For the avoidance of doubt, the employees of respectively [Héli Sécurité Transporteur] and [Azur Transporteur] which have duly confirmed not to intend to submit a purchase offer for respectively [Héli Sécurité Transporteur] and [Azur Transporteur]’s share capital and voting rights prior to the date hereof should not be informed once again and shall be deemed to have already fulfilled condition (i) above.

(v)	Upon delivery of the Blade Call Exercise Notice, Blade Europe shall cause the Blade Exercising Companies to prepare and make, at their own expense, all necessary notifications and filings with the relevant Governmental Entity, and more generally in compliance with all Applicable Laws, with a view to obtaining all Consents necessary to proceed with the exercise of the Blade Call Option herein and completion of the transfer of all of the Air Carriers Call Shares.

(vi)	EOLA, the Air Carriers and Blade Europe shall cooperate in order to obtain the Consents referred to in Article 15.6(v) above; in particular, EOLA will provide or cause the Air Carriers to promptly provide any relevant information and documents requested by the relevant Governmental Entity.

(vii)	The closing shall be deemed to occur when: (i) effective payment of the Air Carriers Call Shares Price (as defined below) has been made to EOLA (and all other minority shareholders), subject to the completion of the Air Carriers Carve-Out (ii) all customary documents to validly evidence and register the transfer of all of the Air Carriers Call Shares, have been provided to the relevant party (the “Blade Call Closing Date”).

(viii)	Upon delivery of a Blade Call Exercise Notice to EOLA in accordance with the terms of this Agreement, on the Blade Call Closing Date, EOLA (and all other minority shareholders) shall be obliged to sell, assign and deliver to the Blade Exercising Companies, free and clear of all Encumbrances, all of the Air Carriers Call Shares for the Air Carriers Call Shares Price, and the Blade Exercising Companies shall be obliged to purchase all of the Air Carriers Call Shares and pay the Call Shares Price to EOLA (and any other minority shareholders).

(ix)	The right of Blade Europe to exercise the Blade Call Option in its discretion in accordance with the terms of this Agreement shall not be subject to any condition not expressly set forth in this Agreement, including compliance with any other agreements or undertakings.

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(x)	In the event Blade Europe does not send a Blade Call Exercise Notice prior to the expiry of the Blade Call Period, Blade Europe shall be deemed to have irrevocably and definitively waived its right to exercise the Blade Call Option but shall then be entitled to receive the Termination Damages as set forth in Article 15.4(viii).

(xi)	The aggregate purchase price to be paid by the Blade Exercising Companies to EOLA (and all other minority shareholders), for the purchase of all of the Air Carrier Call Shares shall be equal to:

a.	the fair market value of all of Azur Transporteur’s Aircraft (to be determined by an expert in the industry) [•], less the financial net debt of Azur Transporteur to be paid by the Blade Exercising Companies to EOLA as the purchase price of all of the Azur Transporteur Call Shares (the “Azur Transporteur Call Shares Price”);

b.	the fair market value of all of Héli Sécurité Transporteur’s Aircraft (to be determined by an expert in the industry) [•], less the financial net debt of Héli Sécurité Transporteur to be paid by the Blade Exercising Companies to EOLA as the purchase price of all of the Héli Sécurité Transporteur Call Shares (the “Héli Sécurité Call Shares Price”);

c.	the fair market value of all of Monacair Transporteur’s Aircraft (to be determined by an expert in the industry) [•], less the financial net debt of Monacair Transporteur to be paid by the Blade Exercising Companies to EOLA as the purchase price of all of the Monacair Transporteur Call Shares (the “Monacair Call Shares Price”);

(the Azur Transporteur Call Shares Price, the Héli Sécurité Call Shares Price, and the Monacair Call Shares Price, together referred as the “Air Carriers Call Shares Price”),

(xii)	Any payment owed to EOLA hereunder shall be made by wire transfer to the bank account opened in the name of EOLA, as notified by EOLA to the Blade Exercising Companies at least five (5) Business Days prior to the intended Blade Call Closing Date.

(xiii)	In the event Blade Europe exercises the Blade Call Option and as from the Blade Call Closing Date, EOLA irrevocably commits to ensure that its Affiliates in charge of the maintenance activity will continue to provide to the Air Carriers the maintenance services as defined in this Agreement on the same terms and conditions, as in effect prior to the exercise of the Blade Call Option and for a period of twenty-four (24) months.

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15.7	EOLA Call Option

(i)	In the event any of the Blade Parties gives written notice to the Air Carriers of its intention not to renew this Agreement in accordance with the provisions of Article 8.1(i), Blade Europe hereby unconditionally and irrevocably grants to EOLA the right to require, Blade Europe (which undertakes for itself and on behalf of all then minority shareholders) to sell all (but not less than all) of the Blade Parties Call Shares to EOLA or to any Persons designated by EOLA during the EOLA Call Period upon exercise by EOLA of such Eola Call Option, on the terms and conditions set forth in this Article 15.6 (the “Eola Call Option”). EOLA accepts this Eola Call Option as an option only, on the understanding that it entails no obligation for EOLA nor for any Affiliate thereto, to purchase the Blade Parties Call Shares and consequently, EOLA expressly reserves the right to exercise or not to exercise the EOLA Call Option that is hereby granted to it or to simply waive its benefit.

(ii)	Blade Europe undertakes, between the date of this Agreement and the date of expiry of the EOLA Call Period following termination of this Agreement, not to revoke the EOLA Call Option.

(iii)	During the EOLA Call Period, EOLA shall have the right, but not the obligation, to exercise the EOLA Call Option by delivering written notice to such effect to the Blade Parties (the “EOLA Call Exercise Notice”). The EOLA Call Exercise Notice shall (i) state the decision of EOLA to exercise the EOLA Call Option with respect to all of the Blade Parties Call Shares and (ii) indicate the name of the Persons designated by EOLA, to purchase all of the Blade Parties Call Shares (the “Exercising Companies”).

(iv)	Upon delivery of the Eola Call Exercise Notice, Blade Europe shall cause each of the Blade Parties, as the case may be, to inform, if required, each employee of Héli Sécurité Activités Commerciales and Azur Activités Commerciales in writing of the transaction contemplated herein in accordance with articles L. 23-10-1 et seq. of the French Commercial Code and either (i) collect letters confirming that each of such employees does not intend to submit a purchase offer in connection of respectively Héli Sécurité Activités Commerciales and Azur Activités Commerciales’ share capital and voting right or (ii) wait for any other response until the expiry of a two-month period from such information. For the avoidance of doubt, the employees of respectively Héli Sécurité Activités Commerciales and Azur Activités Commerciales which have duly confirmed not to intend to submit a purchase offer for respectively Héli Sécurité Activités Commerciales and Azur Activités Commerciales’ share capital and voting rights prior to the date hereof should not be informed once again and shall be deemed to have already fulfilled condition (i) above.

(v)	Upon delivery of the EOLA Call Exercise Notice, EOLA shall cause the Exercising Companies to prepare and make, at their own expense, all necessary notifications and filings with the relevant Governmental Entity, and more generally in compliance with all Applicable Laws, with a view to obtaining all Consents necessary to proceed with the exercise of the EOLA Call Option herein and completion of the transfer of all of the Blade Parties Call Shares.

(vi)	EOLA, the Blade Parties and Blade Europe shall cooperate in order to obtain the Consents referred to in Article 15.67(v) above; in particular, Blade Europe will provide or cause the Blade Parties to promptly provide, if any, the relevant information and documents requested by the relevant Governmental Entity.

(vii)	The closing shall be deemed to occur when: (i) effective payment of the Blade Parties Call Shares Price (as defined below) has been made to Blade Europe (and all other minority shareholders) (ii) all customary documents to validly evidence and register the transfer of all of the Blade Parties Call Shares, have been provided to the relevant party (the “EOLA Call Closing Date”).

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(viii)	Upon delivery of a EOLA Call Exercise Notice to Blade Europe in accordance with the terms of this Agreement, on the EOLA Call Closing Date, Blade Europe (and all other minority shareholders) shall be obliged to sell, assign and deliver to the Exercising Companies, free and clear of all Encumbrances, all of the Blade Parties Call Shares for the Blade Parties Call Shares Price, and the Exercising Companies shall be obliged to purchase all of the Blade Parties Call Shares and pay the Blade Parties Call Shares Price to EOLA (and any other minority shareholders).

(ix)	The right of EOLA to exercise the EOLA Call Option in its discretion in accordance with the terms of this Agreement shall not be subject to any condition not expressly set forth in this Agreement, including compliance with any other agreements or undertakings.

(x)	In the event EOLA does not send the EOLA Call Exercise Notice prior to the expiry of the EOLA Call Period, EOLA shall be deemed to have irrevocably and definitively waived its right to exercise the EOLA Call Option.

(xi)	The aggregate purchase price to be paid by the Exercising Companies to Blade Europe (and all other minority shareholders), for the purchase of all of the Blade Parties Call Shares shall be equal to:

a.	the enterprise value of Azur Activités Commerciales set at [•], less the financial net debt of Azur Activités Commerciales to be paid by the Exercising Companies to Blade Europe as the purchase price of all of the Azur Activités Commerciales Call Shares (the “Azur Activités Commerciales Call Shares Price”);

b.	the enterprise value of Héli Sécurité Activités Commerciales set at [•], less the financial net debt of Héli Sécurité Activités Commerciales to be paid by the Exercising Companies to Blade Europe as the purchase price of all of the Héli Sécurité Activités Commerciales Call Shares (the “Héli Sécurité Activités Commerciales Call Shares Price”);

c.	the enterprise value of Blade Monaco set at [•], less the financial net debt of Blade Monaco to be paid by the Exercising Companies to Blade Europe as the purchase price of all of the Monacair Activités Commerciales Call Shares (the “Monacair Activités Commerciales Call Shares Price”);

(the Azur Activités Commerciales Call Shares Price, the Héli Sécurité Activités Commerciales Call Shares Price, and the Monacair Activités Commerciales Call Shares Price together referred as the “Blade Parties Call Shares Price”),

(xii)	Any payment owed to the Blade Parties hereunder shall be made by wire transfer to the bank account opened in the name of each of the Blade Parties, as notified by each of the Blade Parties to the Exercising Companies at least five (5) Business Days prior to the intended EOLA Call Closing Date.

15.8	Determination of the Air Carriers Call Shares Price and/or the Blade Parties Call Shares Price

(i)	If the Air Carriers and/or EOLA disagree on the amounts of the Air Carriers Call Shares Price or if the Blade Parties and/or Blade Europe disagree on the amounts of the Blade Parties Call Shares Price, and the Parties have not reached an agreement upon the adjustments (if any), by the end of such fifteen (15)-Business Day period following the receipt by the Air Carriers of the Blade Call Exercise Notice, or the receipt by the Blade Parties of the EOLA Call Exercice Notice, the Air Carriers and the Blade Parties or Blade Europe and EOLA, as the case may be, shall jointly submit, in writing, to an internationally recognized independent accounting firm (the “Independent Accounting Firm”), each disputed item pertaining to the Air Carriers Call Shares Price or the Blade Parties Call Shares Price.

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(ii)	The English language shall be used throughout the proceedings, including in all submissions by the Parties and in all reports, certificates or other written analysis specifically prepared in the context of the procedures contemplated by this Article. Failure of the Air Carriers and the Blade Parties and/or Blade Europe and/or EOLA to agree on an internationally recognized independent firm within twenty (20) Business Days from the Blade Call Exercise Notice or the EOLA Call Exercice Notice, as the case may be, shall (i) oblige the Air Carriers and the Blade Parties and/or Blade Europe and/or EOLA to ask jointly the Président of the Paris Commercial Court, acting upon joint application (sur requête conjointe) or, (ii) in the event any of the Air Carriers and the Blade Parties and/or Blade Europe and/or EOLA fails to participate in such a joint application, allow the non-defaulting Party to ask the Président of the Paris Commercial Court, pursuant to the expedited procedure on the merits in accordance with 481-1 of the French civil procedure code (Code de procedure civile) to appoint the Independent Accounting Firm among the internationally recognized accounting firms independent from all the Parties. The Independent Accounting Firm shall be appointed and perform its mission in accordance with the terms of Article 1592 of the French Commercial Code (Code de commerce) and the provisions of this Agreement. In case the Independent Accounting Firm appointed by the Parties or the President of the Commercial Court of Paris is unable or unwilling to act, the appointment procedure set forth in this Article shall be repeated as often as necessary until the Air Carriers Call Shares Price or the Blade Parties Call Shares Price, are finally determined.

(iii)	The Air Carriers, EOLA, the Blade Parties and Blade Europe shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within twenty (20) Business Days following the submission thereof. The Independent Accounting Firm’s determination shall (in the absence of fraud or manifest error – fraude or erreur manifeste) be conclusive and binding upon all the Parties and may not be disputed by them in any forum.

The costs of any dispute resolution pursuant to this Article, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by the Air Carriers and EOLA, on the one hand, and the Blade Parties, on the other hand, equally.

15.9	Intellectual Property

The Parties shall take all necessary steps to protect the intellectual property of the other Party and any other of its proprietary marks, and upon written request by the other Party, immediately discontinue use of such Party’s intellectual property and cease displaying or using them whether in writing or in advertising in connection with this Agreement.

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15.10	Survival

Unless otherwise set forth herein, if this Agreement terminates or expires, all obligations of the Parties under this Agreement and the Aircraft Operator Agreement will immediately and automatically be terminated, except that each Party’s obligations under, Article 14 “Indemnification”, Article 15 “Termination”, Article 16 “Dispute Resolution”, and Article 19 “Miscellaneous” will survive.

Article 16

DISPUTE RESOLUTION

16.1	Negotiation and Resolution

If any dispute arises between the Blade Parties and the Air Carriers arising out of this Agreement, then:

(i)	the Party(ies) initiating this dispute process shall notify the other Party(ies) as soon as reasonably practicable in the circumstances, but in no event later than ten (10) Business Days from the date such dispute arises, with such notification to set out in writing a reasonably-detailed description of the dispute and a concise statement of the facts supporting it (in this Article 16.1 (the “Initiating Document”);

(ii)	the other Party(ies) shall notify the initiating Party(ies) as soon as reasonably practicable in the circumstances, but in no event later than five (5) Business Days from the date of delivery of the Initiating Document, with such notification to set out in writing its reasonably-detailed response to the dispute, its position in respect of the dispute and a concise statement of the facts supporting it;

(iii)	each Party shall designate a person with sufficient authority to resolve the dispute for the purposes of negotiating and resolving the dispute; and

(iv)	such designees shall attempt to resolve the dispute through good-faith, responsive, timely and active negotiations.

16.2	Governing Law

This Agreement, the rights of the Parties under this Agreement, and any action in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement (whether at law or in equity, and whether sounding in contract or in tort or otherwise) will be construed, interpreted and enforced in accordance with the laws of France without giving effect to any choice of law or conflict of law provision or rule (whether of France or any other jurisdiction) that would cause the application of the law of any jurisdiction other than France.

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16.3	Arbitration

If such dispute remains unresolved twenty (20) Business Days after the date of delivery of the Initiating Document and a Party wishes to further pursue it, then, by way of written notice of any Party to the others, such dispute must be submitted to final, binding arbitration in accordance with the following provisions:

(i)	the arbitration will be conducted in the English language in Paris, France, under the Rules of Arbitration of the International Chamber of Commerce;

(ii)	the arbitration will be conducted by a single arbitrator appointed by the appointing authority unless the Parties agree otherwise in writing;

(iii)	each Party shall bear its own costs incurred in such arbitration and the Parties shall equally defray the fees and costs of the arbitrator and/or the appointing authority; and

(iv)	the arbitration will be private and confidential, and the arbitrator shall have the ability to award costs in its final and binding decision.

16.4	Applicability

Notwithstanding the foregoing:

(i)	except as otherwise provided in this Agreement, the arbitration procedures set out in Article 16.3 will not mandatorily apply to any dispute that affects any Party's right, title or interest in or to confidential information or the intellectual property, for which the pursuing Party(ies) may seek redress from the judicial system; and

(ii)	nothing in this Article 16 shall prevent any Party from seeking injunctive relief or specific performance in accordance with the terms of this Agreement or recourse under the indemnity provisions of Articles 14 and 15.

Article 17

OPERATIONAL CONTROL

17.1	Operational Control

The Air Carriers shall retain full and complete operational control and custody of the Aircraft at all times during the term of this Agreement (as defined in Applicable Laws). Accordingly, at any and all times the Aircraft are used by any Party hereunder, the Air Carriers shall have exclusive authority over initiating, conducting, and terminating any such flight(s), and any crewmember assigned to any such flight(s) shall be under the exclusive command and control of the Air Carriers.

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Article 18

BLADE TECHNOLOGY; INTELLECTUAL PROPERTY

18.1	Blade Booking Platform

At a time to be mutually agreed upon by the Parties, the Air Carriers shall transition the marketing and sale of Exclusive Air Transportation Services from the Air Carriers’ booking platforms to the Blade Parties’ and their Affiliates’ booking platforms, and once such transition is complete, the Air Carriers shall direct all Persons, including Existing Customers and New Customers, who search for, inquire about, request or attempt to purchase Exclusive Air Transportation Services, to the Blade Parties’ and their Affiliates’ booking platforms.

18.2	Blade Operator Dashboard

At a time to be mutually agreed upon by the Parties, the Blade Parties shall provide the Air Carriers with access to the Blade Parties’ proprietary dashboard, at the Blade Parties’ sole expense. The Blade Parties will train the Air Carriers’ scheduling and dispatching staff on how to use the operator dashboard to accept and decline Blade Flights, assign tail numbers of accepted Blade Flights, update flight status, and submit invoices. Once training is complete, the Air Carriers shall use the operator dashboard to accept or decline all Blade Flights requested by the Blade Parties.

18.3	Intellectual Property

During the Term, each of the Air Carriers and Blade Parties will grant each other a non-exclusive, non-assignable, non-sublicensable, royalty free, fully paid up, limited license to use and display their respective trademarks solely to the extent necessary to perform its obligations pursuant to the Agreement to which it is a party, subject to the respective Party’s prior written approval of each new proposed use, and compliance with such Party’s reasonable policies and limitations for trademark usage (including the right to inspect trademark usage), as may be provided from time to time.

Article 19

MISCELLANEOUS

19.1	Events of Force Majeure

Subject to Article 12 and Article 15.2, the Affected Party shall not be considered to be in default or breach of this Agreement, and shall be excused from performance or liability for damages to the other Non-Affected Party, if and to the extent it is delayed in or prevented from performing or carrying out any of its obligations under this Agreement arising out of or from any Event of Force Majeure, provided that the Affected Party shall notify the Non-Affected Party in writing as soon as reasonably practicable specifying the cause of the Event of Force Majeure, its rights and obligations that are affected by the Event of Force Majeure, and a good faith estimate of the time required to restore full performance of its obligations. The Affected Party shall not be entitled to suspend performance of its obligations in any greater scope or for any longer duration than is required by the Event of Force Majeure. The Affected Party shall use best efforts to mitigate the effects of an Event of Force Majeure, remedy its inability to perform, and resume full performance of its obligations under this Agreement.

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19.2	Representatives

Notwithstanding anything to the contrary in this Agreement, all employees and contractors of each Party shall remain and shall be deemed to be for all purposes, including all compensation and employee benefits purposes, employees and contractors of said Party (or independent contractors thereof), and shall not be considered for any purpose an employee or contractor of any other Party or any of their Affiliates.

19.3	Notices

All notices, requests, claims, demands and other communications provided under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery in person; (ii) on the first Business Day following the day on which the same has been sent (charges prepaid) by reputable national overnight air courier service for next day delivery; or (iii) on the date of transmission by e mail communication (in .pdf format) if transmitted prior to 5:00 p.m. (Paris time) on a Business Day (and otherwise on the first Business Day following such date), in each case to the other Parties at the address or e mail address, as applicable, as follows:

i.	if to either or both of the Blade Parties, to:

[Blade France]

[Address]

[City, Country, Postal Code]

Attn:

AND

[Blade Monaco]

[Address]

[City, Country, Postal Code]

Attn:

Email:

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with a copy (which shall not constitute notice to the Blade Parties) to:

Gibson, Dunn & Crutcher LLP

16, avenue Matignon

75008 Paris

France

Attn: Ariel Harroch, Partner

Email: aharroch@gibsondunn.com

AND

Holman Fenwick Willan LLP

25-27 rue d'Astorg

75008 Paris

France

Attn: Pierre Frühling, Partner

Email: pierre.fruhling@hfw.com

ii.	if to either or both of the Air Carriers, to:

[Monacair Transporteur]

[Heliport de Monaco

Avenue des Ligures

98000 Monaco]

Attn:
Email:

AND

[Héli Sécurité Transporteur]

[●]

with a copy (which shall not constitute notice to the Air Carriers) to:

[Law Firm]

[Address]

[City, Country, Postal Code]

Attn:
Email:

with a copy (which shall not constitute notice to any of the Air Carriers) to:

[●]

[●]

[●]

Attn: [●]

Email: [●]

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iii.	if to EOLA, to:

EOLA

2, rue de la Lüjerneta,

98000 Monaco]

Attn:
Email:

or to such other address or e-mail address, as applicable, as the Party to whom notice is given may have previously furnished to the other Parties in writing in the manner set forth above.

19.4	Confidentiality – Public Announcements

(i)	During the Term and for a period of [seven (7)] years following the Term, each Party shall not, and each Party shall cause its Affiliates and its Representatives not to, use for its or their own benefit, or divulge or convey to any Third Party, any Confidential Information (as defined below); provided, however, that any Party or its Affiliates may furnish such portion (and only such portion) of the Confidential Information (a) to any of its Affiliates, (b) in connection with such Party’s financial reporting processes in accordance with historical practice, (c) in connection with Party’ and its Affiliates’ tax returns and (d) as the Party or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or Order issued by a Governmental Entity; (ii) to the extent legally permissible and not inconsistent with such request, it notifies the other Party of the existence, terms and circumstances surrounding such request and consults with the other Party on the advisability of taking steps available under Applicable Laws to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent such other Party or such other Party’s relevant Affiliate from being held in contempt or becoming subject to any other penalty under applicable Laws. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Overall Transaction (other than data or information that is or becomes available to the public other than as a result of a breach of this Article 19.4 or is obtained by the relevant Party after the execution date of this Agreement from a third party under no obligation of confidentiality to the other Party or its Affiliates).

(ii)	Each Party undertake:

a)	that any communication, by any way whatsoever, whether provided by the Applicable Law or not, relating to this Agreement and more generally any document drafted in connection with the Overall Transaction, shall be subject to the mutual consent of the Parties;

b)	to hold, and to cause their respective representatives, advisors, employees and/or Affiliates to hold in strict confidence the existence, subject matter and contents of this Agreement and the Parties shall take all reasonable actions to ensure that no accidental or unauthorized disclosure of information relating thereto occurs; and

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c)	to refrain from (and to cause their respective representatives, advisors, employees and/or Affiliates to refrain from) issuing or causing the publication of any press release or other public announcement or public disclosure with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the relevant Party, which consent shall not be unreasonably withheld or delayed.

(iii)	In the event any press release, public announcement or other disclosure is required by Applicable Law to be made by the Party proposing to issue the same, such Party shall use its commercially reasonable endeavors to consult in good faith with the other Parties as to the timing, contents and manner of making any such press release, public announcement or other disclosure.

19.5	Partnership

Nothing in this Agreement shall create, or be deemed to create a partnership, joint venture or other relationship between the Parties other than the contractual relationship expressly provided for in this Agreement.

19.6	Third Parties

This Agreement does not and is not intended to confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Except for the Blade Indemnitees and the Air Carriers Indemnitees, no Person other than the Parties will be entitled to rely on the provisions of this Agreement in any Action, suit, proceeding, hearing or other forum.

19.7	No hardship

Each Party declares to assume all the risks arising from an unpredictable change of circumstances (changement de circonstances imprévisible) as a result of which implementing of this Agreement would become excessively onerous for such Party, and waives any right to make any claim under article 1195 of the French civil Code.

19.8	Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under Applicable Laws, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Laws, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and thereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under Applicable Laws, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby and thereby are consummated as originally contemplated to the greatest extent possible.

19.9	Amendment

Subject to Applicable Laws, this Agreement may be amended or modified only by written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in this Article 19.8 and any purported amendment by any Party effected in a manner which does not comply with this Article 19.8 shall be null and void.

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19.10	Waiver of Rights

Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

19.11	Advisors

The Parties hereby expressly declare that they have freely (i) determined the manner in which they wish to be legally advised for the purposes of the Overall Transaction and (ii) negotiated the terms and conditions of the Agreement and the Share Purchase Agreement (as well as all ancillary agreements and documents in the context of the Overall Transaction). An adviser to one Party shall not be considered as having advised the other Party(ies) even if such adviser had a deciding role in the drafting of any such agreement or document, neither shall such adviser be deemed to be the sole draftsman (rédacteur unique) of such documents, nor of any document attached as an exhibit or schedule thereto or of any related document. Each Party acknowledges that this Agreement cannot be considered as a contrat d’adhésion within the meaning of article 1110 of the French Code civil.

The Parties further represent that the provisions of this Agreement have, in accordance with the mandatory provisions of article 1104 of the French Code civil, been negotiated in good faith and attest that this Agreement reflects the balance requested by each of them.

19.12	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. No Party will be bound to this Agreement unless and until all Parties have executed and delivered a counterpart. Signature pages may be executed and delivered electronically using DocuSign, AdobeSign or other digital signature provider, or by wet ink signature captured on a portable document format (PDF) email attachment, and any signature pages so executed and delivered will be valid, binding and enforceable for all purposes.

19.13	Further Assurances

During the Term, each Party shall execute and deliver such documents and take such other actions as the other Parties reasonably request to fully consummate the transactions contemplated by this Agreement.

19.14	No Third-Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties, and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

[Remainder of page left intentionally blank. Signature page to follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on [●].

[Monacair Transporteur]	[Héli Sécurité Transporteur]

By:	By:
Name:	Name:
Title:	Title:

[Azur Transporteur]	[EOLA]

By:	By:
Name:	Name:
Title:	Title:

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IN WITNESS WHEREOF, the Parties have executed this Agreement on [●].

[Blade France 1]	[Blade France 2]

By:	By:
Name:	Name:
Title:	Title:

[Blade Monaco]

By:
Name:
Title:

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In presence of the following persons:

Mr. Marco Casiraghi	Mr. Pierre Casiraghi

/s/ Marco Casiraghi	/s/ Pierre Casiraghi

Mr. Andrea Casiraghi	Mr. John Elkann

/s/ Andrea Casiraghi	/s/ John Elkann

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And in presence of the following persons:

Blade Urban Air Mobility, Inc.		[Blade Europe]

By:	/s/ Melissa Tomkiel	By:
Name: Melissa Tomkiel		Name:
Title: President		Title:

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